As filed with the Securities and Exchange Commission on September 8, 2006

Registration No. 333-135851

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INNOPHOS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5169	20-1380758
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

259 Prospect Plains Road

Cranbury, New Jersey 08512

(609) 495-2495

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randolph Gress

Chief Executive Officer

Innophos Holdings, Inc.

259 Prospect Plains Road

Cranbury, New Jersey 08512

(609) 495-2495

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10023 Tel. (212) 446-4800 Fax (212) 446-4900	Peter M. Labonski Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022-4802 Tel.: (212) 906-1200 Fax: (212) 751-4864

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.001	$150,000,000	$16,050(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes shares of common stock issuable upon exercise of an over-allotment option granted to the underwriters.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2006

                     Shares

Innophos Holdings, Inc.

Common Stock

Prior to this offering there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $             and $             per share. We will apply to list our common stock on The New York Stock Exchange, or NYSE, under the symbol “IPI.”

We are selling              shares of common stock and the selling stockholders are selling              shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders. We intend to use the net proceeds from this offering to reduce existing indebtedness and to pay a dividend to our stockholders existing immediately prior to this offering, which includes certain of our executive officers and members of our board of directors.

The underwriters have an option to purchase a maximum of              additional shares from the selling stockholders to cover over-allotments of shares. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders pursuant to the underwriters’ over-allotment option.

Investing in our common stock involves risks. See “ Risk Factors” on page 12.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Innophos Holdings	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

Delivery of the shares of common stock will be made on or about                     , 2006.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Bear, Stearns & Co. Inc.

UBS Investment Bank

The date of this prospectus is                     , 2006.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

Dealer Prospectus Delivery Obligation

Until                     , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotments or subscriptions.

i

MARKET AND INDUSTRY DATA

Some of the market and industry data contained in this prospectus are based on independent industry publications or other publicly available information, while other information is based on internal studies. The information in this prospectus pertaining to market sizes, including product market sizes, has been provided by British Sulphur Consultants. Some of this information is not publicly available and was obtained by us from British Sulphur Consultants in return for a fee.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision and should be read together with the more detailed information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to “Innophos,” “the Company,” “the Issuer,” “we,” “our,” or “us” refer to Innophos Holdings, Inc., the issuer of the common stock offered hereby and its consolidated subsidiaries. “Holdings” refers to Innophos Holdings, Inc. alone, and “Innophos Investments” refers to Innophos Investments Holdings, Inc.

Our Company

We are the largest North American (United States, Canada and Mexico) producer of specialty phosphates, based on 2005 sales. Most specialty phosphates are highly customized, application-specific compounds that are engineered to meet customer performance requirements. Specialty phosphates are critical to the taste, texture and performance of foods, beverages, pharmaceuticals, oral care products and other applications. For example, specialty phosphates act as flavor enhancers in beverages, electrolytes in sports drinks, texture additives in cheeses, leavening agents in baked goods, calcium and phosphorus sources for nutritional supplements, pharmaceutical excipients and cleaning agents in toothpaste.

Our products are essential to the performance of our customers’ end products and require significant development, engineering and testing. In the case of food, beverage and pharmaceutical products, our production facilities must comply with the stringent standards of the U.S. Food and Drug Administration, or FDA, or U.S. Department of Agriculture, or USDA. We maintain long-standing relationships, most spanning decades, with blue-chip customers such as Kraft Foods, Inc., Ecolab Inc. and Albemarle Corporation, and chemical distributors such as Univar USA, Inc., Univar Canada, Ltd. and Brenntag North America, Inc. We work closely with these and our other customers to design customized products that meet application-specific performance and quality requirements, nevertheless our products generally represent a small portion of our customers’ total input cost. As a result, specialty phosphates customers incur high costs to switch suppliers which creates significant barriers to entry for new suppliers.

Management believes that we are the overall lowest-cost producer of specialty phosphate salts and acids in North America as a result of our large scale and proprietary manufacturing technology. In addition, we benefit from an efficient manufacturing footprint. Our manufacturing and distribution facilities are strategically located close to our customers to minimize transportation costs, and our largest manufacturing facility is located in Mexico, a low-cost region within North America.

For the twelve month period ending June 30, 2006, we generated net sales and EBITDA of $532.9 million and $91.5 million, respectively.

Our Product Lines

We have three principal product lines: Specialty Salts and Specialty Acids, Purified Phosphoric Acid, and Technical Sodium Tripolyphosphates, or STPP, and Other Products. We hold the number one or number two market position in each of our principal product lines. Our products serve diverse end-use markets exhibiting stable demand growth. These markets are also characterized by a high degree of customer loyalty due to the technical complexity of our customized formulations as well as the significant production disruption and costs certain of our customers would experience if they were to switch to another supplier.

The following table identifies the principal applications of our product lines:

Principal Product Lines and Applications

	Specialty Salts and Specialty Acids	Purified Phosphoric Acid	STPP and Other Products
% of 2005 Net Sales	53%	22%	25%

Principal Applications

•      Bakery, dairy, meat and seafood products

•      Pharmaceutical excipients and nutritional supplements

•      Oral care products

•      Water treatment and metal finishing

•      Specialty fertilizers

•      Asphalt modification

•      Petrochemical catalysis

•      Semiconductor chip manufacturing

		• Beverage flavor enhancer • Water treatment • Metal treatment	• Auto-dishwashing • Home laundry detergents • Industrial and institutional cleaners • Fertilizers

Our Industry

According to estimates by British Sulphur Consultants, the North American specialty phosphates market generated approximately $1.4 billion in total sales in 2005. This specialty niche historically represents approximately 20% of the overall phosphate market, the rest of which is comprised of more commodity-like items such as fertilizers. Highly engineered Specialty Salts and Specialty Acids represented approximately $700 million, or 49%, of the total North American specialty phosphates market, Purified Phosphoric Acid represented approximately $400 million, or 28%, and STPP represented approximately $340 million, or 23%. Overall, specialty phosphate demand has grown approximately 2% per annum over the last five years, on a volume basis.

Over the past decade, fundamentals in the North American specialty phosphates market have improved. The marketplace for each of our product lines has seen consolidation to two key suppliers, while uneconomic capacity has been eliminated during this period. Most recently, Astaris closed three manufacturing plants that produced purified phosphoric acid, specialty salts and STPP. This and previous capacity rationalizations have improved effective industry utilization rates from below 75% in 2001 to approximately 90% in 2005, across all major product categories. Further, imports have historically represented only a small portion of the North American specialty phosphates market, given high freight and logistical costs. Recently, import producers have been further disadvantaged by increasing costs of transportation and logistics and the depreciation of the U.S. dollar relative to other currencies.

The North American specialty phosphates market has entered an environment of stability and favorable market pricing. During the past several years, we have realized price increases that have been broadly accepted by customers and which have offset any increases in input costs to us during this period. Nevertheless, we believe current pricing and capacity utilization levels do not support the economic expansion of specialty phosphates capacity.

Key Competitive Strengths

The following competitive strengths have contributed to our market leadership position and our ability to generate strong cash flow. We expect these strengths to continue to support our leadership position and growth in the future:

Leading Market Positions in Specialty Products. We are the largest specialty phosphates producer with what we believe to be the broadest specialty phosphates product offering in North America. The following table highlights our leading positions:

Products	2005 North American Market Position
Specialty Salts(1)	# 1
Specialty Acids(1)	# 1
Purified Phosphoric Acid(2)	# 1
STPP(1)	# 2

(1) Source: British Sulphur Consultants, based on sales.

(2) Source: British Sulphur Consultants and management estimates, based on production volume.

High Customer Switching Costs. Our specialty phosphates are characterized by significant costs for our customers to switch to new suppliers. Our products are essential to the performance of our customers’ end-products but represent only a small portion of their total input costs. In order to change its process or switch specialty phosphate suppliers, a customer often must conduct trials to validate the change or new material under stringent quality assurance processes which often include compliance with regulatory requirements, such as those of the FDA or USDA, industry standards and internal protocols. In some instances, we estimate that it can take up to 18 months to complete a single customer approval process or for a customer to qualify a new specialty phosphate supplier.

Significant Barriers to Entry. The specialty phosphates market benefits from certain financial, logistical, technological and service oriented characteristics that create meaningful barriers to entry:

•	Technical complexity—the technological aspects involved in developing highly specialized and tailored phosphate products demand reliance on a complex and highly sophisticated technology foundation, including application know-how and technical services.

•	High capital costs—specialty phosphate capacity is difficult to add and requires large capital investments. We estimate that building world-scale specialty phosphate capacity similar to our Coatzacoalcos, Mexico facility requires capital investment greater than $300 million and three-to-four year lead times.

•	Infrastructure barriers—customers typically require suppliers to provide significant sales and support infrastructure including technical services and just-in-time delivery capabilities. In addition, logistical challenges, high freight costs and currency risks impose significant barriers to producers outside of North America.

Stable End-Markets Demand Growth. Our principal products are used as critical and value-enhancing ingredients in a variety of end-markets which exhibit stable demand growth. Specialty phosphates are application-specific and act as critical ingredients in a variety of end-uses. Our end-markets, which include food, beverages, cleaners, pharmaceutical, nutritional supplements and water treatment, are traditionally recession-resistant and have exhibited stable demand growth throughout economic cycles.

Low-Cost Structure. Management believes that we are the overall lowest-cost producer of specialty phosphate salts and acids in North America as result of our large scale and proprietary manufacturing technology. In addition, we benefit from an efficient manufacturing footprint. Our manufacturing and distribution facilities are strategically located close to our customers to minimize transportation costs, and our largest manufacturing facility is located in Mexico, a low-cost region within North America.

Experienced and Incentivized Management Team with a Strong Operating Record. We have a highly capable and internationally experienced management team. Led by CEO Randy Gress, our senior management team averages over 15 years of chemical industry experience. Our management team has established our Company as an industry leader, and we believe management will continue to capitalize on earnings growth opportunities. Prior to the consummation of this offering, our directors, executive officers and employees own approximately 1.1% of the capital stock of the Company and have been granted stock options that, subject to vesting requirements, represent approximately 8.4% of the capital stock of the Company.

The combination of our leading market positions, high customer switching costs, significant barriers to entry, low-cost position and experienced management provides us with a strong and sustainable competitive advantage.

Business Strategy

Our strategic objective is to build on our strengths to selectively expand our market leadership, maintain our low-cost position and generate significant cash flow.

Grow Our Market Share. We plan to grow our market share through a focus on higher growth specialty products, penetration into new geographic markets and innovative new product applications.

•	Target high growth niches—a number of segments we participate in are expected to grow faster than the overall market. We are targeting these niches through superior product innovation and continued collaboration with key customers.

•	Develop new innovative products for unmet customer needs—we plan to leverage our extensive experience in Specialty Salts and Specialty Acids engineering and customization to provide our customers with new value-creating products for their applications. Our research scientists and product engineers are continually working with end-customers to both improve existing products and to develop state of the art applications for new products.

•	Further penetrate faster-growing geographic markets—we believe our existing portfolio of proprietary products will support further penetration into faster-growing export markets such as China and South America. For example, we have recently introduced two proprietary products into the Chinese market and demand for these products has exceeded our expectations.

Strengthen Our Low-Cost Position. We have a solid historical track record of improving our cost structure and expect to continue executing cost structure improvements. As part of this ongoing process, we have currently identified numerous optimization opportunities such as improving the integration of our Mexican and U.S. manufacturing network and reducing specific fixed cost elements, that we believe will result in approximately $12 million to $15 million of annual cost savings within the next two-to-three years.

Reduce Financial Leverage. We intend to reduce our financial leverage with a significant portion of the net proceeds from this offering and we are focused on using a significant portion of our future net operating cash flows to further repay indebtedness.

Risk Factors

Despite our competitive strengths discussed elsewhere in this prospectus, investing in our common stock involves substantial risk. In addition, our ability to execute our strategy is subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Before you invest in our common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

Principal Stockholder

Prior to the consummation of this offering, funds associated with Bain Capital Partners, LLC, which we refer to collectively herein as Bain Capital, own approximately 98.5% of our common stock. Founded in 1984, Bain Capital is a leading global investment firm managing more than $37 billion in assets through its affiliated investment advisers, including private equity, venture capital, high-yield debt and public equity, and has more than 220 investment professionals. Since its inception in 1984, the firm’s private equity adviser and its predecessors have raised nine private equity funds and have made investments in, and add-on acquisitions of, more than 230 companies. Headquartered in Boston, the firm also has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.

Our Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 259 Prospect Plains Road, Cranbury, New Jersey 08512 and our telephone number is (609) 495-2495. Our website address is http://www.innophos.com. We do not incorporate the information on our website into this prospectus and you should not consider it part of this prospectus.

THE OFFERING

Issuer	Innophos Holdings, Inc.

Common stock offered by the issuer	shares of common stock.

Shares of common stock offered by the selling stockholders	shares of common stock.

Common stock	Immediately following the consummation of this offering, we will have one class of common stock outstanding.

As used in this prospectus, the term “common stock,” when used in reference to our capital structure before the filing of our Second Amended and Restated Certificate of Incorporation, means the Class A and Class L common stock, and, when used in reference to our capital structure following the filing of such certificate, means the common stock, unless otherwise specified.

Use of proceeds

We intend to use the net proceeds from this offering to reduce existing indebtedness and to pay a dividend to our stockholders existing immediately prior to this offering. In addition, we expect to pay approximately $12.0 to $13.0 million of the proceeds of this offering to Bain Capital in connection with the termination of their advisory agreement with us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including pursuant to the underwriters’ option to purchase additional shares.

Dividend policy

Our board of directors is expected to adopt a dividend policy, effective upon the closing of this offering, which reflects its judgment that our stockholders would be better served if we distributed to them, as quarterly dividends payable at the discretion of our board of directors, a portion of the cash generated by our business in excess of our expected cash needs rather than retaining it or using the cash for other purposes. Our expected cash needs include operating expenses and working capital requirements, interest and principal payments on our indebtedness, capital expenditures, incremental costs associated with being a public company, taxes and certain other costs.

Since we are a holding company, substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries. Accordingly, our earnings and cash flow and our ability to pay dividends are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends.

Our ability to pay dividends will be restricted by current and future agreements governing our debt, including the indentures governing Innophos, Inc.’s $190.0 million of Senior Subordinated Notes, or the Senior Subordinated Notes, Innophos Investments’ $120.0 million of

Floating Rate Senior Notes due 2015, or the Floating Rate Senior Notes, and by Delaware law. In addition, our senior secured credit agreement generally restricts Innophos, Inc.’s ability to pay dividends except to enable Innophos Investments or Holdings to pay corporate overhead expenses incurred in the ordinary course of business not to exceed $500,000 in any fiscal year (or, following an initial public offering of the capital stock of Holdings, $1,500,000 in any fiscal year).

See “Risk Factors—Risks Relating to Our Common Stock and this Offering—We may be restricted from paying cash dividends on our common stock in the future” and “Dividend Policy.”

NYSE Symbol	“IPI”

Risk factors

For a discussion of risks relating to our company, our business and an investment in our common stock, see “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Unless we specifically state otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase              shares; if the underwriters exercise their over-allotment in full, the number of shares of our common stock outstanding after the offering will be                      irrespective of the initial offering price per share of our common stock offered hereby.

Summary Historical and Other Financial Data

The following table presents our summary historical and other financial data, which you should read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. The summary historical combined/consolidated financial data for the year ended December 31, 2005, for the periods August 14, 2004 to December 31, 2004 and January 1, 2004 to August 13, 2004 and for the year ended December 31, 2003 have been derived from our audited financial statements included elsewhere in this prospectus. The condensed historical unaudited financial data presented for the six-month periods ended June 30, 2005 and June 30, 2006 have been derived from our unaudited historical consolidated financial statements included elsewhere in this prospectus, which in our opinion contain all adjustments necessary for a fair statement of the interim financial data. The financial data for the twelve-month period ended June 30, 2006 has been derived from the aggregation of the financial statements for the year ended December 31, 2005 less the unaudited financial data for the six-month period ended June 30, 2005 plus the unaudited financial data for the six-month period ended June 30, 2006. Results for interim periods are not necessarily indicative of results that may be expected for a full fiscal year. Historical results are not necessarily indicative of the results expected in the future.

On August 13, 2004, Holdings acquired 100% of the common stock of Innophos, Inc., which, along with its subsidiaries, acquired from Rhodia, S.A. and its subsidiaries, or Rhodia, the specialty phosphate assets of Rhodia’s operations in the U.S., Port Maitland, Ontario and Mission Hills, Mexico, as well as the common stock of certain Mexican subsidiaries, which we collectively refer to herein as the Acquisition, pursuant to the purchase and sale agreement with Rhodia, or Rhodia Agreement. Our financial statements are presented under two different bases of accounting. All historical Rhodia activity up to and including August 13, 2004 under the predecessor basis is on a combined basis, and all Innophos activity from August 14, 2004 under the successor basis is on a consolidated basis.

	Combined Predecessor		Consolidated Successor
					(Unaudited)	(Unaudited)	(Unaudited)
	Year Ended December 31, 2003	January 1, through August 13, 2004	August 14, through December 31, 2004(8)	Year Ended December 31, 2005	Six Months Ended June 30, 2005	Six Months Ended June 30, 2006	Twelve Months Ended June 30, 2006
	(dollars in thousands, except per share data)
Statement of Operations Data:
Net Sales	$503,920	$332,721	$205,607	$535,499	$272,187	$269,616	$532,928
Costs of Goods Sold	422,914	277,014	177,568	443,254	223,865	224,363	443,752

Gross Profit	81,006	55,707	28,039	92,245	48,322	45,253	89,176
Operating Expenses:
Selling, General and Administrative	38,452	22,875	19,026	48,685	27,669	21,180	42,196
Research and Development	4,816	3,106	964	2,240	1,119	766	1,887
In-Process Research and Development	—	—	1,200	—	—	—	—
Goodwill Impairment(1)	17,600	—	—	—	—	—	—
Restructuring(2)	2,082	1,783	—	—	—	—	—
Asset Securitization	963	(66)	—	—	—	—	—

Total Operating Expenses	63,913	27,698	21,190	50,925	28,788	21,946	44,083
Income from Operations	17,093	28,009	6,849	41,320	19,534	23,307	45,093
Interest Expense	3,351	3,098	11,065	46,628	21,582	26,261	51,307
Foreign Exchange (Gains) Losses, Net	1,735	627	315	177	(40)	(204)	13
Other (Income) Expense, Net	146	22	(50)	(516)	(268)	(18)	(266)

Income (Loss) Before Income Taxes	11,861	24,262	(4,481)	(4,969)	(1,740)	(2,732)	(5,961)
Provision (Benefit) for Income Taxes	11,245	8,954	(3,706)	6,724	2,984	396	4,136

Net Income (Loss)	$616	$15,308	$(775)	$(11,693)	$(4,724)	$(3,128)	$(10,097)

Preferential Distribution to Class L Common Stockholders(3)	*	*	$4,788	$3,174	$2,281	$939	$1,833
Net (Loss) Attributable to Class A Common Stockholders(3)	*	*	$(5,563)	$(14,867)	$(7,005)	$(4,067)	$(11,930)

* Not applicable.

	Combined Predecessor		Consolidated Successor	Consolidated Successor
					(Unaudited)	(Unaudited)	(Unaudited)
	Year Ended December 31, 2003	January 1, through August 13, 2004	August 14, through December 31, 2004(8)	Year Ended December 31, 2005	Six Months Ended June 30, 2005	Six Months Ended June 30, 2006	Twelve Months Ended June 30, 2006
	(dollars in thousands, except per share data)
Per Share Data: Earnings (Loss) Per Share(3):
Basic
Class A	*	*	$(0.13)	$(0.34)	$(0.16)	$(0.09)	$(0.27)
Class L	*	*	$0.98	$0.65	$0.47	$0.19	$0.38
Diluted
Class A	*	*	$(0.13)	$(0.34)	$(0.16)	$(0.09)	$(0.27)
Class L	*	*	$0.98	$0.65	$0.47	$0.19	$0.38

Weighted Average Shares Outstanding(3):
Basic
Class A	*	*	43,944,074	43,975,433	43,975,433	43,965,374	43,970,404
Class L	*	*	4,882,676	4,886,161	4,886,161	4,885,044	4,885,602
Diluted
Class A	*	*	43,944,074	43,975,433	43,975,433	43,965,374	43,970,404
Class L	*	*	4,882,676	4,886,161	4,886,161	4,885,044	4,885,602

	Year Ended December 31	Six Months Ended June 30,
	2005	2005	2006
(Unaudited)
	Successor	Successor

Pro Forma Income Statement Data(9):
Pro Forma Net Income	$	$	$
Pro Forma Earnings (Loss) Per Share-Basic Common Stock
Pro Forma Earnings (Loss) Per Share-Diluted Common Stock
Weighted Average Common Shares Outstanding:
Basic
Diluted

	Combined Predecessor		Consolidated Successor	Consolidated Successor
					(Unaudited)	(Unaudited)	(Unaudited)
	Year Ended December 31, 2003	January 1, through August 13, 2004	August 14, through December 31, 2004(8)	Year Ended December 31, 2005	Six Months Ended June 30, 2005	Six Months Ended June 30, 2006	Twelve Months Ended June 30, 2006
Other Data:	(dollars in thousands)
Cash Flows Provided by (Used in):
Operating Activities	$26,348	$44,095	$(5,375)	$46,058	$17,483	$17,386	$45,961
Investing Activities	(12,673)	(2,633)	(486,432)	(10,862)	(3,830)	(5,439)	(12,471)
Financing Activities	(10,330)	(43,287)	503,052	13,445	19,499	(19,000)	(25,054)
Cash Interest Paid	3,351	3,098	3,095	30,907	13,975	17,108	34,040
Cash Income Taxes Paid	—	—	708	6,026	3,767	6,395	8,654
Capital Expenditures	13,107	2,745	4,046	10,862	3,830	5,439	12,471
EBITDA(4)(5)(6)	64,640	50,368	23,570	87,591	42,365	46,301	91,527

* Not applicable.

	Consolidated Successor
	As of June 30, 2006	As of June 30, 2006
	(Unaudited)	(As Adjusted)(9)
Balance Sheet Data:	(dollars in thousands)
Accounts Receivable(7)	$55,578	$
Inventories	75,760
Property, Plant & Equipment, Net	288,395
Total Assets	613,556
Total Debt	518,380
Total Stockholder’s Equity	7,657

(1)	Represents the non-recurring and non-cash impairment write-down of goodwill at our Mexican subsidiaries pursuant to SFAS No. 142, “Goodwill and Other Intangibles,” as of December 31, 2003.

(2)	Restructuring costs primarily represent employee termination costs and relate to the following items:

(a)	$2.1 million in 2003 primarily for the headcount reduction of (i) 38 individuals at our Chicago Heights facility in connection with the outsourcing of certain distribution and packaging operations and (ii) 24 individuals in our Mexican operations as we positioned ourselves as a stand-alone company,
(b)	$1.8 million in the first 7.5 months of 2004 primarily relating to (i) headcount reductions at our Cranbury headquarters relating to the restructuring of our company to a product-focused organization and (ii) the elimination of seven individuals at our Chicago Heights facility relating to the aforementioned initiatives, and
(c)	$0.1 million from August 14, 2004 to December 31, 2004 related to three individuals at our Mexican operations.

(3)	We have not reflected any distributions or other amounts attributable to common stock including an earnings per share calculation for the predecessor period given the different basis of accounting between predecessor and successor period and that the predecessor had not issued any common stock or potential common stock.

(4)	EBITDA is a primary component of certain covenants under our senior secured credit facility and is defined as net income (loss) before interest expense, income taxes, depreciation and amortization including asset impairment charges. We believe that EBITDA is useful to investors as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. EBITDA as presented in this prospectus is not necessarily comparable to similarly titled measures reported by other companies.

(5)	The following table presents a reconciliation of net income to EBITDA for the periods included below:

	Combined Predecessor		Consolidated Successor	Consolidated Successor
					(Unaudited)	(Unaudited)	(Unaudited)
	Year Ended December 31, 2003	January 1, through August 13, 2004	August 14, through December 31, 2004(8)	Year Ended December 31, 2005	Six Months Ended June 30, 2005	Six Months Ended June 30, 2006	Twelve Months Ended June 30, 2006
	(dollars in thousands)
Reconciliation of Net Income (Loss) to EBITDA:
Net Income (Loss)	$616	$15,308	$(775)	$(11,693)	$(4,724)	$(3,128)	$(10,097)
Provision (Benefit) for Income Taxes	11,245	8,954	(3,706)	6,724	2,984	396	4,136
Interest Expense	3,351	3,098	9,994	42,986	20,008	24,062	47,040
Amortization of Deferred Financing Charges	—	—	1,070	3,642	1,574	2,199	4,267
Goodwill Impairment	17,600	—	—	—	—	—	—
Depreciation and Amortization	31,828	23,008	16,987	45,932	22,523	22,772	46,181

EBITDA(6)	$64,640	$50,368	$23,570	$87,591	$42,365	$46,301	$91,527

(6)	Included in EBITDA are the following unusual items of (expense) income:

	Consolidated Successor
	Year Ended December 31, 2005	(Unaudited) Six Months Ended June 30, 2005	(Unaudited) Six Months Ended June 30, 2006	(Unaudited) Twelve Months Ended June 30, 2006
	(dollars in thousands)
Advisory Fees Paid to Sponsor(a)	$(3,285)	$(2,304)	$(1,023)	$(2,004)
Mexican Statute Change(b)	2,150	—	—	2,150
Separation Consulting Fees, Professional Fees, and Other Costs(c)	(5,088)	(3,732)	(1,960)	(3,316)
Major Planned Non-Annual Maintenance(d)	(3,030)	(1,860)	(3,402)	(4,572)
CNA Litigation(e)	(1,830)	(1,265)	(144)	(709)
Other(f)	(470)	(37)	—	(433)

Total Unusual Items of (Expense) Income Included in EBITDA	$(11,553)	$(9,198)	$(6,529)	$(8,884)

(a)	Advisory Fees relates to an advisory agreement with Bain Capital for general executive and management services as well as merger, acquisition and divestiture assistance and analysis of financial alternatives. In exchange for these services, Bain Capital receives an annual advisory service fee of $2.0 million plus transaction related fees and reasonable out of pocket expenses. The 2005 fee of $3.3 million included $1.2 million relating to our February 2005 leveraged recapitalization.

(b)	Mexican Statute Change represents a non-cash benefit related to a Mexican benefits reserve adjustment as a result of changes in the law governing such benefits.

(c)	Separation Consulting Fees, Professional Fees and Other Separation Costs represents fees for information technology, tax compliance, and other expenses incurred in conjunction with our transition to a stand-alone entity post-separation from Rhodia. This adjustment also includes fees (primarily legal and accounting) incurred in conjunction with the registration of our Senior Subordinated Notes and Floating Rate Senior Notes.

(d)	Major Planned Non-annual Maintenance Expenses represents expense items for planned non-annual major maintenance projects. During the years 2003, 2004, and 2005, Innophos had a total of $7.3 million in major planned non-annual maintenance expense. This reflects an average expense rate of $2.4 million per year, or $0.6 million per quarter. The above table reflects the expenses as reported.

(e)	CNA Litigation relates to legal costs associated with our CNA claim.

(f)	Other includes charges recorded for estimated environmental remediation costs at our Nashville site as well as other small non-recurring expenses.

(7)	Accounts receivable does not include the unretained portion of gross accounts receivable that had been sold under the Rhodia asset securitization program as follows:

	Combined Predecessor	Consolidated Successor
	As of December 31,			As of June 30,
	2003	2004	2005	2006 (Unaudited)
	(dollars in thousands)
Gross Accounts Receivable	$71,231	$66,324	$55,842	$55,578
Unretained Portion	18,542	—	—	—

Accounts Receivable	$52,689	$66,324	$55,842	$55,578

(8)	The successor period reflects the application of purchase accounting in accordance with SFAS No. 141, “Business Combinations.”
(9)	Adjusted to give effect to this offering and application of the proceeds used to pay down indebtedness as described in “Use of Proceeds” as if they had occurred on June 30, 2006. A $1.00 increase/(decrease) in the assumed initial public offering price of $ per share would increase/(decrease) the net proceeds from this offering by $ million.

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. Before investing in our common stock you should consider carefully the following risks, together with financial and other information contained in this prospectus. If any of the following risks or uncertainties actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of the money you paid to buy our common stock.

Risks Related to Our Business

We depend to a significant extent on the availability and pricing of certain raw materials. Any interruption in, or increase in pricing of, our supply of raw materials could adversely affect our business and operating results.

Our principal raw materials consist of merchant green acid, purified phosphoric acid, phosphate rock and energy (principally natural gas). Our raw materials are generally purchased pursuant to long-term supply contracts which are typically priced according to predetermined formulae based on available price indices or market prices. We do not typically engage in futures or other derivatives contracts to hedge against fluctuations in future prices. In many cases, our contracted selling prices for our products are fixed for a period of one year, which increases our exposure to volatility in raw materials prices.

Various market conditions can impact the price and supply of our raw materials. Because phosphate rock is also used globally for fertilizer production, the cost of this material is mainly driven by demand conditions in the fertilizer market and freight costs, which are volatile. We obtain phosphate rock from Office Cherifien des Phosphates, or OCP, a state-owned mining company in Morocco. Supply of phosphate rock could be affected by political unrest in Morocco or the Western Sahara, where OCP operates mines.

Natural gas prices have experienced significant volatility in the past several years. Wide fluctuations in natural gas prices may result from relatively minor changes in the supply of and demand for natural gas, market uncertainty, and other factors that are beyond our control, such as:

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes; and

•	political instability and terrorist activities within OPEC member states.

In addition, natural gas is often a substitute for petroleum-based energy supplies and natural gas prices are positively correlated with petroleum prices. Future increases in the price of petroleum (resulting from increased demand, political instability or other factors) may result in significant additional increases in the price of natural gas. We typically purchase natural gas at spot market prices for use at our facilities. From time to time, we enter into longer term, fixed-price natural gas contracts, which serve to reduce some of the volatility in the price.

Most of our raw materials are supplied to us by either one or a small number of suppliers. In addition, certain of our suppliers rely, in turn, on sole or limited sources of supply for raw materials included in their products. Failure of our suppliers to adjust to meet increasing or changes in demand may prevent them from continuing to supply raw materials in the quantities and the quality and at the times we require, or at all. Our inability to obtain sufficient quantities of sole or limited source raw materials or to develop alternative sources if required could result in delays and increased costs in our operations or our inability to properly maintain our existing level of operations. Such occurrences could have a material adverse effect on our business, financial condition and results of operations.

The results of certain of our businesses are significantly dependent on long-term contractual arrangements with suppliers.

The results of certain of our business activities depend on long-term or renewable contracts. In particular, we rely to a significant degree on single-source supply contracts. In certain cases these contractual relationships may be with a relatively limited number of suppliers. Although most of our major supplier relationships are typically the result of multiple contractual arrangements of varying terms, in any given year certain of these contracts may come up for renewal. We cannot guarantee that we will be able to renew these contracts on acceptable terms, which could adversely affect our results of operations or financial condition. In addition, from time to time, we enter into toll manufacturing agreements or other arrangements to produce minimum quantities of product for a certain number of years. If we experience delays in delivering such product, we may be subject to contractual liabilities, which could have a material adverse effect on our business, financial condition and results of operations.

Pricing pressures by our customers and increased competition may adversely affect our results of operations.

We have in the past experienced pricing pressure from customers in the markets in which we compete. We took steps to reduce costs and resist possible price reductions; however, price reductions have in the past impacted our sales and profit margins. If we are not able to offset future price pressure through improved operating efficiencies and reduced expenditures, price reductions may have a material adverse effect on our results of operations.

We face significant competition in each of our markets. In the specialty chemicals industry, competition is based upon a number of considerations, including product differentiation and innovation, product quality, and supply reliability. In addition, in some markets, our products are subject to price competition due to factors such as competition from low-cost producers, import competition, excess industry capacity and consolidation among our customers and competitors. New products or technologies developed by competitors may also have a material adverse impact on our competitive position. Recently announced expansions, such as the startup of a fourth production train of purified phosphoric acid by PCS in 2006, ICL’s ammonium phosphates plant in Israel, and others as they may develop, may have a negative impact on our performance.

Our inability to anticipate, respond to or utilize changing technologies could have a material adverse effect on our business and results of operations.

Our future operating results will depend to an extent on our ability to continue to introduce new products and applications that offer distinct value for our customers. Many of our products could be affected by technological change and new product introductions and enhancements. For example, technical grade STPP (used as a builder in auto-dishwasher detergents) may be substituted by a new builder, Specialty Acids products, such as Polyphosphoric Acid (used in asphalt modification applications), may be substituted by low-cost polymers, or Specialty Salts products, such as Calcium Phosphates (used in Calcium fortification), may be substituted by other sources of Calcium such as Calcium Carbonate. We expect to continue to enhance our existing products, to identify, develop, and manufacture new products with improved capabilities, and to make improvements in our productivity in order to maintain our competitive position. We intend to devote resources to the development of new technologically advanced products and systems and to continue to devote a substantial amount of expenditures to the research and development functions of our business. However, we cannot assure you that:

•	we will be successful in developing new products or systems or bringing them to market in a timely manner;

•	products or technologies developed by others will not render our offerings obsolete or non-competitive;

•	our customers will not substitute our products with competing products or alternate technology;

•	the market will accept our innovations; or

•	our competitors will not be able to produce our core non-patented products at a lower cost.

In connection with the Acquisition, we entered into the Rhodia Agreement and various supply and sales agency arrangements with Rhodia and its affiliates. We rely, to a significant extent, on Rhodia’s ability to perform its obligations under these agreements.

Rhodia has put a restructuring plan in place in an effort to reduce its overall leverage and improve its balance sheet. Rhodia’s ability to meet its financial obligations and to finance its operations depends on the success of its restructuring plan and its ability to refinance debt maturing in the medium-term, which will depend on its ability to secure new sources of financing.

We cannot provide you with any assurance that Rhodia’s restructuring efforts will ultimately be successful. If Rhodia were to become insolvent or were to file for bankruptcy protection, we cannot assure you that Rhodia would continue to perform all of its obligations under our agreements with them. Such non-performance could include the failure to:

•	indemnify us or provide required security for substantial Mexican Tax obligations (see “Business—Claims and Legal Proceedings”),

•	indemnify us for other obligations, including environmental liabilities, liabilities that Rhodia retained or other tax obligations, under the Rhodia Agreement, or

•	pay to us significant amounts which Rhodia collects as our sales agent in the pharmaceutical end-use market.

Such non-performance could have a material adverse effect on our business, financial condition and results of operations. See “Certain Relationships and Related Transactions.”

Because our historical financial information may not be representative of our results as a combined entity, you have limited financial information on which to evaluate our business.

We have had a very limited history of functioning as a stand-alone entity and our operations were not previously managed on a stand-alone basis. As a stand-alone entity, we no longer enjoy many of the benefits associated with being part of the Rhodia organization, such as research and development resources, marketing organization, and managerial expertise. Our prospects should be considered in light of the numerous risks commonly encountered in new stand-alone organizations, such as significant business disruptions including customer defections or supply disruptions, increased operating expenses, or other risks that we cannot anticipate. The historical financial statements presented in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we operated on a stand-alone basis and may not be indicative of what our results of operations, financial position and cash flows will be in the future.

We have identified material weaknesses in our internal control over financial reporting.

As of June 30, 2006, we completed an evaluation under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on this evaluation, our principal executive officer and principal financial officer concluded that, as a result of the material weaknesses described below, our disclosure controls and procedures were not effective as of June 30, 2006. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Management has concluded that we have the following material weaknesses:

•	We do not have effective controls over access to key financial systems and data, including formal procedures over recording and approving non-standard journal entries. Specifically, effective controls are not designed and in place to appropriately segregate the initiation, authorization and recording duties within the organization.

•

We do not have effective controls to ensure accuracy and completeness of accounting entries primarily relating to cut-off of certain revenue and expenditure activity. Specifically, we do not have controls designed and in place to ensure that written policies and procedures related to cut-off activities are sufficient. This control deficiency resulted in audit adjustments impacting the fourth quarter 2005 financial statements.

•	We do not have effective controls over the completeness and accuracy of income tax accounts as reported under generally accepted accounting principles, including calculations of deferred tax assets and liabilities and income tax expense. Specifically, we do not have personnel with the appropriate level of technical tax experience and training necessary to ensure that our income tax accounts were in accordance with U.S. generally accepted accounting principles.

Each of these control deficiencies could result in a misstatement of significant accounts and disclosures that would result in a material misstatement to our interim or annual consolidated financial statements that would not be prevented or detected. Management also recognizes that it will need to enhance its reporting processes and implement additional financial and management controls.

For the year ending December 31, 2007, pursuant to Section 404 of the Sarbanes-Oxley Act, management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting and our auditors will be required to deliver an attestation report on management’s assessment of, and operating effectiveness of, internal controls over financial reporting. We have a substantial effort ahead of us to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their functionality. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404.

Upon completion of this offering, we will have had limited operating experience as a stand-alone entity and with the remedial measures which we have made to date. We cannot provide assurance that the measures we have taken to date or any future measures will adequately remediate the material weaknesses. In addition, we cannot be certain that additional material weaknesses in our internal control over financial reporting will not be discovered in the future. Any failure to implement the new or improved controls in order to remediate the material weaknesses, or any difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations that will be required when the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002 becomes applicable to us.

We may be adversely affected by environmental, safety, and production and product regulations or concerns.

Our operations, which involve the use, handling, processing, storage, transportation, and disposal of hazardous materials, are subject to extensive and frequently changing environmental regulation and periodic inspection by federal, state, and local authorities, including the U.S. Environmental Protection Agency, or EPA, and the FDA, as well as regulatory authorities with jurisdiction over our foreign operations. Our operations also expose us to the risk of claims for environmental remediation and restoration or for exposure to hazardous materials. Our production facilities require various operating permits that are subject to renewal or modification. Violations of environmental laws, regulations, or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages, the rescission of an operating permit, third-party claims for property damage or personal injury, or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

Maintaining compliance with health and safety and environmental laws and regulations has resulted in ongoing costs for us, and could restrict our ability to modify or expand our facilities or continue production, or require us to install costly pollution control equipment or incur significant expenses, including remediation costs.

Currently, we are involved in several compliance and remediation efforts and agency inspection matters concerning health and safety and environmental matters. In addition, we could incur significant expenses pursuant to new laws, regulations or governmental policies, or new interpretations of existing laws, regulations or governmental policies, or as a result of the development or discovery of new facts, events, circumstances or conditions at any of our facilities, including, for example, if we were required to specially manage certain hazardous or non-hazardous materials that are presently exempt from regulation, or wastes from the processing of phosphate rock (such as gypsum stack material), that we currently store on-site.

The EPA has indicated that compliance at facilities in the phosphate industry is a high enforcement priority. In 2004, the EPA conducted a multi-media inspection and in 2005 asked follow-up questions regarding compliance with air, water and hazardous waste regulations at our Geismar, Louisiana plant. In August 2006, we received a report in connection with that inspection identifying certain areas of concern raised by the EPA regarding the compliance status of certain co-products, materials and wastes under the EPA’s hazardous waste regulations. Management believes that we operate our Geismar facility in material compliance with all applicable environmental laws and regulations, including those of the EPA, and will respond to the report correcting errors, providing additional information and explaining why our operations meet all applicable regulations or qualify for certain exemptions or exclusions.

Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities, and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. Many of our sites have an extended history of industrial use. Soil and groundwater contamination have been detected at some of our sites, and additional contamination might occur or be discovered at these sites or other sites (including sites to which we may have sent hazardous waste) in the future. We continue to investigate, monitor or clean-up contamination at most of these sites. Due to the uncertainties associated with environmental investigations and clean-ups and the ongoing nature of the investigations and clean-ups at our sites, we are unable to predict precisely the nature, cost, and timing of our future remedial obligations with respect to our sites.

Finally, certain additional product regulations may be implemented in the future. In particular, certain jurisdictions have threatened to further regulate or ban the use of phosphate-based products in auto-dishwashing detergents. Washington State has recently enacted such legislation, effective in several counties in 2008 and state-wide in 2010. Such a ban, if instituted in multiple jurisdictions or throughout the U.S., could have a material adverse impact on our business. In addition, although phosphates have already been banned in home laundry detergents in the U.S., phosphates are still permitted for such applications in many Latin American regions. However we cannot assure you that such a ban may not be implemented in some or all of these Latin American markets in the future.

We may be held liable for certain tax claims by the National Waters Commission of Mexico for which we might not receive indemnification or that Rhodia might not be able to pay.

On November 1, 2004, our Mexican subsidiary, Innophos Fosfatados, received notice of claims from the Tax Audit and Assessment Unit of the National Waters Commission, or CNA, demanding payment of governmental duties, taxes and other charges for failure to have certain permits allowing extraction of salt water for processing, or Salt Water Claims, and for the underpayment of governmental duties, taxes and other charges for the extraction and use of fresh water from national waterways from 1998 through 2002 at our Coatzacoalcos manufacturing plant, or Fresh Water Claims.

•	At current exchange rates, as of August 16, 2006, the CNA claims as initially assessed, including claims for interest, inflation, surcharges and penalties under the Mexican Federal Tax Code, total approximately $139.3 million (comprised of approximately $108.2 million on Salt Water Claims and $31.1 million on Fresh Water Claims).

•	We believe that we are indemnified against such CNA claims under the terms of the Rhodia Agreement. We sued Rhodia in New York State Court to enforce our indemnification rights. On June 13, 2005, the court entered an order that would require Rhodia to fully indemnify us for the CNA claims and to pledge any necessary security to guarantee the claims to the Mexican government. Rhodia has appealed.

•	On August 29, 2005, CNA confirmed the Fresh Water Claims and ordered the revocation, on technical grounds, of the Salt Water Claims and reserved its right to issue new resolutions correcting the technical errors as to both the Fresh Water and Salt Water Claims. At present, the CNA’s assessment has thereby been reduced to approximately $31.1 million (comprised of $0 on the Salt Water Claims and approximately $31.1 million on the Fresh Water Claims) including claims for interest, inflation, surcharges and penalties. We have filed appeals.

•	Security for the full amount of the matter in dispute, which approximates $164.4 million at current exchange rates as of August 16, 2006, projected to February 2007, was required by June 17, 2005. In light of the recent technical revocation of the Salt Water Claims, we are advised that the amount of security required would be reduced to $35.7 million at current exchange rates as of August 16, 2006. Rhodia has acknowledged its obligation under the New York court’s ruling to post such security (subject to appeal), but is taking the position that security is not currently required.

•	In the event the Mexican Ministry of Finance determined that Innophos Fosfatados was not satisfying security requirements, the Ministry of Finance could seize certain of Innophos Fosfatados’ assets or appoint a surveyor with certain administrative powers over Innophos Fosfatados’ assets and operations to ensure compliance pending appeals.

•	A final determination of the matter may require appeals to the Mexican Supreme Court and possible remands to the CNA or to lower courts, which might continue for several years. In the event CNA were to issue a full set of new resolutions confirming the original Salt Water Claims and Fresh Water Claims and appeals were to be decided against us, we could be required to pay a judgment for the entire amount of the CNA claims. To the extent such judgments are not paid by Rhodia, this would be material to our results of operations, financial condition and cash flows. If such obligation were to fall upon us, at the present time we could not meet that obligation from our current assets, and would be required to raise sufficient capital or sell assets.

•	Furthermore, Rhodia has a significant amount of debt, a non-investment grade credit rating and has reported losses for the fiscal years 2003, 2004 and 2005. As a result, there can be no assurance that we will ultimately collect amounts due from Rhodia (whether partially or fully) under the indemnification rights in the Rhodia Agreement.

You should read the discussion under “Business—Claims and Legal Proceedings” for further information on these claims.

We may be required to pay certain duties and other charges that were temporarily exempted by the CNA, in the event the CNA finds that our Coatzacoalcos, Mexico plant operations failed to comply with a water recycling agreement by the December 31, 2004 deadline.

Innophos Fosfatados is the successor to an agreement with the CNA (originally entered into in 1997 by Albright & Wilson-Troy de Mexico, S.A. de C.V., succeeded in 2000 by Rhodia Innophos Fosfatados de Mexico, S.A. de C.V.) to construct a water recycling system to reduce water effluents into the Gulf of Mexico, to comply with applicable discharge limits and regulations and to reuse at least 95% of the water derived from the production processes at the Coatzacoalcos facility. The agreement with the CNA required such action plans be completed by December 31, 2004. Under the terms of the agreement and subject to compliance by Innophos Fosfatados, the CNA temporarily exempted Innophos Fosfatados from the payment of certain waste water discharge duties and related charges, which would normally have been payable.

All of the equipment to recycle water was in place and in operating condition as of December 31, 2004. On January 10, 2005, Innophos Fosfatados notified the CNA of its position that as of December 31, 2004, it complied with the applicable requirements of the agreement.

In 2005, Innophos Fosfatados received a government authorization known as a Concession Title (containing a waste water discharge permit and annexes known as Particular Discharge Conditions, or CPDs) granting the requested relief as to all discharge limits.

CNA regional officials may take the position that the applicable discharge limits with which Innophos Fosfatados was required to comply under the agreement will be determined by a previous set of CPDs, in which case CNA officials could find that Innophos Fosfatados was not in compliance with the terms of its agreement with CNA for the duration of the agreement. There is no time frame within which the CNA must make its determination.

•	In the event that Innophos Fosfatados were found not to be in compliance with the agreement’s terms and deadlines, the exempted duties and related charges through December 31, 2004, would be reinstated. Innophos Fosfatados’ management estimates that the amount of exempted duties and related charges through December 31, 2004 may range up to $10.6 million at current exchange rates as of August 16, 2006 (including inflation and interest). In addition, management is advised that it is possible under applicable law that a penalty could be imposed of up to an additional $11.3 million at current exchange rates as of August 16, 2006. If the CNA were to impose charges and/or penalties upon us under the PAMCAR Agreement it could have a material adverse effect on our business, results of operations, and/or financial condition.

•	Based upon currently available information and advice of counsel, management would take appropriate steps to challenge any such claim before the CNA and/or Mexican courts, and if any such claim were presented, evaluate potential indemnification rights against Rhodia. As of the date hereof, based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable.

You should read the discussion under “Business—Claims and Legal Proceedings” for further information on these claims.

As our collective bargaining agreements reach their expiration, we may experience labor unrest and work stoppages.

Approximately 60% of our employees are unionized, and we operate under collective bargaining arrangements with several unions in our foreign and domestic facilities. Although we believe relations with our unions are generally good, we have experienced strikes in the past, most recently a six-week strike at our Port Maitland, Ontario facility in the Summer of 2003. The current collective bargaining agreement with the union at our Port Maitland facility expires on April 30, 2008. Accordingly, we cannot assure you that we will not encounter strikes or other types of conflicts with labor unions or our personnel or that such labor disputes will not have an adverse effect on us.

Government regulation of cross-border transactions may result in delays and increased costs for us.

In response to pressure by labor unions, governments in countries in which we have operations have, at times, actively regulated cross-border transactions, including placing limitations on imported goods. Such regulations may result in delays and increased costs for us. Other than our agreement in Mexico, our current collective bargaining agreements expire at varying times from April 2007 through June 2008. The agreement covering employees at our Coatzacoalcos, Mexico facility is for an indefinite period. Wages at this facility are reviewed annually and the remainder of the agreement is subject to renegotiation bi-annually, most recently in June 2006.

We are subject to risks and uncertainties associated with our non-U.S. operations that could affect our operating results.

We have significant production operations outside the U.S., primarily in Mexico and Canada. Further, we derive approximately 40% of our revenue through our Mexican operations and we believe that revenue from sales outside the U.S. will continue to account for a material portion of our total revenue for the foreseeable future. There are inherent risks in international operations, including currency fluctuations and devaluations, unsettled political conditions and communication and translation errors due to language barriers. Among those additional risks potentially affecting our Mexican operations are changes in local economic conditions and difficulty in enforcing agreements due to differences in the Mexican legal and regulatory regimes compared to those of the U.S. Risks that our Canadian operations may be subject to include changes in laws or regulations and currency fluctuations and devaluations.

Our international operations also expose us to different local political and business risks and challenges. For example, we are faced with potential difficulties in staffing and managing local operations, and we have to design local solutions to manage credit risks posed by local customers and distributors.

Our overall success as a multinational business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, and failure to do so could harm our business, results of operations and financial condition. In addition, our Mexican operations and the supply of phosphate rock from Morocco are subject to the risk of adverse affects from local political unrest.

As a U.S. corporation, we are subject to the Foreign Corrupt Practices Act, and a determination that we have violated this act may affect our business and operations adversely.

As a U.S. corporation, we are subject to the regulations imposed by the Foreign Corrupt Practices Act, or FCPA, which generally prohibit U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. We sell many of our products in developing countries through sales agents and distributors that are not subject to our disciplinary procedures. Management does not have any knowledge or indication of any violation of the FCPA and while we and our subsidiaries are committed to conducting business in a legal and ethical manner, we cannot assure you that all of our agents are in full compliance with the terms of the FCPA. There has been no determination that we have violated the FCPA, but any determination that we have violated the FCPA could have a material adverse effect on us.

Our future success will depend, in part, on our ability to protect our intellectual property rights, and our inability to enforce these rights could have an adverse effect on our competitive advantage.

We rely on a combination of contractual provisions, confidentiality procedures and agreements, and patent, trademark, copyright, unfair competition, trade secrecy, and other intellectual property laws to protect our intellectual property and other proprietary rights. Nonetheless, we cannot assure you that any pending patent application or trademark application held by us will result in an issued patent or registered trademark, or that any issued or registered patents or trademarks will not be challenged, invalidated, circumvented or rendered unenforceable. The use of our intellectual property by others could reduce any competitive advantage we have developed or otherwise harm our business. In addition, a failure to obtain trademark registrations in the U.S. and in other countries could limit our ability to protect our trademarks and impede our marketing efforts in those jurisdictions.

Litigation may be necessary to enforce our intellectual property rights, or to defend against claims by third parties that our products infringe their intellectual property rights. Any litigation or claims brought by or against us, whether with or without merit, or whether successful or not, could result in substantial costs and diversion of our resources, which could have a material adverse effect on our business, financial condition or results of operations. Any findings that we have infringed or have violated the intellectual property rights of third parties could subject us to significant liabilities, require us to seek licenses on unfavorable terms, prevent us from manufacturing or selling products and require us to redesign or, in the case of trademark claims, rename our products, any of which could have a material adverse effect on our business, financial condition or results of operations.

Due to the nature of our business and products, we may be liable for damages based on product liability claims.

Many of our products are additives used in the food and beverage, consumer product, nutritional supplement and pharmaceutical industries. These additives provide performance attributes to our customers’ products. The sale of these additives and our customers’ products that include these additives involves the risk of product liability and personal injury claims, which may be brought by our customers and/or end-users of our products. While we adhere to stringent quality standards, in the course of their production, storage and transportation our products could be subject to adverse effects from foreign matter such as moisture, dust, mold, or other substances, or from excessive temperature. Historically, we have not been subject to material product liability claims, and there are no such material claims currently outstanding. However, because our products are used in the manufacturing of a wide variety of our customers’ products, including products that are ingested by people, we cannot assure you that we will not be subject to material product liability claims in the future.

Our production facilities are subject to operating hazards.

Our production facilities are subject to hazards associated with the manufacturing, handling, storage, and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters (including the risk of a tornado at our Chicago, Illinois plants and the risk of an earthquake at our plant in Coatzacoalcos, Veracruz, Mexico), terrorist attacks, mechanical failures, unscheduled downtime, transportation interruptions, remedial complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks, and other environmental risks. We have implemented and installed various management systems and engineering controls at all of our production facilities to minimize these risks. However, these potential hazards do exist and could cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental and natural resource damage, and may result in a suspension of operations and the imposition of civil or criminal penalties. We could become subject to environmental, remediation, natural resource damage, personal injury or other claims brought by governmental entities or third parties. The loss or shutdown over an extended period of operations at any of our major operating facilities or any losses related to any such claims could have a material adverse effect on our business, financial condition, results of operations, or cash flow.

We highly depend upon key personnel to manage our business effectively and if we are unable to retain existing key personnel, our operating results could suffer.

We are highly dependent on the principal members of our management, operations, sales and marketing and technical staff. The loss of any number of these members of management could have a material adverse effect on our operations until we find suitable replacements. We do not have “key-person” life insurance relating to any of our executives. We believe that our future success will depend in large part upon our ability to attract and retain highly skilled managerial and marketing personnel. We face competition for such personnel from other companies and organizations. There is no assurance that we will be successful in hiring or retaining the personnel we require for continued growth.

Risks Relating to Our Indebtedness

Our substantial indebtedness could harm our financial health.

We are now, and upon consummation of this offering we will be, highly leveraged. As of June 30, 2006, on a pro forma basis after giving effect to this offering and the use of the proceeds therefrom, we would have had consolidated indebtedness of approximately $             million. In addition, we would have had approximately $             million available to borrow under our revolving credit facility, subject to our compliance with our covenants and other conditions. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, future acquisitions, program investment efforts and other general corporate needs;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors with less debt; and

•	limit our ability to borrow additional funds.

Despite our current levels of indebtedness, we may incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.

Although our senior secured credit facility and the indentures governing the Senior Subordinated Notes and the Floating Rate Senior Notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. On a pro forma basis after giving effect to this offering, $             was available for borrowing under our revolving credit facility as of June 30, 2006. Also, we are not prevented from incurring obligations that do not constitute “indebtedness” as defined in our senior secured credit facility and the indentures governing the Senior Subordinated Notes and the Floating Rate Senior Notes, such as operating leases and trade payables. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Covenants in our senior secured credit facility and the indentures governing the Floating Rate Senior Notes and Senior Subordinated Notes may restrict our financial and operating flexibility and, if we are unable to comply with these covenants, our lenders may declare due and payable all outstanding loan payments, thereby harming our operations and growth.

The senior secured credit facility and the indentures governing the Floating Rate Senior Notes and Senior Subordinated Notes contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of business opportunities. These covenants restrict, among other things, our ability to:

•	sell assets;

•	incur additional indebtedness;

•	pay dividends;

•	make investments or acquisitions;

•	create liens;

•	repurchase or redeem capital stock;

•	engage in mergers or consolidations;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

These restrictions could hurt our ability to finance our future operations or our capital needs or to engage in other business activities that may be in our interest. Our ability to comply with these ratios and tests may be affected by events beyond our control, such as prevailing economic conditions and changes in the competitive environment. A breach of any of the covenants in the senior secured credit facility, the indenture governing the Floating Rate Senior Notes or the indenture governing the Senior Subordinated Notes or our inability to comply with the required financial ratios or limits could result in a default. If a default occurs, our lenders could refuse to lend us additional funds and/or declare all of our debt and any accrued interest and fees immediately due and payable. A default under one of our debt agreements may trigger a cross-default under our other debt agreements. If any of our indebtedness is accelerated, we cannot assure you that we would have sufficient assets to repay all of our obligations. Our failure to repay our obligations could, among other things, materially adversely affect the market value of the securities offered hereby.

We will have substantial interest expense and we may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

On a pro forma basis, after giving effect to this offering and the use of proceeds therefrom, our cash interest expense would have been $             for fiscal 2005 and $             for the six months ended June 30, 2006. Our ability to make scheduled payments on or to refinance debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations and other liquidity needs, we may be forced to reduce or delay capital expenditures and acquisitions, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations and other liquidity needs. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due.

Fluctuations in interest rates could increase our interest expense, decrease profitability and limit our growth.

On a pro forma basis as of June 30, 2006, after giving effect to this offering, approximately         % of our total indebtedness bore interest at a variable rate. Because these rates change with prevailing interest rates, higher prevailing interest rates will increase the amount of interest we have to pay on our debt. U.S. dollar interest rates could increase dramatically over the next several years. Our annual debt service obligations will increase by $             million per year for each 1% increase in the average interest rate we pay based on the balance of variable rate debt outstanding at June 30, 2006, on a pro forma as adjusted basis giving effect to the this offering. Accordingly, increases in interest rates could harm our profitability and our ability to grow.

Risks Related to Our Common Stock and this Offering

If the private equity funds controlled by the sponsors collectively own more than 50% of the total voting power of our common shares after the completion of this offering, we may be a “controlled company” within the meaning of NYSE rules, and, in such case, would qualify for, and may rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After the completion of this offering, the private equity funds controlled by the sponsors may collectively own more than 50% of the total voting power of our common shares and in that case we would be a “controlled company” under NYSE corporate governance standards. As a controlled company, we may utilize certain exemptions under NYSE standards that would free us from the obligation to comply with certain NYSE corporate governance requirements, including the requirements:

•	that a majority of our board of directors consists of independent directors;

•	that we have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and governance committee and compensation committee.

Upon consummation of this offering, we will have a standing nominating and governance committee and compensation committee that will have charters compliant with NYSE requirements, although we may not be required to maintain those charters as a result of the “controlled company” exemptions. If we use the “controlled company” exemptions, you will not have the same protection afforded to stockholders of companies that are subject to all of NYSE corporate governance requirements.

Our largest stockholder can exert control over us and may have interests that diverge from yours.

As of June 30, 2006, Bain Capital, our largest stockholder, held of record approximately 98.5% of our outstanding capital stock, including approximately 98.5% of the outstanding shares of our Class L common stock and approximately 98.5% of the outstanding shares of our Class A common stock. Each share of our Class L common stock and each share of our Class A common stock carries one vote per share. As a result, the shares held of record by Bain Capital represent approximately 98.5% of the number of votes in any matter on which our stockholders are entitled to vote.

Bain Capital may have interests that diverge from those of other holders of our common stock. As a result, Bain Capital may vote the shares it owns or otherwise cause us to take actions that may conflict with your best interests as a stockholder, which could adversely affect our results of operations and the trading price of our common stock.

Bain Capital can control our management, affairs and all matters requiring stockholder approval, including the approval of significant corporate transactions, a sale of our company, decisions about our capital structure and the composition of our board of directors.

Prior to this offering, our common stock has not been traded in a public market. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price may not be indicative of prices that will prevail in the trading market.

The trading price of our common stock following this offering may be highly volatile and could be subject to fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	the failure of securities analysts to cover our common stock after this offering, or changes in financial estimates by analysts;

•	quarterly variations in our results of operations or those of our competitors;

•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	the emergence of new competitors or new technologies;

•	our ability to develop and market new and enhanced products on a timely basis;

•	commencement of, or our involvement in, litigation;

•	dilutive issuances of our stock or the stock of our subsidiaries, or the incurrence of additional debt;

•	changes in our board or management;

•	adoption of new or different accounting standards;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	general economic conditions and slow or negative growth of related markets; and

•	the other factors described elsewhere in these “Risk Factors.”

In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. We expect that the price of our common stock will be subject to such fluctuations and that such fluctuations may be exacerbated shortly following this offering. In addition, in the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources.

Shares eligible for sale in the future may cause the trading price for our common stock to decline.

Sales of a substantial number of shares of our common stock following this offering, or the perception that these sales could occur, may depress the trading price of our common stock. These sales could also impair our ability to raise additional capital through a sale of our equity securities. Our certificate of incorporation authorizes us to issue 99,999,999 shares of Class A common stock. As of June 30, 2006, 43,955,315 shares of Class A common stock were outstanding, 4,039,372 shares were issuable upon the exercise of outstanding stock options, and no shares were issuable upon the exercise of outstanding warrants.

The number of shares of common stock eligible for sale in the public market is limited by restrictions under federal securities law and under agreements that our executive officers, directors and each holder of 5% or more of our common stock have entered into with the underwriters of this offering. Those agreements restrict these persons from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse Securities (USA) LLC and Bear, Stearns & Co. Inc. However, Credit Suisse Securities (USA) LLC and Bear, Stearns & Co. Inc., in their sole discretion, at any time or from time to time and without notice may release all or any portion of the common stock from the restrictions of the lock-up agreements.

We may continue to issue our stock and we may issue the stock of our subsidiaries to raise capital. Issuances of our stock or the stock of a subsidiary will dilute the interest of our stockholders and may reduce the trading price of our common stock.

The uses to which we will apply the proceeds of this offering may not improve our operating results or increase the value of your investment.

We intend to use the net proceeds from this offering to reduce existing indebtedness and pay a dividend to our stockholders existing immediately prior to this offering. The application of these proceeds may not improve our operating results or otherwise increase the value of your investment.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

We expect the initial public offering price of our common stock in this offering will be substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $             in net tangible book value per share from the price you paid, based on an assumed initial offering price of $             per share. The exercise of outstanding options and warrants will result in further dilution. For a further description of the dilution you will experience immediately after this offering, see the section entitled “Dilution.”

We may be restricted from paying cash dividends on our common stock in the future.

We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers from our subsidiaries, most directly Innophos, Inc., our primary operating subsidiary, and Innophos Investments, to make dividend payments on our common stock. The amounts available to us to pay cash dividends are restricted by our subsidiaries’ debt agreements. Under our credit agreement and the indentures governing the Floating Rate Senior Notes and the Senior Subordinated Notes, Innophos, Inc. and Innophos Investments are generally restricted from making dividends or other distributions to us. In addition, in the event that we are not restricted from making a cash dividend payment to the holders of our common stock, any such dividend payment will depend upon our financial condition, earnings, legal requirements, restrictions in our subsidiaries’ debt agreements and other factors deemed relevant by our board of directors.

Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness, including our credit agreement and the indentures governing the Floating Rate Senior Notes and the Senior Subordinated Notes, will permit us to pay dividends on our common stock or otherwise adhere to the dividend policy we intend to adopt upon consummation of this offering. See “Dividend Policy” and “Description of Our Indebtedness.”

Certain provisions of our corporate governing documents and Delaware law could discourage, delay, or prevent a merger or acquisition at a premium price.

Certain provisions of our organizational documents and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of our company, or limit the price that investors may be willing to pay in the future for shares of our common stock. For example, our certificate of incorporation and by-laws will, upon completion of this offering, permit us to issue, without any further vote or action by the stockholders, up to              shares of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualifications, limitations, or restrictions of the shares of the series. In addition, our certificate of incorporation permits our board of directors to adopt amendments to our by-laws. Finally, in the event of a “change of control” as defined in our debt agreements, we may be required to, among other things, repay all of our outstanding senior debt, as defined in the relevant agreement, and/or repurchase all or a portion of the Senior Subordinated Notes and the Floating Rate Notes at a purchase price in cash equal to the aggregate principal amount of notes repurchased plus a premium, accrued and unpaid interest and liquidated damages, if any, on the notes repurchased, which could materially adversely impact the value of our common stock. See “Description of Capital Stock—Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus contains “forward-looking statements” within the meaning of the federal and state securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “estimates,” or “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including, without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will occur or be achieved. All forward-looking statements apply only as of the date made. Unless required by law, we undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that have occurred since the date such statements were made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in, or contemplated by, this prospectus. See “Risk Factors” for examples of factors, risks and uncertainties that could cause actual results to differ materially from those projected or assumed in our forward-looking statements. However, there may be other factors, including those discussed elsewhere in this prospectus, which may cause our actual results to differ materially from the forward-looking statements. Any forward-looking statements should be considered in light of the risk factors specified in this prospectus.

USE OF PROCEEDS

We will receive net proceeds of approximately $             million from the sale of shares of common stock in this offering, assuming an initial public offering price of $             per share and after deducting estimated underwriting discounts and commissions and estimated expenses of the offering payable by us. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. A $1.00 increase (decrease) in the assumed initial offering price of $             per share would increase (decrease) the net proceeds of this offering by $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to create a public market for our common stock and facilitate future access to public equity markets. We intend to use the net proceeds from this offering to reduce existing indebtedness and to pay a dividend to our stockholders existing immediately prior to this offering. In addition, we expect to pay approximately $12.0 to $13.0 million of the proceeds of this offering to Bain Capital in connection with the termination of their advisory agreement with us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including pursuant to the underwriters’ option to purchase additional shares from the selling stockholders.

DIVIDEND POLICY

Our board of directors is expected to adopt a dividend policy, effective upon the closing of this offering, which reflects its judgment that our stockholders would be better served if we distributed to them, as quarterly dividends payable at the discretion of our board of directors, a portion of the cash generated by our business in excess of our expected cash needs rather than retaining it or using the cash for other purposes. Our expected cash needs include operating expenses and working capital requirements, interest and principal payments on our indebtedness, capital expenditures, incremental costs associated with being a public company, taxes and certain other costs. On an annual basis, we expect to pay dividends with cash flow from operations, but, due to temporary fluctuations in cash flow, we may from time to time use temporary short-term borrowings to pay quarterly dividends.

Immediately prior to the consummation of this offering, we intend to declare a dividend, payable upon the consummation of this offering, to our stockholders existing immediately prior to this offering. We will use a portion of the net proceeds from this offering to pay this dividend.

We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide, in its discretion, at any time, to decrease the amount of dividends, otherwise modify or repeal the dividend policy or discontinue entirely the payment of dividends.

Since we are a holding company, substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries. Accordingly, our earnings and cash flow and our ability to pay dividends are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends.

Our ability to pay dividends will be restricted by current and future agreements governing our indebtedness, including the indentures governing the Senior Subordinated Notes and the Floating Rate Senior Notes and by Delaware law. In addition, our senior secured credit agreement generally restricts Innophos, Inc.’s ability to pay dividends except to enable Innophos Investments or Holdings to pay corporate overhead expenses incurred in the ordinary course of business not to exceed $500,000 in any fiscal year (or, following an initial public offering of the capital stock of Holdings, $1,500,000 in any fiscal year).

CAPITALIZATION

The following table sets forth both our cash and cash equivalents and capitalization as of June 30, 2006, (i) on an actual basis and (ii) on an as adjusted basis to reflect the conversion of all of the outstanding shares of our Class A and Class L common stock into a single class of common stock, and the receipt by us of the estimated net proceeds from the sale of shares of our common stock in this offering at an assumed initial public offering price of $             per share.

This table should be read together with the more detailed information contained elsewhere in this prospectus, including “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2006
	Actual	As Adjusted
	(Unaudited)
	(in millions except per share data)
Cash and Cash Equivalents(1)	$54.4	$

Senior Credit Facility:
Revolving Credit Facility(2)	$—		$—
Term Loan Facility	188.9
Senior Subordinated Notes	190.0
Floating Rate Senior Notes	139.5

Total Debt	518.4
Stockholders’ Equity:
Giving Effect to This Offering of Common Stock:
Common Stock: par value $ per share, authorized, issued and outstanding, as adjusted	—
Class A Common Stock: par value $0.001 per share, 99,999,999 authorized, 43,975,433 issued and outstanding, actual	0.1		—
Class L Common Stock: par value $0.001 per share, 11,111,111 authorized, 4,886,161 issued and outstanding, actual	—		—
Additional Paid-In Capital(1)	24.6
Accumulated Deficit	(15.6)
Accumulated Other Comprehensive (Loss)	(1.4)

Total Stockholders’ Equity(1)	7.7

Total Capitalization(1)	$526.1	$

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by $ , $ , $ and $ , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	As of June 30, 2006, the $50.0 million revolving credit facility has $45.6 million available credit for use and $4.4 million has been issued under our letter of credit sub-facility.

DILUTION

In connection with this offering, we will effect a recapitalization, by merger or other means, to convert all of the outstanding shares of our Class A and Class L common stock into a single class of common stock. Immediately prior to the consummation of this offering, each outstanding share of Class A common stock will be converted into              shares of common stock and, in exchange for the extinguishing of the distribution preference due in respect of the Class L shares, each outstanding share of Class L common stock will be converted into              shares of common stock, in complete satisfaction of our obligations in respect of the Class L shares. We will amend our certificate of incorporation to reflect such conversion. All shares of our common stock to be outstanding upon completion of this offering will be validly issued, fully paid and non-assessable.

Our net tangible book deficit as of June 30, 2006 was $             million, or $             per share of common stock (after giving effect to this offering and the conversion of our Class A and Class L common stock into a single class of stock). Net tangible book value per share represents the amount of our total tangible assets (which for the purpose of this calculation excludes capitalized debt issuance costs) less total liabilities, divided by the basic weighted average number of shares of common stock outstanding.

After deducting the estimated underwriters’ discount and estimated offering expenses paid by us, our net tangible book deficit, as adjusted, as of June 30, 2006 would have been $             million, or $             per share of common stock (after giving effect to the conversion of our Class A and Class L common stock into a single class of stock). Assuming the occurrence of this offering as of June 30, 2006, this represents an immediate decrease in net tangible book deficit of $ per common share to our existing common stockholders and an immediate dilution of $             per common share to new investors purchasing our common stock in this offering. The following table illustrates this per share dilution to the later investors:

Initial public offering price per share		$
Net tangible book deficit per share as of June 30, 2006	$
Increase per common share attributable to investors purchasing our common stock in this offering	$

As adjusted net tangible book deficit per share after this offering		$

Dilution in net tangible book deficit per common share to new investors purchasing our common stock in this offering		$

A $1.00 increase (decrease) in the assumed initial offering price of $             per share would affect our as adjusted net tangible book deficit by $             million, the net tangible book deficit per share after this offering by $             per share, and the dilution per common share to new investors by $             per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the commissions and discounts and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering, the as adjusted net tangible book deficit per common share would be $             per common share and the dilution to new investors purchasing our common stock in this offering would be $             per common share. If all stock options with exercise prices less than the initial public offering price are exercised, the as adjusted net tangible book deficit per common share would be $             per common share and the dilution to new investors purchasing our common stock in this offering would be $             per common share. If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering and all stock options with exercise prices less than the initial public offering price are exercised, the as adjusted net tangible book deficit per common share would be $             per common share and the dilution to new investors purchasing our common stock in this offering would be $             per common share.

The following table summarizes the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by our existing stockholders and by new investors before deducting the estimated underwriting discount and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing Stockholders		%	$	%	$
New Investors Purchasing Common Stock in this Offering		%	$	%	$
Total		%	$	%	$

A $1.00 increase (decrease) in the assumed initial offering price of $             per share would increase (decrease) total consideration paid by new investors, total consideration paid by all stockholders and average price per share paid by all stockholders by $             million, $             million and $             per share, respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus remains the same, and after deducting the commissions and discounts and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase              additional shares of our common stock from us in this offering, the number of shares held by new investors will increase to              million shares of our common stock, or         % of the total number of shares of our common stock outstanding after this offering. If all stock options with exercise prices less than the initial public offering price are exercised, the number of shares held by existing investors will increase to              million shares of our common stock, or         % of the total number of shares of our common stock outstanding after this offering. If the underwriters exercise their option to purchase              additional shares of our common stock from us in this offering and all stock options with exercise prices less than the initial public offering price are exercised, the percentage of shares held by existing investors will be         % of the total number of shares of our common stock outstanding after this offering and the percentage of shares held by new investors will be         %.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents selected historical consolidated statements of operations, balance sheet and other data for the periods presented and should only be read in conjunction with our audited consolidated financial statements and the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus. The historical financial data for the year ended December 31, 2005, for the periods August 14, 2004 to December 31, 2004 and January 1, 2004 to August 13, 2004 and for the year ended December 31, 2003 and December 31, 2002, have been derived from our historical audited combined or consolidated financial statements appearing elsewhere in this prospectus. The historical financial data for the year ended December 31, 2002 has been derived from our historical audited combined financial statements not appearing elsewhere in this prospectus. The historical financial data for the year ended December 31, 2001 have been derived from our unaudited combined financial statements. The data for the six-month periods ended June 30, 2005 and June 30, 2006 was derived from unaudited condensed and consolidated financial statements, included elsewhere in this prospectus, which in our opinion contains all adjustments necessary for a fair statement of the interim financial data. Results for interim periods are not necessarily indicative of results that may be expected for a full fiscal year. The financial data for the twelve-month period ended June 30, 2006 has been derived from the aggregation of the financial statements for the year ended December 31, 2005 lees the unaudited financial data for the six-month period ended June 30, 2005 plus the unaudited financial data for the six-month period ended June 30, 2006.

On August 13, 2004, Holdings acquired 100% of the common stock of Innophos, Inc., which, along with its subsidiaries, acquired from Rhodia the specialty phosphate assets of Rhodia’s operations in the U.S., Port Maitland, Ontario and Mission Hills, Mexico, as well as the common stock of certain Mexican subsidiaries. As a result, our financial statements are presented under two different bases of accounting. All historical Rhodia activity up to and including August 13, 2004 under the predecessor basis is on a combined basis, and all Innophos activity from August 14, 2004 under the successor basis is on a consolidated basis.

	Combined Predecessor				Consolidated Successor
	(Unaudited) Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	January 1, through August 13, 2004	August 14 through December 31, 2004(4)	Year Ended December 31, 2005	(Unaudited) Six Months Ended June 30, 2005	(Unaudited) Six Months Ended June 30, 2006	(Unaudited) Twelve Months Ended June 30, 2006
	(dollars in thousands)				(dollars in thousands)
Statement of Operations Data:
Net Sales	$516,859	$511,806	$503,920	$332,721	$205,607	$535,499	$272,187	$269,616	$532,928
Cost of Goods Sold	419,879	406,049	422,914	277,014	177,568	443,254	223,865	224,363	443,752

Gross Profit	96,980	105,757	81,006	55,707	28,309	92,245	48,322	45,253	89,176

Operating Expenses:
Selling, General and Administrative	41,596	38,920	38,452	22,875	19,026	48,685	27,669	21,180	42,196
Research and Development	4,996	5,294	4,816	3,106	964	2,240	1,119	766	1,887
In-Process Research and Development	—	—	—	—	1,200	—	—	—	—
Goodwill Impairment(1)	—	—	17,600	—	—	—	—	—	—
Restructuring(2)	5,693	1,675	2,082	1,783	—	—	—	—	—
Asset Securitization, Net	1,954	1,776	963	(66)	—	—	—	—	—

Total Operating Expenses	54,239	47,665	63,913	27,698	21,190	50,925	28,788	21,946	44,083

Income from Operations	42,741	58,092	17,093	28,009	6,849	41,320	19,534	23,307	45,093
Interest Expense, Net	9,122	4,175	3,351	3,098	11,065	46,628	21,582	26,261	51,307
Foreign Exchange (Gains) Losses, Net	(190)	207	1,735	627	315	177	(40)	(204)	13
Other (Income) Expense, Net	—	86	146	22	(50)	(516)	(268)	(18)	(266)

Income (Loss) Before Income Taxes	33,809	53,624	11,861	24,262	(4,481)	(4,969)	(1,740)	(2,732)	(5,961)
Provision (Benefit) for Income Taxes	14,470	19,279	11,245	8,954	(3,706)	6,724	2,984	396	4,136

Net Income (Loss)	$19,339	$34,345	$616	$15,308	$(775)	$(11,693)	$(4,724)	$(3,128)	$(10,097)

Preferential Distribution to Class L Common Stockholders(3)	*	*	*	*	4,788	3,174	2,281	939	1,833
Net (Loss) Attributable to Class A Common Stockholders(3)	*	*	*	*	(5,563)	(14,867)	(7,005)	(4,067)	(11,930)

Per Share Data:
Earnings (Loss) Per Share(3):
Basic
Class A	*	*	*	*	$(0.13)	$(0.34)	$(0.16)	$(0.09)	$(0.27)
Class L	*	*	*	*	$0.98	$0.65	$0.47	$0.19	$0.38
Diluted
Class A	*	*	*	*	$(0.13)	$(0.34)	$(0.16)	$(0.09)	$(0.27)
Class L	*	*	*	*	$0.98	$0.65	$0.47	$0.19	$0.38

Weighted Average Shares Outstanding(3):

Basic
Class A	*	*	*	*	43,944,074	43,975,433	43,975,433	43,965,374	43,970,404
Class L	*	*	*	*	4,882,676	4,886,161	4,886,161	4,885,404	4,885,602
Diluted
Class A	*	*	*	*	43,944,074	43,975,433	43,975,433	43,965,374	43,970,404
Class L	*	*	*	*	4,882,676	4,886,161	4,886,161	4,885,404	4,885,602

* Not applicable.

	Period Ended August 14, 2004 through December 31,	Year Ended December 31	Six Months Ended June 30,
	2004	2005	2005	2006
	Successor	Successor	(Unaudited) Successor
(dollars in thousands)
Pro Forma Income Statement Data(5):
Pro Forma Net Income	$	$	$	$
Pro Forma Earnings (Loss) Per Share-Basic Common Stock
Pro Forma Earnings (Loss) Per Share-Diluted Common Stock
Weighted Average Common Shares Outstanding:
Basic
Diluted

	Predecessor (Combined)				Successor (Consolidated)
	Year Ended December 31,			January 1, through August 13,	August 14, through December 31,	January 1, through December 31,	Six Months Ended June 30,	Six Months Ended June 30,	Twelve Months Ended June 30,
							(Unaudited)	(Unaudited)	(Unaudited)
	(Unaudited) 2001	2002	2003	2004	2004(4)	2005	2005	2006	2006
	(dollars in thousands)				(dollars in thousands)
Other Data:
Cash Flows Provided by (Used in):
Operating Activities	$29,050	$59,319	$26,348	$44,095	$(5,375)	$46,058	$17,483	$17,386	$45,961
Investing Activities	(29,687)	(13,790)	(12,673)	(2,633)	(486,432)	(10,862)	(3,830)	(5,439)	(12,471)
Financing Activities	3	(45,671)	(10,330)	(43,287)	503,052	13,445	19,499	(19,000)	(25,054)
Capital Expenditures	43,363	12,557	13,107	2,745	4,046	10,862	3,830	5,439	12,471

	Predecessor (Combined)			Successor (Consolidated)
	As of December 31,			As of December 31	As of December 31,	As of June 30,
	(Unaudited) 2001	2002	2003	2004(4)	2005	(Unaudited) 2006
	(dollars in thousands)			(dollars in thousands)
Balance Sheet Data:
Accounts Receivable(6)	$50,274	$48,527	$52,689	$66,324	$55,842	$55,578
Inventories	72,440	66,640	61,849	66,563	76,281	75,760
Property, Plant & Equipment, Net	312,821	299,088	298,235	333,549	305,016	288,395
Total Assets	605,518	582,702	569,996	630,891	646,189	613,556
Total Debt	154,905	165,680	209,941	384,555	528,795	518,380
Total Owner’s Net Investment	292,052	271,604	240,573	—	—	—
Total Stockholders’ Equity	—	—	—	$138,725	$10,786	$7,657

(1)	Represents non-cash impairment write-down of goodwill at our Mexican subsidiaries pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” as of December 31, 2003.

(2)	Restructuring costs primarily represent employee termination costs and relate to the following items:

(a)	$5.7 million in 2001 primarily relating to headcount reductions as our current management team implemented a series of cost reduction initiatives at our largest Mexican and U.S. operations,

(b)	$1.7 million in 2002 primarily for the headcount reduction of 50 individuals in our Mexican operations in an effort to streamline plant operations and to reduce headcount,

(c)	$2.1 million in 2003 primarily for the headcount reduction of (i) 38 individuals at our Chicago Heights facility in connection with the outsourcing of certain distribution and packaging operations and (ii) 24 individuals in our Mexican operations as we positioned ourselves as a stand-alone company, and

(d)	$1.8 million from January 1-August 13, 2004 primarily relating to (i) headcount reductions at our Cranbury headquarters relating to the restructuring of our company to a product-focused organization and (ii) the elimination of seven individuals at our Chicago Heights facility relating to the aforementioned initiatives.

(3)	We have not reflected any distributions or other amounts attributable to common stock including an earnings per share calculation for the predecessor period given the different basis of accounting between predecessor and successor period and that the predecessor had not issued any common stock or potential common stock.

(4)	The successor period reflects the application of purchase accounting in accordance with SFAS No. 141, “Business Combinations,” and represents the consolidated financial statements of Innophos, Inc. and wholly-owned subsidiaries.

(5)	Adjusted to give effect to this offering and application of the proceeds used to pay down debt as described in “Use of Proceeds” as if they had occurred on June 30, 2006. A $1.00 increase/(decrease) in the assumed initial public offering price of $ per share would increase/(decrease) the net proceeds from this offering by $ million.

(6)	Accounts receivable does not include the unretained portion of gross accounts receivable that had been sold under Rhodia’s asset securitization program as follows:

	Combined Predecessor			Consolidated Successor
	As of December 31,			As of December 31,		As of June 30,
	(dollars in thousands)
	2001	2002	2003	2004(5)	2005	2006
	(Unaudited)					(Unaudited)
Gross Accounts Receivable	$74,120	$71,017	$71,231	$66,324	$55,842	$55,578
Unretained Portion	23,846	22,490	18,542	—	—	—

Accounts Receivable	$50,274	$48,527	$52,689	$66,324	$55,842	$55,578

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this prospectus.

Overview

We are the largest North American (United States, Canada and Mexico) producer of specialty phosphate salts, acids and related products, based on 2005 net sales. Specialty phosphates are highly customized, application-specific compounds that are engineered to meet the performance requirements of individual customers. Specialty phosphates are critical to the taste, texture and performance of foods, beverages, pharmaceuticals, oral care products and other applications. For example, specialty phosphates act as flavor enhancers in beverages, electrolytes in sports drinks, texture additives in cheeses, leavening agents in baked goods, calcium and phosphorus sources for nutritional supplements, pharmaceutical excipients and cleaning agents in toothpaste.

For periods prior to August 13, 2004, the following discussion and analysis is based upon the aggregation of the Phosphates Business’s historical financial statements and our review of their business and operations. For periods prior to August 13, 2004, the Phosphates Business has been operated as fully integrated businesses of Rhodia. As such, historical financial statements have been derived from the financial statements and accounting records of Rhodia and reflect significant assumptions and allocations. For example, parent transfers and expense allocations include information technology, finance, accounting, legal, insurance, human resources, employee benefits, asset securitization, interest expense and depreciation expense. Although the allocation methodologies were reasonable, we expect differences to occur to our future operations as a stand-alone entity. Furthermore, we believe the discussion and analysis of the Phosphates Business’ financial condition and combined results of operations set forth below are not indicative, nor should they be relied upon as an indicator, of our future performance.

History

On June 10, 2004, we entered into the Rhodia Agreement. Pursuant to the Rhodia Agreement, we agreed to acquire the outstanding capital stock of certain Mexican subsidiaries and acquire certain assets relating to the specialty phosphate operations of Rhodia Inc., Rhodia Canada Inc., and Rhodia de Mexico S.A. de C.V., collectively referred to herein as the Phosphates Business, for a closing purchase price of $473.4 million, subject to subsequent post-closing working capital adjustments as defined in the Rhodia Agreement. The combined stock and asset purchase, which was consummated on August 13, 2004, is referred to herein as the Acquisition.

Trends in Our Industry and Business

Over the past decade, fundamentals in the North American specialty phosphates market have improved due to producer consolidation and elimination of uneconomic capacity. Industry utilization rates have increased from below 75% in 2001 to approximately 90% in 2005, across all major product categories. Recently, imports of specialty phosphates, which historically represent a small portion of the North American market, have been further disadvantaged by increasing costs of transportation and logistics and the depreciation of the U.S. dollar relative to other currencies. In some market segments, we have been subject to increased competition from low cost producers and import competition.

The North American specialty phosphates market has entered an environment of stability and favorable market pricing. In the last several years, we have realized price increases that have exceeded our cost increases, leading to improved profitability. However, as indicated in our risk factors, future pricing pressures from customers or competitor capacity expansions, such as the startup of a fourth production train of purified phosphoric acid by PCS in 2006, and ICL’s ammonium phosphates plant in Israel, may adversely affect our ability to raise prices beyond our cost increases.

Since our separation in 2004 from Rhodia, we have been able to focus our product development and greatly improve the linkage between our marketing, operations, and R&D teams. We are beginning to see the results of this focus and expect to commercialize approximately 10 new products in the next two years. Management believes that these products have significant mature revenue potential, however due to the lengthy qualification time frames for new phosphate products, we do not expect them to have a material positive earnings impact over the next several years.

Through superior product innovation and continued collaboration with key customers, we are targeting market niches that are expected to grow faster than the overall North American specialty phosphates market. We currently anticipate that with the contributions of these efforts we will achieve an annual growth rate that is approximately 0.3% to 0.5% higher than that of the overall market.

We continue to focus on strengthening our infrastructure and our low-cost position by identifying and implementing cost savings initiatives to improve our operational efficiencies, optimize existing technologies and networks, and maintain a lean organizational structure. We will need to increase our capital spending to achieve several cost saving initiatives that we anticipate to generate annual cost savings of approximately $12 to $15 million within the next two to three years.

Results of Operations

The following table sets forth a summary of the Phosphates Business’ operations and their percentages of total revenue for the periods indicated. All historical Rhodia activity up to and including August 13, 2004 under the predecessor basis is on a combined basis, and all Innophos activity from August 14, 2004 under the successor basis is on a consolidated basis. The year ended December 31, 2004 represents an aggregation of historical predecessor and successor accounting and it is not intended to represent what the results of operations would have been if the Acquisition occurred at the beginning of the period. This approach is a non-GAAP presentation and may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results we would have achieved.

	Combined Predecessor				Consolidated Successor		Aggregated		Consolidated Successor
	Year Ended December 31, 2003		January 1 through August 13, 2004		August 14 through December 31, 2004		Year Ended December 31, 2004 (Unaudited)		Year Ended December 31, 2005		Six Months Ended June 30, 2005 (Unaudited)		Six Months Ended June 30, 2006 (Unaudited)
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(dollars in millions)
Net Sales	$503.9	100.0	$332.7	100.0	$205.6	100.0	$538.3	100.0	$535.5	100.0	$272.2	100.0	$269.6	100.0
Cost of Goods Sold	422.9	83.9	277.0	83.3	177.6	86.4	454.6	84.4	443.3	82.8	223.9	82.3	224.3	83.2

Gross Profit	81.0	16.1	55.7	16.7	28.0	13.6	83.7	15.6	92.2	17.2	48.3	17.7	45.3	16.8
Operating Expenses: Selling, General and Administrative	38.5	7.6	22.9	6.9	19.0	9.2	41.9	7.7	48.7	9.1	27.7	10.2	21.2	7.9
Research and Development Expenses	4.8	1.0	3.1	0.9	1.0	0.5	4.1	0.8	2.2	0.4	1.1	0.4	0.8	0.3
In-Process Research and Development	—	—	—	—	1.2	0.6	1.2	0.2	—	—	—	—	—	—
Goodwill Impairment	17.6	3.5	—	—	—	—	—	—	—	—	—	—	—	—
Restructuring	2.1	0.4	1.8	0.5	—	—	1.8	0.4	—	—	—	—	—	—
Asset Securitization, Net	1.0	0.2	(0.1)	0.0	—	—	(0.1)	0.0	—	—	—	—	—	—

Income from Operations	17.1	3.4	28.0	8.4	6.8	3.3	34.8	6.5	41.3	7.7	19.5	7.2	23.3	8.6
Interest Expense, Net	3.4	0.7	3.1	0.9	11.1	5.4	14.2	2.6	46.6	8.7	21.6	7.9	26.2	9.7
Foreign Exchange (Gain) / Loss, Net	1.7	0.3	0.6	0.2	0.3	0.1	0.9	0.2	0.2	0.0	(0.1)	(0.0)	(0.2)	(0.1)
Other (Income) / Expense	0.1	0.0	—	—	(0.1)	0.0	(0.1)	0.0	(0.5)	(0.1)	(0.3)	(0.1)	0.0	0.0
Provision / (Benefit) for Income Taxes	11.2	2.2	9.0	2.7	(3.7)	(1.8)	5.3	1.0	6.7	1.3	3.0	1.1	0.4	0.1

Net Income (Loss)	$0.6	0.2	$15.3	4.6	$(0.8)	(0.4)	$14.5	2.7	$(11.7)	(2.2)	$(4.7)	(1.7)	$(3.1)	(1.1)

Six months ended June 30, 2006 compared to the six months ended June 30, 2005

Net Sales. Net sales represent the selling price of the products, net of any customer-related rebates, plus freight and any other items invoiced to customers. Net sales for the period ended June 30, 2006 were $269.6 million, a decrease of $2.6 million, or 0.9%, as compared to $272.2 million for the same period in 2005. Selling price increases to offset rising raw material and energy costs had a positive impact of 9.2% or $12.4 million on sales. Volume declines partially offset by improved mix, had a negative effect of 5.2% or $7.1 million.

The following table illustrates for the six month period ended June 30, 2006 the percentage changes in net sales by reportable segment compared with the prior year, including the effect of price and volume/mix changes:

	Price	Volume/Mix	Total
United States	9.3%	(13.2)%	(3.9)%
Canada	16.5%	(23.7)%	(7.2)%
Mexico	9.0%	(3.5)%	5.5%

The following table illustrates for the six month period ended June 30, 2006 the percentage changes for net sales by major product lines compared with the prior year, including the effect of price and volume/mix changes:

	Price	Volume/Mix	Total
Specialty Salts and Specialty Acids	7.5%	(11.4)%	(3.9)%
Purified Phosphoric Acid	13.1%	5.1%	18.2%
STPP and Other Products	11.2%	(20.9)%	(9.7)%

The 20.9% volume/mix decline in STPP and Other is comprised of the following elements:

•	4.2% benefit from the 2005 production of GTSP (Granular Triple SuperPhosphate) specifically for the 2006 fertilizer season,

•	12.1% negative impact from shedding low margin resales,

•	9.8% negative impact from share loss at a number of STPP accounts,

•	1.9% negative impact from reformulation, and

•	1.3% negative impact from end use demand and all other.

The 11.4% volume/mix decline in Specialty Salts and Specialty Acids is comprised of the following elements:

•	4.7% from changes in customers inventory levels, mix, and changes in end use demand,

•	3.8% from reduced share at several accounts,

•	1.6% from discontinuing low margin resales/tolls, and

•	1.3% due to customer product reformulation.

The primary drivers of the 33% share loss for Specialty Salts and Specialty Acids is comprised of the following:

•	16.8% due to the price driven loss of sales share in one particular product line due to imported material,

•	13.2% due to customers unexpectedly moving their production offshore and lost share in export markets, and

•	3.0% due to other miscellaneous factors.

Gross Profit. Gross profit represents net sales less cost of goods sold. Gross profit for the six month period ended June 30, 2006 was $45.3 million, a decrease of $3.0 million, or 6.2%, as compared to $48.3 million for the comparable period in 2005. Gross profit percentage decreased to 16.8% for the six month period ended June 30, 2006 versus 17.7% for the comparable period in 2005. Higher selling prices of $26.3 million were offset by lower volumes, higher raw material costs, energy, exchange rate and depreciation of $26.7 million. Gross profit was also negatively impacted by $3.9 million from our major planned non-annual maintenance outages at Geismar and Coatzacoalcos, Mexico, and positively impacted $1.3 million as a result of the adoption of the accounting pronouncement SFAS No. 151.

Operating Expenses and Research and Development. Operating expenses in the current period consist primarily of selling, general and administrative and R&D expenses. Operating expenses for the six month period ended June 30, 2006, were $22.0 million, a decrease of $6.8 million, or 23.6%, as compared to the six month period ended June 30, 2005. This decrease was primarily due to decreases of $1.1 million of legal and professional fees related to the Rhodia indemnification matter and the CNA defense claims, $1.8 million of separation, relocation and recruitment costs, $1.1 million of Mexico controls costs incurred in 2005, $1.2 million of advisory fees paid to our sponsors for Innophos Investments’ $120 million Floating Rate Senior Notes offering, $0.7 million lower insurance costs, $0.8 million lower stand alone costs for rent, information technology, and R&D, partially offset by $1.1 million higher legal and professional fees including fees related to filings with the Securities and Exchange Commission.

Operating Income. Operating income for the six month period ended June 30, 2006 was $23.3 million, an increase of $3.8 million, or 19.5%, as compared to $19.5 million for the comparable period in 2005. Operating income percentages increased to 8.6% for the six month period ended June 30, 2006 from 7.2% for the comparable period in 2005, as a result of the factors described above.

Interest Expense. Net interest expense for the six month period ended June 30, 2006 was $26.2 million, an increase of $4.6 million, compared to $21.6 million for the same period in 2005. This increase is primarily due to higher interest rates and a full six months of interest in 2006 for the Floating Rate Senior Notes.

Foreign Exchange. Foreign exchange gain for the six month period ended June 30, 2006 was $0.2 million, an increase of $0.1 million, as compared to $0.1 million for the same period in 2005. The U.S. dollar is the functional currency of our Mexican and Canadian operations. Consequently, foreign exchange gain or loss is recorded on remeasurement of non-U.S. dollar denominated monetary assets and liabilities. Such gains and losses fluctuate from period to period as the foreign currencies strengthen or weaken against the U.S. dollar and the amount of non-U.S. dollar denominated assets and liabilities increases or decreases.

Provision for Income Taxes. Provision for income tax expense for the six month period ended June 30, 2006 was $0.4 million, compared to $3.0 million for the comparable period of 2005. In the U.S., we continue to carry a full valuation allowance for our net deferred tax asset.

Net Loss. Net loss for the six month period ended June 30, 2006 was $3.1 million, an improvement of $1.6 million, compared to a loss of $4.7 million for the same period in 2005, due to the factors described above.

Year Ended December 31, 2005 compared to the aggregated Year Ended December 31, 2004

AvGard™ . The AvGard™ customers, whose transactions are included in the historical results of Rhodia’s Phosphates Business, have been migrating to non-phosphate-based technologies over the last several years. In 2004, Rhodia transferred certain assets related to AvGard™, including the relevant intellectual property and marketing rights, as part of its Food Ingredients business divestiture. Subsequent to that divestiture, Rhodia’s Phosphates Business continued, and now we continue to supply the new owner of the AvGard™ intellectual property with its required trisodium phosphates (TSP) at reduced selling prices from those experienced prior to divestiture. Following are the impacts to sales and gross profit for the year-to-date period ending December 31st, including price and volume variances ($ millions):

Period	Year Ended 12/31/05	Year Ended 12/31/04	Variance	Price	Volume	Cost
Sales	$5.6	$12.4	$(6.8)	$(4.6)	$(2.2)	—
Gross Profit	$0.5	$5.1	$(4.6)	$(4.6)	$(1.1)	$1.1

In the period from January 2004 to May 2004, Rhodia’s Phosphates Business incurred $2.8 million of operating expenses to support AvGard™. These expenses were eliminated with the sale of AvGard™.

Net Sales. Net sales represent the selling price of the products, net of any customer-related rebates, plus freight and any other items invoiced to customers. Net sales for the year ended December 31, 2005 were $535.5 million, a decrease of $2.8 million, or 0.5%, as compared to $538.3 million for the aggregated period in 2004. Selling price increases to offset rising raw material and energy costs had a positive impact of 12.2%, or $65.9 million, on sales. Volume declines due to the shedding of low margin business partially offset by improved mix effects had a negative impact of 11.4%, or $61.9 million. Sales were also negatively impacted 1.3%, or $6.8 million, by AvGard™ TSP sales as shown in the previous chart, with $4.6 million of this variance due to lower selling prices, and $2.2 million due to volume declines.

The following table illustrates for the year ended December 31, 2005 the percentage changes in net sales by reportable segment compared with the prior year, including the effect of price and volume/mix changes:

	Price	Volume/Mix	Total
United States	9.2%	(12.3)%	(3.1)%
Canada	7.3%	(8.2)%	(0.9)%
Mexico	16.3%	(11.8)%	4.5%

The following table illustrates for the year ended December 31, 2005 the percentage changes for net sales by major product lines compared with the prior year, including the effect of price and volume/mix changes:

	Price	Volume/Mix	Total
Specialty Salts and Specialty Acids	4.9%	1.2%	6.1%
Purified Phosphoric Acid	10.4%	(5.9)%	4.5%
STPP and Other Products	23.2%	(38.8)%	(15.6)%

The significant volume decline in STPP and Other Products comes from the following approximate impacts:

•	66% from intentionally shedding low margin resales;

•	17% from lost share;

•	12% from timing on an export shipment that delayed into early January 2006; and

•	5% due to customer product reformulation.

Gross Profit. Gross profit represents net sales less cost of goods sold. Gross profit for the year ended December 31, 2005 was $92.2 million, an increase of $8.5 million, or 10.2%, as compared to $83.7 million for the comparable period in 2004. Gross profit percentage increased to 17.2% for the year ended December 31, 2005 versus 15.6% for the comparable period in 2004. The increase in gross profit was primarily due to the absence of fair value inventory purchase accounting charges of $6.4 million recorded in the prior period. Higher selling prices of $65.9 million and positive mix effect were offset by lower volumes, higher raw materials, energy, freight, exchange rate and depreciation costs of $59.2 million. Gross profit was also negatively impacted $4.6 million by AvGard™ TSP as shown in the previous chart, with the majority of this variance coming from lower selling prices.

Operating Expenses and Research and Development. Operating expenses in the current period consist primarily of selling, general and administrative expenses and research and development expenses. Operating expenses for the year ended December 31, 2005, were $50.9 million, an increase of $2.0 million, or 4.1%, as compared to the year ended December 31, 2004. This increase was primarily due to increases of $2.4 million of management and advisory fees paid to our sponsors, $2.2 million of legal and professional fees related to Rhodia and CNA defense and Mexico internal controls, $2.5 million of one-time separation, relocation and recruitment costs, and $0.5 million of professional fees for our $120.0 million Floating Rate Senior Notes offering and S-4 filing, offset by $2.8 million lower operating expense to support AvGard™ TSP mentioned earlier, $1.8 million of lower restructuring expenses incurred during the predecessor period, and $1.2 million of lower in-process research and development expense recorded in the prior period.

Operating Income. Operating income for the year ended December 31, 2005 was $41.3 million, an increase of $6.5 million, or 18.7%, as compared to $34.8 million for the comparable period in 2004. Operating income percentages increased to 7.7% for the year ended December 31, 2005 from 6.5% for the comparable period in 2004, as a result of the factors described above.

Interest Expense. Net interest expense for the year ended December 31, 2005 was $46.6 million, an increase of $32.4 million, compared to $14.2 million for the same period in 2004. This increase is primarily due to our Senior Subordinated Notes having interest expense of $10.7 million, our senior credit facility having interest expense of $10.4 million, our Floating Rate Senior Notes having interest expense of $13.1 million and deferred financing amortization charges of $2.5 million, partially offset by $1.2 million interest income, and $3.1 million of interest expense incurred by the predecessor in the prior period.

Foreign Exchange. Foreign exchange loss for the year ended December 31, 2005 was $0.2 million, an improvement of $0.7 million, as compared to $0.9 million for the same period in 2004. The U.S. dollar is the functional currency of our Mexican and Canadian operations. Consequently, foreign exchange gain or loss is recorded on remeasurement of non-U.S. dollar denominated monetary assets and liabilities. Such gains and losses fluctuate from period to period as the foreign currencies strengthen or weaken against the U.S. dollar and the amount of non-U.S. dollar denominated assets and liabilities increases or decreases.

Provision for Income Taxes. Provision for income tax expense for the year ended December 31, 2005 was $6.7 million, compared to $5.3 million for the comparable period of 2004. The increase in the provision is due to higher earnings performance in our Mexico segment. In the U.S., we continue to carry a full valuation allowance of $8.7 million for our net deferred tax asset.

Net Income. Net income/(loss) for the year ended December 31, 2005 was a loss of $11.7 million, a decrease of $26.2 million, compared to income of $14.5 million for the same period in 2004, due to the factors described above.

Year Ended December 31, 2004 as aggregated compared to Year Ended December 31, 2003

Net Sales. Net sales for the year ended December 31, 2004 were $538.3 million, an increase of $34.4 million, or 6.8%, as compared to $503.9 million for the comparable period in 2003. The increase in net sales was driven primarily by price increases across most product lines in our portfolio from June 2003 to December 2004. Total price improvement realized for the entire business in 2004 was 4.8%, or $24.3 million, with our Mexico segment realizing 8.8% improvement, and our U.S. and Canada segments both realizing 3.1% improvement. Product line price improvements were 3.0% for Specialty Salts and Specialty Acids, 3.8% for Purified Phosphoric Acid, 5.1% for STPP, and 20.2% for Other Products. Volumes improved by 2.0%, or $10.1 million, during 2004, primarily in our Purified Phosphoric Acid product line in the U.S., our Specialty Salts and Specialty Acids sourced from Mexico, and Other Products sold in Mexico.

Gross Profit. Gross profit for the year ended December 31, 2004 was $83.7 million, an increase of $2.7 million, or 3.3%, as compared to $81.0 million for the comparable period in 2003. This increase in gross profit is due to the increase in net sales reflective $24.3 million of higher selling prices and volume increases of $3.5 million, offset by purchase accounting charges for inventory fair value adjustments of $6.4 million, higher raw material, energy, and freight costs of $10.6 million, as well as higher depreciation costs from the fair valuation of our fixed assets for purchase accounting of $4.9 million. In addition, we incurred increased cost of goods sold during the fourth quarter of 2004 for a planned major maintenance outage of our sulfuric acid unit in Mexico of $2.5 million, as well as environmental reserve provisions at our Nashville site of $0.7 million. These impacts combined with the other cost increases mentioned above, contributed to a gross margin decline to 15.6% for the year ended December 31, 2004 from 16.1% for the comparable period in 2003.

Operating Expenses and Research and Development. Operating expenses for year ended December 31, 2004 were $48.9 million, $15.1 million decrease, or 23.5%, as compared to $64.0 million for the year ended December 31, 2003. A goodwill impairment in 2003 of $17.6 million contributed to most of this decrease, offset by $2.3 million of increases in depreciation and amortization of intangibles from our fair valuation assessment for purchase accounting. Decreases in accounts receivable securitization expense and restructuring offset an in-process research and development charge of $1.2 million, and our spending on selling, general and administrative expenses, and research and development was relatively stable.

Operating Income. Operating income for the year ended December 31, 2004 was $34.8 million, an increase of $17.7 million, or 103.5%, as compared to $17.1 million for the comparable period in 2003. Operating margins increased to 6.5% for the year ended December 31, 2004, as compared to 3.4% for the comparable period in 2003, as a result of the factors described above.

Interest Expense. Interest expense for the year ended December 31, 2004 was $14.2 million, an increase of $10.8 million, as compared to $3.4 million for the same period in 2003. This increase was due primarily to the issuance of our Senior Subordinated Notes, having interest expense of $6.3 million, and the use of our senior credit facility, having interest expense of $3.7 million, to complete the Acquisition, along with deferred financing amortization charges of $1.1 million offset by a small decline in interest expense for Rhodia indebtedness of $0.3 million.

Foreign Exchange. Foreign exchange losses for the year ended December 31, 2004 were $0.9 million, a $0.8 million improvement, as compared to $1.7 million for the same period in 2003. The U.S. dollar is the functional currency of our Mexican and Canadian operations. Consequently, foreign exchange gain or loss is recorded on translation of non-U.S. dollar denominated monetary assets and liabilities. Such gains and losses fluctuate from period to period as the foreign currencies strengthen or weaken against the U.S. dollar and the amount of non-U.S. dollar denominated monetary assets and liabilities increases or decreases.

Provision for Income Taxes. Provision for income taxes for the year ended December 31, 2004 was $5.3 million, a $5.9 million decrease, or 52.7%, as compared to $11.2 million for the comparable period of 2003. The effective income tax rate of 26.8% for the year ended December 31, 2004 is impacted by enacted declines in Mexico’s statutory tax rates and the resulting effects on the deferred tax calculations of $4.5 million on our Mexican operations, offset by change in valuation allowances of $1.5 million mainly in the U.S.

Net Income. Net income for the year ended December 31, 2004 was $14.5 million, an increase of $13.9 million compared to $0.6 million for the comparable period in 2003.

Segment Reporting

We report our operations in three reporting segments – U.S., Mexico and Canada, each of which sells the entire portfolio of our products. The primary performance indicators for the chief operating decision maker are sales and EBITDA, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

	Predecessor			Successor	Aggregated	Successor
	2002	2003	January 1 through August 13, 2004	August 14 through December 31, 2004	2004 (Unaudited)	2005	Six Months Ended June 30,
							2005 (Unaudited)	2006 (Unaudited)
	(dollars in thousands)
Segment Net Sales
United States	$308,748	$322,763	$204,471	$127,208	$331,679	$321,255	$165,077	$158,589
Mexico	179,690	154,995	108,364	66,923	175,287	183,169	91,527	96,560
Canada	23,368	26,162	19,886	11,476	31,362	31,075	15,583	14,467

Total	$511,806	$503,920	$332,721	$205,607	$538,328	$535,499	$272,187	$269,616

Net Sales % Growth
United States		4.5%			2.8%	(3.1)%		(3.9)%
Mexico		(13.7)%			13.1%	4.5%		5.5%
Canada		12.0%			19.9%	(0.9)%		(7.2)%

Total		(1.5)%			6.8%	(0.5)%		(0.9)%

Segment EBITDA
United States	$65,606	$47,844	$29,076	$13,373	$42,449	$46,362	$20,712	$23,645
Mexico	19,979	14,942	18,246	7,986	26,232	37,731	20,204	19,737
Canada	2,360	1,854	3,046	2,211	5,257	3,498	1,449	2,919

Total	$87,945	$64,640	$50,368	$23,570	$73,938	$87,591	$42,365	$46,301

Segment EBITDA % of Net Sales
United States	21.2%	14.8%	14.2%	10.5%	12.8%	14.4%	12.5%	14.9%
Mexico	11.1%	9.6%	16.8%	11.9%	15.0%	20.6%	22.1%	20.4%
Canada	10.1%	7.1%	15.3%	19.3%	16.8%	11.3%	9.3%	20.2%

Segment Net Sales. The U.S. is showing a decreasing rate of growth for net sales. In 2003, net sales grew 4.5% due to the successful addition of a large STPP and Other Products customer, which exceeded volume decline impacts in Specialty Salts and Specialty Acids and Purified Phosphoric Acid. The 2004 increase of 2.8% is largely the result of price increases across all product lines, which continued into 2005, but volume declines in Purified Phosphoric Acid and STPP and Other Products, as well as impacts from AvGard™ tri-sodium phosphates as outlined earlier, resulted in a 3.1% decline in net sales in 2005 compared to 2004. Net sales declined 3.9% in the U.S. for the six-month period ended June 30, 2006 compared to the same period of 2005. Positive price increases across all product lines of 9.3% did not compensate for volume declines of 13.2% that occurred primarily in STPP and Other Products and Specialty Salts and Specialty Acids.

Mexico shows a large decline of 13.7% in net sales for 2003, driven primarily by volume reductions in low margin grades of Purified Phosphoric Acid and products purchased for resale. Approximately two-thirds of the 2004 increase of 13.1% is due to sales price increases across all product lines, while volume increases in Specialty Salts and Specialty Acids, STPP and Other Products make up the difference. Positive price variances across all product lines in 2005 have exceeded lower volumes in STPP and Other Products, leading to a net increase of 4.5% compared to 2004. Mexico shows a increase of 5.5% in net sales for the six-month period ended June 30, 2006 compared to the same period of 2005, with selling price increases of 9.0% and volume declines of 3.5%. The improvement in GTSP (Granular TripleSuperphosphate) sales mentioned earlier did not compensate for declines in STPP and Other driven by declines of low margin resales and tolls.

Canada shows net sales increases of 12.0% in 2003 and 19.9% in 2004, driven primarily by volume improvements in Specialty Salts and Specialty Acids, Purified Phosphoric Acid and STPP and Other Products for

2004, although pricing was also positive in both periods. Lower volumes in STPP and Other Products and Specialty Salts and Specialty Acids for 2005 exceeded positive price variances across all product lines, leading to a net decrease of 0.9% compared to the same period of 2004. Canada shows a net sales decrease of 7.2% for the six-month period ended June 30, 2006 compared to the same period of 2005, with selling price increases of 16.5%, and volume declines of 23.7%. Two-thirds of the volume decline is in Specialty Salts and Acids, with the largest impact coming from a large Innovalt customer that has elected to shift refinery production away from heavy crudes to lighter crudes, thus producing less asphalt, and the other one-third is in STPP and Other.

Segment EBITDA Percent of Net Sales. The U.S. EBITDA percent of net sales decline from 2002 to 2003 of 6.4% was driven by three factors: (1) raw material prices, energy and freight cost increases, (2) the addition of the large STPP and Other Products customer added a lower than average EBITDA percent of net sales to a portfolio historically more weighted towards higher margin Specialty Salts and Specialty Acids and (3) modest selling price decreases. The decline of another 2.0% from 2003 to 2004 is driven by purchase accounting charges for the inventory fair value step-up which accounted for 1.6% and in-process research and development charges which accounted for 0.4%; without these charges, the ratio would have been more in line with 2003 and 2005 results. Favorable selling price impacts in both 2004 and 2005 are offset by higher raw material, energy, and freight costs, as well as impacts from AvGard™ tri-sodium phosphates as outlined earlier. The U.S. EBITDA percent of net sales increased to 14.9% for the six-month period ended June 30, 2006 compared to 12.5% for the same period of 2005. This is primarily due to the lower operating expenses in 2006 from the exceptional expense items that were borne solely by the United States in 2005, along with the positive impact of $1.3 million related to the adoption of SFAS # 151.

Mexico shows a decline of 1.5% from 2002 to 2003 due to similar raw material, energy and freight cost increases that impacted the U.S., although the decline is somewhat tempered by modest selling price increases. The 2004 increase of 5.4% is due to selling price increases which exceeded cost increases in raw material, energy, and freight, as well as improved product mix towards Specialty Salts and Specialty Acids. The 5.6% increase seen in 2005 against 2004 is again due to selling price increases that exceeded cost increases in raw material, energy and freight. Mexico shows a decline to 20.4% for the six-month period ended June 30, 2006, from 22.1% for the same period of 2005, which is primarily due to lower volumes and unfavorable mix.

The 3.0% decline from 2002 to 2003 for Canada is due to raw material, energy and freight cost increases similar to those that impacted the U.S. The 9.7% increase from 2003 to 2004 is driven by product mix as Canada improved its balance towards Specialty Salts and Specialty Acids, as well as increased contribution from higher STPP and Other Products sales volumes. 2005 shows a decline of 5.5% against 2004 as selling price increases have not kept pace with higher raw material prices, energy, and freight costs, along with contribution decreases from lower sales volumes. The rate in Canada increased to 20.2% from 9.3% for the six-month period ended June 30, 2006 compared to the same period of 2005, due to significant selling price improvements (both external and intercompany).

Liquidity and Capital Resources

The Phosphates Business has historically funded its capital expenditures and ongoing operations through its cash flow from operations and funding from Rhodia.

Liquidity

The following table sets forth a summary of our cash flows for the periods indicated. All historical Rhodia activity up to and including August 13, 2004 under the predecessor basis is on a combined basis, and all Innophos activity from August 14, 2004 under the successor basis is on a consolidated basis. The year ended December 31, 2004 represents an aggregation of historical predecessor and successor accounting; this is for discussion purposes only and it is not intended to represent what the cash flows would have been if the Acquisition occurred at the beginning of these periods. This approach is a non-GAAP presentation and may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results we would have achieved:

	Combined Predecessor		Consolidated Successor	Aggregated	Consolidated Successor
	2003	January 1 through August 13, 2004	August 14 through December 31, 2004	(Unaudited) 2004	2005	Six Months Ended June 30,
						(Unaudited) 2005	(Unaudited) 2006
	(dollars in millions)
Operating Activities	$26.3	$44.1	$(5.4)	$38.7	$46.1	$17.5	$17.4
Investing Activities	(12.7)	(2.6)	(486.4)	(489.0)	(10.9)	(3.8)	(5.4)
Financing Activities	(10.3)	(43.3)	503.1	459.8	13.4	19.5	(19.0)

Net cash provided by operating activities was $17.4 million for the six months ended June 30, 2006 as compared to $17.5 million for the same period in 2005, a decrease of $0.1 million.

Other current liabilities decreased $12.6 million for the six month period ending June 30, 2006, as a result of funding of our pension obligations, the payment of our 2005 employee bonus programs, and the payment of income taxes in Mexico.

Other current assets decreased by $3.6 million for the six month period ending June 30, 2006, primarily attributable to applying prepayment of Mexico income taxes to offset the Mexican income tax liabilities.

Accounts payable decreased $6.7 million primarily due to advance payments of invoices in the United States and Canada prior to our July 1, 2006 general ledger system implementation and lower raw material purchases due to our non-annual major maintenance outage in Geismar, Louisiana.

Inventories decreased by $0.5 million which caused inventory days-on-hand to decrease by 1 day to 62 days-on-hand as of June 30, 2006. This is a favorable inventory movement after a first quarter increase of $2.6 million.

Net cash used for investing activities was $5.4 million for the six month period ending June 30, 2006, compared to $3.8 million for the same period in 2005, entirely due to increased capital spending of $1.6 million, some of which related to the completion of our information technology systems separation from Rhodia in the United States.

Net cash from financing activities for the six month period ending June 30, 2006 was a use of $19.0 million, compared to a source of $19.5 million for the same period of 2005, a decrease of $38.5 million. For the for the six month period ending June 30, 2006, the Company made principal payments on its term loan of $19.0 million of which $17.9 million was the excess cash flow payment required five days after issuance of the annual audited financial statements, as defined in our credit agreement. The financing activities during the six month period ended June 30, 2005 were attributable to the Company electing to borrow the remaining $42.0 million of our term loan under our senior credit facility to retire the $17.0 million outstanding on our revolving credit facility, along with term loan principal payments of $5.6 million. Lastly, on February 10, 2005 Innophos Investments completed a private offering of $120 million Floating Rate Senior Notes, in which the proceeds from the offering, less fees and expenses, was a distribution to the stockholders of Innophos Holdings.

Net cash provided by operating activities was $46.1 million for the year ended December 31, 2005 as compared to $38.7 million for the same period in 2004, an increase of $7.4 million. This improvement in operating activities is primarily due to $6.1 million of higher EBITDA (excluding non-cash purchase accounting charges of $7.6 million in 2004) and $2.9 million of lower taxes paid in 2005, as $21.4 million of favorable changes in current and other long-term assets and liabilities exclusive of interest and taxes mostly offset higher interest payments of $23.2 million.

Net cash provided by the net change in current assets and liabilities is $0.5 million in 2005 compared to a use in 2004 of $18.6 million which was caused by a rebuild of working capital that was retained by Rhodia on the Acquisition date in accordance with the Rhodia Agreement. The net cash amount provided of $0.5 million in 2005 is due to the following:

•	$10.5 million lower accounts receivable as a result of more timely cash collections in the U.S. and Mexico;

•	$14.0 million of higher other current liabilities primarily from higher income taxes payable in Mexico and higher payroll, benefits, and pension related accruals covering a full year for 2005 compared to 4.5 months for 2004; in addition, an increase in interest payable resulting from the issuance of the Floating Rate Senior Notes;

•	$2.6 million higher other current assets due to prepaid income taxes in Mexico;

•	$11.7 million lower accounts payable in Mexico; and

•	$9.7 million higher inventory levels further described below.

Total inventories increased 14.6% from December 2004 levels, primarily in volume, although valuations are also higher due to raw material and energy cost increases. We did rebuild U.S. calcium salts volumes from very tight supply levels in 2004. Mexico volumes are up after finishing 2004 at low levels due to lost production from a scheduled maintenance outage in the fourth quarter of 2004. Spare parts inventories increased by 14.3% as we prepare for a similar maintenance outage in Mexico during the first quarter of 2006. We had 63 days of inventory on hand at December 31, 2005 which is now the high end of the range depicted in the following chart of historical performance:

	Predecessor 2002	Predecessor 2003	Aggregated 2004	Successor 2005
Inventory Days on Hand	60	53	53	63

Net cash used for investing activities was $10.9 million for the year ended December 31, 2005, compared to $489.0 million for the same period in 2004, of which $473.4 million was used to purchase the Phosphate Business from Rhodia. Capital spending increased $4.1 million compared to 2004.

Net cash from financing activities for the year ended December 31, 2005 was $13.4 million, compared to $459.8 million for 2004, a decrease of $446.4 million. The large inflow of cash provided by financing activities in 2004 was a result of borrowings from the senior credit facility, the Senior Subordinated Notes, and the equity contributions, all of which were used to consummate the Acquisition of the Phosphate Business. The financing activities during 2005 were attributable to our electing to borrow the remaining $42.0 million of our term loan under our senior credit facility to retire the $17.0 million outstanding on our revolving credit facility. In addition, for the year ended December 31, 2005, we made principal payments on its term loan of $11.7 million of which $9.5 million were optional prepayments which will be applied to the excess cash flow payment required five days after issuance of the annual audited financial statements as defined in our credit agreement. Lastly, on February 10, 2005, Innophos Investments completed a private offering of $120.0 million Floating Rate Senior Notes, in which the proceeds from the offering, less fees and expenses, was a distribution to the stockholders of Holdings.

Net cash provided by operating activities was $38.7 million for the aggregated year ended December 31, 2004, as compared to $26.3 million for the same period in 2003. This increase in the 2004 period is mainly attributable to the improvement in net income. Total changes in current and other long-term assets and liabilities were relatively similar net uses for both years, at $20.0 million for 2004 versus $21.7 million for 2003. The successor period shows large uses of cash in current assets, and large sources of cash in current liabilities, due to the re-build of working capital retained by Rhodia on August 13, 2004.

Net cash used for investing activities was $489.0 million for the aggregated year ended December 31, 2004, as compared to a use of cash of $12.7 million for the comparable period in 2003. The large increase in investing activities is due to our purchase of the Phosphates Business from Rhodia.

Net cash provided from financing activities for the aggregated year ended December 31, 2004 was $459.8 million, as compared to a use of cash of $10.3 million for the same period in 2003. The large inflow of cash financing came from the senior credit facility, the Senior Subordinated Notes and Bain Capital’s equity contribution, all of which were used to consummate the Acquisition and pay related fees.

We have available funds under our revolving credit facility, subject to certain conditions. We expect that our primary liquidity requirements will be for debt service, capital expenditures and working capital.

In connection with the Acquisition, we have incurred substantial amounts of debt, including amounts outstanding under our senior credit facility and our $190.0 million Senior Subordinated Notes. In addition, we have $139.5 million of debt, excluding accrued interest, which is dependent on the earnings and distributions from Innophos, Inc. and its subsidiaries. Interest payments on all our indebtedness have significantly reduced our cash flow from operations. As of June 30, 2006, we had total debt of $518.4 million.

Our senior secured credit facility currently totals $238.9 million, consisting of a five-year $50.0 million revolving credit facility and a six-year $188.9 million term loan facility. We had outstanding $188.9 million under our term loan facility as of June 30, 2006.

On June 30, 2006, $45.6 million remained available under the revolving credit facility to finance working capital needs, as there was approximately $4.4 million issued under our letter of credit sub-facility. The commitments under the revolving credit facility will expire on the fifth anniversary of the closing of the Acquisition. We will be able to repay revolving credit loans and reborrow amounts that are repaid up to the amount of the revolving credit commitment then in effect, subject to the debt agreement provisions. The borrowings under the term loan facility are expected to mature on the sixth anniversary of the closing of the Acquisition and are expected to be payable in quarterly installments of $0.481 million for the next 3.25 years and four quarterly installments of approximately $45.7 million in the final year.

The interest rate on the borrowings under the senior credit facility is predicated upon the absence of any material adverse change in our financial condition as well as the absence of any financial covenants defaults as defined. As of June 30, 2006, no material adverse change has occurred and we believe that we are in full compliance with the covenant requirements of the senior credit facility.

On May 15, 2005, we began incurring liquidated damages of 0.25% per annum on our $190.0 million Senior Subordinated Notes and our $130.9 million Floating Rate Senior Notes, due to the delay in filing our exchange offer registration statements. The rate of liquidated damages increased 0.25% with respect to each subsequent 90 day period reaching 0.75% (maximum of 1.00% would have been effective February 15, 2006), until all registration defaults had been cured upon effectiveness of such registration statements. We filed the exchange offer registration statements for both series of notes in the fourth quarter of 2005, and they were declared effective by the SEC on February 14, 2006, which cured all registration defaults.

Capital Expenditures

We spent $5.4 million for the six-month period ended June 30, 2006 to fund our capital expenditures, which is lower than normalized capital spending levels. We spent $10.9 million for the year ended December 31, 2005 to fund our capital expenditures, which is lower than normalized capital spending levels. Additionally, we spent approximately $1.0 million in 2004 and approximately $3.2 million in 2005 to fund upfront stand-alone and separation costs primarily comprised of information technology and tax compliance related expenditures. We expect our capital expenditures to continue to run below depreciation levels, and we plan to fund these expenditures through net cash flows from operations. Management expects capital project execution performance to improve in future quarters.

We believe that the cash generated from operations and availability under our revolving credit facility will be sufficient to meet our debt service, capital expenditures and working capital requirements for at least the next twelve months. Subject to restrictions in our senior credit facility and the indentures governing the notes, we may incur more debt for working capital, capital expenditures, acquisitions and for other purposes. In addition, we may require additional financing if our plans change materially in an adverse manner or prove to be materially inaccurate. There can be no assurance that such financing, if permitted under the terms of our debt agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations under the notes.

Items Affecting Comparability

Predecessor/Successor Bases of Accounting. Our financial statements shown in this prospectus have been presented under two different bases of accounting. All historical Rhodia activity up to and including August 13, 2004 under the predecessor basis is on a combined basis, and all Innophos activity from August 14, 2004 under the successor basis is on a consolidated basis. The following discussion and analysis is based upon the aggregation of these two bases of accounting for the full year ended December 31, 2004, and our review of the business and operations during such period as compared to the same period of 2003. We believe this information provides the most meaningful presentation of our results of operations. This approach is a non-GAAP presentation and may yield results that are not strictly comparable on a period-to-period basis and may not reflect the actual results we would have achieved.

As a result of the Acquisition, our assets and liabilities have been adjusted to their fair value as of the closing date. Depreciation and amortization expenses are higher in successor accounting periods due to these fair value assessments resulting in increases to the carrying value of our property, plant and equipment and intangible assets. The income statement for the period August 14, 2004 through December 31, 2004 includes the following expenses related to purchase accounting: (1) cost of goods sold includes $6.4 million of non-cash purchase accounting charges related to inventory fair value adjustments and (2) operating expenses include $1.2 million of non-cash purchase accounting charges for in-process research and development.

During the period that Rhodia owned the Phosphates Business, it provided the majority of our needs for information technology, finance, accounting, legal, purchasing, human resources, benefits administration, insurance and other services. These costs, and others such as sale leaseback and asset securitization expenses, were allocated to us by Rhodia. Since we are now an independent entity, there will be significant changes to our operating cost structure that may have a material impact on our operations. The historical results that include the predecessor accounting basis discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” do not reflect certain cost adjustments which began immediately after the Acquisition.

Interest expense has increased substantially in the successor accounting in connection with our financing arrangements, which includes a $238.9 million senior credit facility, $190.0 million of Senior Subordinated Notes and $139.5 million Floating Rate Senior Notes, all of which are further described in the liquidity section.

We believe the discussion and analysis of our and the Phosphates Business’ financial condition and combined results of operations set forth below are not indicative, nor should they be relied upon as an indicator of, our future performance. Please refer to the footnotes to the Financial Statements included elsewhere in this prospectus, including “Summary of Significant Accounting Policies—Description of Business and Principles of Consolidation and Combination,” for important additional information concerning the basis of presentation of financial information.

Critical Accounting Policies and Estimates

Basis of Combined/Consolidated Financial Statements

Our discussion and analysis of our financial condition and results of operations are based upon our combined/consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to allowance for bad debts, the recoverability of long-term assets such as goodwill and intangible assets, depreciation and amortization periods, income taxes, commitments and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our combined financial statements.

Allowances for Doubtful Accounts Receivable

The collectibility of accounts receivable is evaluated based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations, an allowance is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably expected to be collected. A considerable amount of judgment is required in order to make an assessment of collectibility of the accounts receivable including a detailed analysis of the aging receivables, the current creditworthiness of our customers and an analysis of historical trends. Historically, the reserves provided for uncollectible accounts has not varied significantly from actual amounts.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined on the basis of the first-in, first-out method. These costs include raw materials, direct labor, manufacturing overhead and depreciation.

Inventories are evaluated for excess quantities, obsolescence or shelf-life expiration. This evaluation includes an analysis of historical sales levels by product and projections of future demand. To the extent management determines there are excess, obsolete or expired inventory quantities, valuation reserves are recorded against all or a portion of the value of the related products with the appropriate charge to cost of sales.

Revenue Recognition

Our revenue is primarily generated through the sale of our three main product lines: Specialty Salts and Specialty Acids, Purified Phosphoric Acid and STPP and Other Products, which consists primarily of fertilizers that we sell as a co-product of the purified wet acid process. Revenues are recognized upon transfer of title and risks of loss, when persuasive evidence of an arrangement exists, delivery has occurred, the customer’s price is fixed or determinable and collectibility is reasonably assured. Customer rebates are estimated throughout the period and are recorded as a reduction of sales. This analysis requires significant amount of judgment from management. If the actual rebate is higher or lower than the estimate, the difference is adjusted against revenue. Historically, the reserves provided for customer rebates has not significantly varied from the actual amounts.

Environmental Costs

Environmental liabilities are recorded when it is probable that these liabilities have been incurred and the amounts can be reasonably estimated. These liabilities are estimated based on an assessment of many factors, including the amount of remediation costs, the timing and extent of remediation actions required by the applicable governmental authorities, and the amount of our liability after considering the liability and financial resources of other potentially responsible parties. Generally, the recording of these accruals coincides with the assertion of a claim or litigation, completion of a feasibility study or a commitment to a formal plan of action. Anticipated recoveries from third parties are recorded as a reduction of expense only when such amounts are deemed certain.

Deferred Taxes

Deferred taxes are accounted for by recognizing deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements. Accordingly, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are assessed for recoverability and a valuation allowance is considered necessary if it is more likely than not that some portion or all of the deferred tax assets will not be realized. We will continue to analyze our current and future profitability and probability of the realization of our deferred tax assets in future periods. If we determine that we will be able to utilize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets valuation allowance would be charged to income in the period such determination is made.

Valuation of Goodwill and Long-Lived Assets

Goodwill represents the excess of the acquisition cost over the fair value of net assets of the businesses acquired. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires periodic tests of the impairment of Goodwill. SFAS No. 142 requires a comparison, at least annually, of the net book value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit, which corresponds to the discounted cash flows of the reporting unit, in the absence of an active market. When this comparison indicates that impairment must be recorded, the impairment recognized is the amount by which the carrying amount of the assets exceeds the fair value of these assets. The annual goodwill impairment review for us is conducted during the fourth quarter of each year. We use a discounted cash flow approach based on forward-looking information of revenues and costs as well as appropriate discount rates for each reporting unit.

Long-lived assets including property, plant and equipment and amortized intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the undiscounted future cash flows expected to be generated by the asset or asset group. When this comparison indicates that impairment must be recorded, the impairment recognized is the amount by which the carrying amount of the assets exceeds the fair value of these assets. Impairments to long-lived assets to be disposed of are recorded at the lower of the carrying amount or fair value less costs to sell. The determination whether or not these assets are impaired and the corresponding useful lives of these long-lived assets requires significant judgment.

Stock Options

On April 1, 2005, the Company granted 448,819 Class L stock options and 4,039,372 Class A stock options which is equivalent to 448,819 stock option strips. Each option strip requires the recipient to exercise in tandem one option of Class L stock and nine options of Class A stock. All stock option strips are granted with an aggregated exercise price equal to or greater than the total fair market value of the underlying Class L and Class A shares. The Company accounts for the stock option plan using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. The valuation method that the Company used under SFAS No. 123 dictated the transition method that the Company used under SFAS No. 123(R). As permitted under SFAS No. 123, the Company valued its stock options at the grant date using the minimum value method. Because the Company used the minimum value method under SFAS No. 123, we adopted SFAS No. 123(R) using the prospective transition method and therefore, prior periods were not restated and we have not recognized in the financial statements the remaining compensation cost calculated under the minimum value method, as permitted by paragraph 83 of SFAS No. 123(R).

Under the prospective method, only new awards (or awards modified, repurchased, or cancelled after the effective date) are accounted for under the provisions of SFAS No. 123(R). We will continue to account for the outstanding awards under APB 25 until they are settled. Upon the adoption of SFAS No. 123(R), the Company did not grant new awards or modify any existing awards that were granted under SFAS No. 123.

The fair value of the aggregated underlying Class L and Class A common stock was calculated by a third party valuation firm in-conjunction with management. The Company determined this to be the relevant accounting unit because it is a single non-separable security issued in a ratio consistent with that purchased by the equity investors. The methods employed to value the option strips were (i) the discounted cash flow method under the income approach, based on management’s projections; and (ii) a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) under the market approach. EBITDA multiples were applied to the Company’s forecasted 2005, latest twelve months March 31, 2005, prior year (2004) and average prior three years’ EBITDA. The methods employed were averaged in determining the aggregate fair value of the option strips.

Pension and Post-retirement Costs

Innophos, Inc. maintains both noncontributory defined benefit pension plans and defined contribution plans that together cover all U.S. and Canadian employees.

In the U.S., salaried and most hourly employees are covered by a defined contribution plan with a 401(k) feature. The plan provides for employee contributions, company matching contributions, and an age-weighted annual company contribution to eligible employees. Nashville union-represented hourly employees hired before April 2004 are covered by a traditional defined benefit plan providing benefits based on years of service and final average pay. Both of these plans were established by Innophos, Inc. in 2004.

In Canada, salaried employees are covered by defined contribution plans which provide for company contributions as a percent of pay, employee contributions, and company matching contributions. Union-represented hourly employees are covered by a defined benefit plan providing benefits based on a negotiated benefit level and years of service.

Our pension and postretirement benefit costs are developed from actuarial valuations. Inherent in these valuations are key assumptions, including the discount rate and the expected long-term rate on plan assets. These assumptions require significant judgment and material changes in our pension and postretirement benefit costs may occur in the future due to changes in these assumptions, changes in levels of benefits provided, and changes in asset levels. Such assumptions are based on benchmarks obtained from third party sources.

As a sensitivity measure, the effect of a 25 basis-point decrease in our discount rate assumption would increase our net periodic benefit cost for our pension plans by approximately $49,000. A 1% decrease in our expected rate of return on plan assets would increase our pension plan expense by $61,000.

Allocation of Purchase Price

Assets acquired and liabilities assumed in an acquisition are determined based on fair value measures as determined by management. The method used to determine the asset values included a variety of valuation techniques such as the excess earnings method, the relief from royalty method, the income approach and the replacement cost approach. Such valuation techniques involve significant estimates and judgments made by management including the probability of weighted projected future cash flows related to the business and specific intangibles, estimated useful lives and the discount rate applied to the cash flows. The valuation of most intangibles utilized a discount rate of 12% which included an additional risk premium for the intangible asset. In-process research and development utilized a discount rate of 15% due to the increased risk inherent in the unproven nature of the products being developed as compared to the other intangible assets. If different assumptions were utilized, it could result in a significant change to the allocation of the purchase price and the value established for assets acquired.

Claims and Legal Proceedings

In addition, in the normal course of business, we are party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and we can reasonably estimate its potential liability. The recording of required reserves may change in the future due to new developments in each matter. Although the ultimate outcome of these matters is currently not determinable, unless otherwise noted, we do not believe that the resolution of these matters in a manner adverse to their interest will have a material effect upon our financial condition, results of operations or cash flows for an interim or annual period.

Claims and Legal Proceedings

In the normal course of business, we are party to various claims and legal proceedings. See “Business—Claims and Legal Proceedings” for further information.

Internal Control Over Financial Reporting

Our separation from the majority of services provided by Rhodia began on August 14, 2004. Since our transition to a stand-alone organization, we have begun to perform certain support functions that were previously provided by Rhodia. As of June 30, 2006, the Company identified material weaknesses specifically in areas related to income taxes, access to information systems and data and cut-off procedures of certain accounts. The Company has undertaken several actions to remediate these material weaknesses.

Material Weaknesses

Management has concluded that we have the following material weaknesses:

•	We do not have effective controls over access to key financial systems and data, including formal procedures over recording and approving non-standard journal entries. Specifically, effective controls are not designed and in place to appropriately segregate the initiation, authorization and recording duties within the organization. This control deficiency could result in a misstatement of significant accounts and disclosures that would result in a material misstatement to our interim or annual consolidated financial statements that would not be prevented or detected.

•	We do not have effective controls to ensure accuracy and completeness of accounting entries primarily relating to cut-off of certain revenue and expenditure activity. Specifically, we do not have controls designed and in place to ensure that written policies and procedures related to cut-off activities are sufficient. This control deficiency resulted in audit adjustments impacting the fourth quarter 2005 financial statements. In addition, this control deficiency could result in a misstatement of certain revenue and expenditure accounts and disclosures that would result in a material misstatement to our interim or annual consolidated financial statements that would not be prevented or detected.

•	We do not have effective controls over the completeness and accuracy of income tax accounts as reported under generally accepted accounting principles, including calculations of deferred tax assets and liabilities and income tax expense. Specifically, we do not have personnel with the appropriate level of technical tax experience and training necessary to ensure that our income tax accounts were in accordance with U.S. generally accepted accounting principles. This control deficiency could result in a misstatement of significant accounts and disclosures that would result in a material misstatement to our interim or annual consolidated financial statements that would not be prevented or detected.

Remediation Plan for the Material Weaknesses

During 2006 management has:

•	Improved its controls concerning customer rebate contract documentation and accounting.

•	Continued to improve its training of staff, monitoring of tax law changes, and its reporting controls concerning income tax reporting and account valuation.

•	Developed a plan for, and continues to make progress in, upgrading its financial systems to improve the controls related to access of financial information, the design of its information systems, and segregation of our initiation, authorization and recording duties, including the processing of non-standard journal entries.

•	Engaged external information technology consultants to review security access and segregation of duties in our information technology systems.

•	Improved its monitoring, communications, and controls related to subsidiary accounts.

•	Improved the procedures and controls for the preparation and posting of manual journal entries.

•	Completed a staffing analysis of our financial organization and implemented a staffing plan.

•	Established an internal audit function.

•	Obtained audit committee approval and begun to implement our three year internal audit plan.

In addition, we, with the help of internal control consultants, have developed and continue to implement specific action plans to enhance the reliability and effectiveness of our internal control over financial reporting. These actions include:

•	Strengthening functional reporting lines between the U.S. corporate office and our foreign subsidiaries.

•	Strengthening our procurement and payment procedures.

•	Engaging an outside service to establish a confidential compliance hotline.

•	Upgrading and making improvements in our use of information systems.

As noted, management also recognizes that it will need to enhance its reporting processes and implement additional financial and management controls. Efforts are underway to accomplish these objectives. In January 2006, we implemented a new enterprise resource planning system in the Mexico operations. In July 2006, we implemented a new general ledger system in the United States and Canada.

While the remediation measures have improved the design effectiveness of internal control over financial reporting, certain of the newly designed controls either were not operating effectively as of June 30, 2006 or had not operated for a sufficient period of time prior to that date to demonstrate operating effectiveness.

Contractual Obligations and Commercial Commitments

The following table sets forth our long-term contractual cash obligations as of June 30, 2006:

	Years ending December 31,
Contractual Obligations	Total	2006	2007	2008	2009	2010	Thereafter
	(dollars in thousands)
Senior Credit Facility(1)	$238,900	$962	$1,923	$1,923	$97,104	$136,988	$—
2004 Senior Subordinated Notes(2)	335,620	17,041	16,863	16,863	16,863	16,863	251,127
Rhodia TSA(3)	511	511	—	—	—	—	—
Future Service Pension Benefits	6,576	339	394	447	526	582	4,288
Other(4)	565,442	46,705	44,814	44,814	44,814	44,814	339,481
Operating Leases	21,139	4,326	3,794	3,035	2,406	2,092	5,486
Floating Rate Senior Notes(5)	120,000	—	—	—	—	—	120,000
Sponsor Management and Advisory fees(6)	18,000	2,000	2,000	2,000	2,000	2,000	8,000

Total Contractual Cash Obligations	$1,306,188	$71,884	$69,788	$69,082	$163,713	$203,339	$728,382

(1)	Amounts do not include variable rate interest payments, any voluntary principal prepayments, and excess cash flow requirements as defined by the credit agreement. Estimated annual interest payments would be $14.0 million assuming a 7% interest rate. The Company made an excess cash flow payment of $17.9 million on March 31, 2006. The 2006 amount only includes the two remaining principal payments for that period.
(2)	Amounts include fixed rate interest payments at 8.875% for years 2007 and thereafter.
(3)	Represents minimum payments for Transition Services provided by Rhodia.
(4)	Represents minimum annual purchase commitments to buy raw materials from a supplier that extends through 2018. In 2006, the amount also includes natural gas purchase commitments.
(5)	Represents the $120.0 million Floating Rate Senior Notes due 2015 which were issued on February 10, 2005. Amounts do not include interest accrued in the form of new notes estimated to be $103.0 million by year 2010 which are payable in 2015. Beginning in 2010, estimated annual cash interest payments would be $28.5 million assuming a 12.75% interest rate.
(6)	Upon consummation of this offering, the Sponsor Management and Advisory Fees are expected to terminate and Innophos, Inc. will be required to pay approximately $12.0 - $13.0 million, representing the present value of the unpaid amounts.

Recently Issued Accounting Standards

The Financial Accounting Standards Board (FASB) recently issued SFAS No. 155, SFAS No. 156, and FASB Interpretation No. 48, all of which are summarized below.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB Statement No. 133 and 140.”

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS No. 155 simplifies the accounting for certain hybrid financial instruments that contain an embedded derivative that otherwise would have required bifurcation. SFAS No. 155 also eliminates the interim guidance in FASB Statement No. 133, which provides that beneficial interest in securitized financial assets is not subject to the provisions of FASB Statement No. 133. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Company will be January 1, 2007. The Company does not believe that the adoption of SFAS No. 155 will have a material effect on its consolidated financial position or results of operations.

SFAS No. 156, “Accounting for Servicing of Financial Assets—An Amendment of FASB Statement No. 140.”

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Company will be as of the beginning of fiscal 2007. The Company does not believe that the adoption of SFAS No. 156 will have a material effect on its consolidated financial position or results of operations.

FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109.”

In July 2006, the Financial Accounting Standards Board (FASB) issued FIN 48 which prescribes a model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. FIN 48 is effective for annual periods beginning after December 15, 2006. The Company is currently evaluating the impact this statement will have on its consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks as part of our ongoing business operations. Primary exposures include changes in interest rates, as borrowings under our senior credit facility will bear interest at floating rates based on LIBOR or the base rate, in each case plus an applicable borrowing margin. We will manage our interest rate risk by balancing the amount of fixed-rate and floating-rate debt. For fixed-rate debt, interest rate changes do not affect earnings or cash flows. Conversely, for floating-rate debt, interest rate changes generally impact our earnings and cash flows, assuming other factors are held constant.

At June 30, 2006, we had $190.0 million principal amount of fixed-rate debt, $238.9 million of available floating-rate debt, and $139.5 million Floating Rate Senior Notes. Based on $188.9 million outstanding as floating rate debt as borrowings under our senior credit facility, an immediate increase of one percentage point would cause an increase to cash interest expense of approximately $1.9 million per year. The $139.5 million Floating Rate Senior Notes maturing in 2015 will pay interest in the form of issuing new notes in-lieu of cash until 2010. In 2010 and thereafter, the interest on the Floating Rate Senior Notes will be required to be paid in cash. Therefore, an increase of one percentage point would cause an increase of $1.4 million per year in the form of additional notes due in 2015. As all of the business for Holdings is transacted through Innophos, Inc. and its subsidiaries, Holdings is dependent on earnings and the distribution of funds from Innophos Investments and Innophos, Inc. and subsidiaries.

Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and other operating expenses and reducing our funds available for capital investment, operations or other purposes. In addition, a substantial portion of our cash flow must be used to service debt, which may affect our ability to make future acquisitions or capital expenditures. We may from time to time use interest rate protection agreements to minimize our exposure to interest rate fluctuation. However, there can be no assurance that hedges will achieve the desired effect. We may experience economic loss and a negative impact on earnings or net assets as a result of interest rate fluctuations.

We do not currently hedge our commodity or currency rate risks. In February 2005 and April 2006, we did execute interest rate cap derivative instruments to limit our interest rate risks. On February 15, 2005, we entered into a two year interest rate cap derivative instrument with a notional amount of $15.0 million. In addition, in April 2006, we entered into two interest rate cap derivative instruments each with a notional amount of $100.0 million with the first interest rate cap instrument expiring in April 2008 and the other interest rate cap instrument expiring in April 2009.

We believe that our concentration of credit risk related to trade accounts receivable is limited since these receivables are spread among a number of customers and are geographically dispersed. No one customer accounted for more than 9% of our sales in the last 3 years.

Foreign Currency Exchange Rates

The U.S. dollar is the functional currency of the Canadian and Mexican operations. Accordingly, these operations’ monetary assets and liabilities are translated at current exchange rates, non-monetary assets and liabilities are translated at historical exchange rates, and revenue and expenses are translated at average exchange rates and at historical exchange rates for the related revenue and expenses of non-monetary assets and liabilities. All translation gains and losses are included in net income.

Our principal source of exchange rate exposure in our foreign operations consists of expenses, such as labor expenses, which are denominated in the foreign currency of the country in which we operate. A decline in the value of the U.S. dollar relative to the local currency would generally cause our operational expenses (particularly labor costs) to increase (conversely, a decline in the value of the foreign currency relative to the U.S. dollar would cause these expenses to decrease). We believe that normal exchange rate fluctuations consistent with recent historical trends would have a modest impact on our expenses, and would not materially affect our financial condition or results of operations. Nearly all of our sales are denominated in U.S. dollars and our exchange rate exposure in terms of sales revenues is minimal.

Inflation and changing prices

Our costs and expenses will be subject to inflation and price fluctuations. Significant price fluctuations in raw materials, freight and energy costs, could have a material effect on our financial condition and results of operations.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

BUSINESS

Our Company

We are the largest North American (United States, Canada and Mexico) producer of specialty phosphates, based on 2005 sales. Most specialty phosphates are highly customized, application-specific compounds that are engineered to meet customer performance requirements. Specialty phosphates are critical to the taste, texture and performance of foods, beverages, pharmaceuticals, oral care products and other applications. For example, specialty phosphates act as flavor enhancers in beverages, electrolytes in sports drinks, texture additives in cheeses, leavening agents in baked goods, calcium and phosphorus sources for nutritional supplements, pharmaceutical excipients and cleaning agents in toothpaste.

We sell products into end-markets that exhibit steady demand growth through economic cycles. According to the Bureau of Economic Analysis, or BEA, North American consumer spending in real dollars for food, beverage, oral care and pharmaceutical products has grown in every year from 1990 through 2004 (the last year for which data is available).

Specialty phosphates customers incur high costs to switch suppliers which creates significant barriers to entry for new suppliers. Our products are essential to the performance of our customers’ end products and require significant development, engineering and testing. In the case of food, beverage and pharmaceutical products, our production facilities must comply with the stringent standards of the FDA or USDA. We maintain long-standing relationships, most spanning decades, with blue-chip customers such as Kraft Foods, Inc., Ecolab Inc. and Albemarle Corporation, and chemical distributors such as Univar USA, Inc., Univar Canada, Ltd. and Brenntag North America, Inc. We work closely with these and our other customers to design customized products that meet application-specific performance and quality requirements. Customers are reluctant to switch specialty phosphate suppliers due to the low cost of specialty phosphates relative to customers’ total product cost and the high functional value of specialty phosphates in customers’ products. In addition, new suppliers face significant barriers to entry. For example, building world-scale specialty phosphate capacity similar to our Coatzacoalcos, Mexico facility requires capital investment greater than $300 million and three-to-four year lead times. Furthermore, high transportation costs and the logistical challenges of providing just-in-time delivery limit imports into North America.

Management believes that we are the overall lowest-cost producer of specialty phosphate salts and acids in North America as a result of our large scale and proprietary manufacturing technology. In addition, we benefit from an efficient manufacturing footprint. Our manufacturing and distribution facilities are strategically located close to our customers to minimize transportation costs, and our largest manufacturing facility is located in Mexico, a low-cost region within North America.

For the twelve month period ending June 30, 2006, we generated net sales and EBITDA of $532.9 million and $91.5 million, respectively.

Our Product Lines

We have three principal product lines: Specialty Salts and Specialty Acids, Purified Phosphoric Acid, and STPP and Other Products. We hold the number one or number two market position in each of our principal product lines. Our products serve diverse end-use markets exhibiting stable demand growth. These markets are also characterized by a high degree of customer loyalty due to the technical complexity of our customized formulations as well as the significant production disruption and costs certain of our customers would experience if they were to switch to another supplier.

Our three product lines are highlighted below:

Specialty Salts and Specialty Acids:

•	Specialty Salts are used in food, beverage and pharmaceutical applications, for example as flavor enhancers in beverages, electrolytes in sports drinks, texture additives in cheeses, leavening agents in baked goods, calcium and phosphorus sources for nutritional supplements, pharmaceutical excipients and cleaning agents in toothpaste.

•	Specialty Acids are used in industrial applications such as asphalt modification and petrochemical catalysis.

Purified Phosphoric Acid: Purified Phosphoric Acid is used as an input to Specialty Salts and Specialty Acids and also in water and metal treatment applications.

Technical Sodium Tripolyphosphate (STPP) and Other Products:

•	STPP is used in detergent applications such as auto-dishwashing and laundry detergents.

•	Other Products primarily include phosphate fertilizers produced in Mexico as co-products of manufacturing Purified Phosphoric Acid.

The following table identifies the principal applications of our product lines:

Principal Product Lines and Applications

	Specialty Salts and Specialty Acids	Purified Phosphoric Acid	STPP and Other Products
% of 2005 Net Sales	53%	22%	25%

Principal Applications

•      Bakery, dairy, meat and seafood products

•      Pharmaceutical excipients and nutritional supplements

•      Oral care products

•      Water treatment and metal finishing

•      Specialty fertilizers

•      Asphalt modification

•      Petrochemical catalysis

•      Semiconductor chip manufacturing

		• Beverage flavor enhancer • Water treatment • Metal treatment	• Auto-dishwashing • Home laundry detergents • Industrial and institutional cleaners • Fertilizers

Corporate Structure

The following is a summary chart of our corporate structure immediately following the consummation of this offering:

Our Industry

According to estimates by British Sulphur Consultants, the North American specialty phosphates market generated approximately $1.4 billion in total sales in 2005. This specialty niche historically represents approximately 20% of the overall phosphate market, the rest of which is comprised of more commodity-like items such as fertilizers. Highly engineered Specialty Salts and Specialty Acids represented approximately $700 million, or 49%, of the total North American specialty phosphates market, Purified Phosphoric Acid represented approximately $400 million, or 28%, and STPP represented approximately $340 million, or 23%. Overall, specialty phosphate demand has grown approximately 2% per annum over the last five years, on a volume basis.

Over the past decade, fundamentals in the North American specialty phosphates market have improved. The marketplaces for each of our product lines has seen consolidation to two key suppliers, while uneconomic capacity has been eliminated during this period. We are one of these two key suppliers in each product category: our Company and ICL, which acquired Astaris in 2005, in Specialty Salts and Specialty Acids; our Company and PCS, in Purified Phosphoric Acid; and our Company and Quimir in STPP. Most recently, Astaris closed three manufacturing plants that produced purified phosphoric acid, specialty salts and STPP. This and previous capacity rationalizations have improved effective industry utilization rates from below 75% in 2001 to approximately 90% in 2005, across all major product categories. Further, imports have historically represented only a small portion of the North American specialty phosphates market, given high freight and logistical costs.

Recently, import producers have been further disadvantaged by increasing costs of transportation and logistics and the depreciation of the U.S. dollar relative to other currencies.

The North American specialty phosphates market has entered an environment of stability and favorable market pricing. During the past several years, we have realized price increases that have been broadly accepted by customers, and which have offset any increases in input costs to us during this period. Nevertheless, we believe current pricing and capacity utilization levels do not support the economic expansion of specialty phosphates capacity.

The production of specialty phosphates begins with phosphate rock, which can be processed in two alternative ways to produce purified phosphoric acid: (1) the thermal acid method, in which elemental phosphorus is combusted in a furnace and subsequently hydrated to produce thermal acid; or (2) the purified wet acid method, in which mined phosphate rock is treated with sulfuric acid to produce merchant green acid (agricultural grade), which is later purified through solvent-based extraction into purified wet acid. The conversion of merchant green acid into high purity wet acid (food grade) is a technically complex and capital-intensive process.

The thermal acid method of production is based on the combustion of elemental phosphorus and is therefore highly energy-intensive, with production costs up to 50% higher (on a variable cost basis) than the costs for the production of purified phosphoric acid produced via the purified wet acid process. purified phosphoric acid can be reacted with appropriate mineral salts or inorganic compounds to produce various specialty phosphate salts or STPP and Other Products as required. We currently use purified wet acid for nearly all of our Specialty Salts and Specialty Acids manufacturing needs.

Key Product Lines

Specialty Salts and Specialty Acids

Specialty Salts and Specialty Acids are the most highly engineered products in our portfolio. Over the past few decades, our research scientists and engineers have worked directly with our customers to create application-specific products that take advantage of the physical and chemical properties of phosphates to satisfy specific end-market needs, such as abrasives in toothpaste and electrolytes in sports drinks. The result has been the creation of specialized niche products used in a wide range of finished product applications across a number of sectors including the food and beverage, pharmaceutical and consumer product industries.

The table below presents a list of the main Specialty Salts and Specialty Acids sold by us in 2005:

Product	Description/End-Use Application
Sodium Aluminum Phosphate, Acidic and Basic (“SALP”)	Premier leavening agent for baking mixes, cakes, self-rising flours, baking powders, batter & breadings (acidic). Improves melting properties of cheese (basic).

Sodium Acid PyroPhosphate (“SAPP”)	Leavening agent for baking powders, doughnuts, and biscuits; inhibits browning in potatoes; provides moisture and color retention in poultry and meat.

Sodium HexaMetaPhosphate (“SHMP”)	Water treatment applications; anti-microbial and sequestrant in beverages; cheese emulsifier; improves tenderness in meat, seafood and poultry applications.

Monocalcium Phosphate (“MCP”)	Leavening agent in double-acting baking powder; acidulant; buffering agent.

Dicalcium Phosphate (“DCP”)	Toothpaste abrasive; leavening agent; calcium fortification.

Product	Description/End-Use Application
Tricalcium Phosphate (“TCP”)	Calcium and phosphorus fortifier in food and beverage applications (e.g. ,orange juice, cereals, and cheese); flow aid; additive in expandable polystyrene.
Pharma Calcium Phosphates (“A-Tab®”, “Di-Tab®”, “Tri-Tab®”)	Excipients in vitamins, nutritional supplements and pharmaceuticals.
Ammonium Phosphates (“MAP”, “DAP”)	High-end fertilizers products for horticultural use; flame retardant; cigarette additives; culture nutrient.
Potassium Phosphates (“TKPP”, “DKP”, “MKP”, “KTPP”)	Water treatment; sports drinks; buffering agent; improves tenderness in meat, seafood and poultry applications.
Specialty Acids (e.g., Polyacid, High Purity)	Additive improving performance properties of asphalt; electronic applications.
Sodium Blends (e.g., Sodium Tripolyphosphate (STPP (food grade)))	Ingredient improving yield, tenderness, shelf life, moisture and color retention in meat, seafood and poultry applications.
Other (Sodium Bicarbonate, Tetrasodium Pyrophosphate (“TSPP”), Mono, Di, & Tri-Sodium Phosphates (“MSP”, “DSP”, “TSP”))	Baking powders; gelling agent in puddings; cheese emulsifiers.

Each salt or acid derivative typically has a number of different applications and end uses. For example, dicalcium phosphate can be used both as a leavening agent in bakery products and as an abrasive in oral care products. However, several food grade salts are unique to the end user in their particular finished product application. Manufacturers often work directly with customers to tailor products to their required specifications.

Specialty Salts and Specialty Acids Applications

According to estimates by British Sulphur Consultants, in 2005, the North American Specialty Salts and Specialty Acids market was estimated to have generated approximately $700 million in total sales. The Specialty Salts and Specialty Acids merchant market demand grew at an estimated annual rate of 3.5% from 1998-2005.

Our major competitor in the downstream Specialty Salts and Specialty Acids is ICL Performance Products.

Purified Phosphoric Acid

Purified Phosphoric Acid is a higher-purity form of phosphoric acid, distinct from the agricultural-grade merchant green phosphoric acid used in fertilizer production. Purified Phosphoric Acid is used to manufacture specialty phosphate salts and acids, and is also used directly in beverage applications as a flavor enhancer and in water treatment applications. End-user sales are made primarily to carbonated soft drink beverage producers, potable and industrial water treatment facilities, and to capital goods manufacturers for pre-coating metal treatment. We also sell Purified Phosphoric Acid to third-party phosphate derivative producers in the merchant market.

According to estimates by British Sulphur Consultants, in 2005, the North American Purified Phosphoric Acid market was estimated to have generated approximately $400 million in total sales. The Purified Phosphoric Acid merchant market demand grew at an estimated annual rate of 0.6% from 1998-2005.

Our major competitor in Purified Phosphoric Acid is PCS, a global fertilizer company for which specialty phosphates represents only a small part of their business. We consume the majority of our Purified Phosphoric Acid production in our downstream operations and sell the remainder on the North American merchant market and to other downstream phosphate derivative producers, where we compete with PCS. PCS does not have any downstream industrial phosphate derivative production capacity, other than a small potassium phosphate salt unit which primarily operates under a tolling arrangement for us.

STPP and Other Products

STPP is a specialty phosphate derived from reacting phosphoric acid with a sodium alkali. STPP is a key ingredient in cleaning products including auto-dishwasher detergents, industrial and institutional cleaners and laundry detergents. In addition to its use in cleaning products, STPP is also used in water treatment, clay processing, and copper ore processing. Over 90% of the end use market is derived from consumer product applications.

According to estimates by British Sulphur Consultants, in 2005, the North American market for STPP was estimated to have generated approximately $340 million in total sales. STPP market demand grew at an estimated annual rate of 2.2% from 1998-2005.

Other Products primarily include phosphate fertilizers produced in Mexico as co-products of manufacturing Purified Phosphoric Acid.

Our major competitor in STPP is Quimir, which is a part of the DESC S.A. de C.V. group in Mexico. Quimir produces STPP at three manufacturing locations in Mexico.

Consolidation and Capacity Reduction.

Consolidation has been most dramatic in the Specialty Salts and Specialty Acids market. The following table summarizes phosphate industry consolidation since 1991:

Year	Industry Developments
1991	OxyChem acquired by FMC Corp. Olin acquired by A&W and PCS

1994	A&W and Troy (Mexico) formed 50:50 joint venture

1997	PCS acquired Arcadian (Geismar) Monsanto spun off Solutia, its specialty phosphate division

1998	Rhodia spun off from Rhône-Poulenc

2000

Rhodia acquired A&W’s phosphates business

Per U.S. FTC mandate, PCS acquired remaining 50% of Aurora purified wet acid capacity from Rhodia. PCS and Rhodia signed an 18-year contract for supply of purified wet acid

FMC Corp. and Solutia Inc. merged their specialty phosphates business to form Astaris LLC, a 50:50 joint venture between the two parents

Per FTC mandate, Astaris sold its Augusta, Georgia plant to Prayon

2004	ThermPhos International B.V. acquired Rhodia’s European specialty phosphates business Bain Capital acquired Rhodia’s North American specialty phosphates business (Innophos)

2005	ICL acquired Astaris

In addition to consolidation, uneconomic production capacity was eliminated in North America across all three major specialty phosphate product categories. In 2001, Rhodia closed its plants in Buckingham, Quebec and Morrisville, Pennsylvania. In 2002, Vicksburg Chemical Company closed a specialty salts plant in Vicksburg, Mississippi. In late 2003 and the beginning of 2004, Astaris closed three manufacturing facilities, eliminating roughly 320,000 metric tons of capacity: a purified wet phosphoric acid plant in Conda, Idaho; a specialty salts plant in Trenton, Michigan; and an STPP plant in Green River, Wyoming. As a result, we estimate that overall industry capacity utilization in North America increased from below 75% in 2001 to over 90% in 2005 in downstream phosphate derivatives. Recently, PCS started-up a fourth train of purified phosphoric acid. The PCS expansion is comparable to the level of 2005 PWA imports and thermal acid consumption. It is also comparable to the failed start-up of the Astaris PWA plant which was subsequently closed in 2003.

Low Penetration from Imports. According to British Sulphur Consultants, imports of specialty phosphates represented approximately 10% of annual North American consumption for each year from 2001 to 2005. Importers have had their competitiveness eroded over the past few years due to a number of factors.

•	Ocean freight cost increases have made it less economical to transport specialty phosphates from overseas.

•	In Europe, the strengthening Euro has increased the cost of products produced in Europe.

•	In China, where elemental phosphorus is used to manufacture downstream phosphate derivatives, increasing energy and raw material costs have made export products less competitive and potentially less reliable.

Notwithstanding the marginal role they play in the domestic market, the following are the primary importers of purified phosphoric acid products and derivatives into North America: (i) Prayon and Rotem Amfert Negev Ltd. (a subsidiary of ICL) for purified phosphoric acid, with Prayon primarily supplying acid to its specialty salts manufacturing facility in Augusta, Georgia; and (ii) various Chinese and European specialty phosphate manufactures such as Chemische Fabrik Budenheim, Prayon and BK Giulini Chemie GmbH & Co. (a subsidiary of ICL) for specialty salts and STPP.

Key Competitive Strengths

The following competitive strengths have contributed to our market leadership position and our ability to generate strong cash flow. We expect these strengths to continue to support our leadership position and growth in the future:

Leading Market Positions in Specialty Products. We are the largest specialty phosphates producer with what we believe to be the broadest specialty phosphates product offering in North America. The following table highlights our leading positions:

Products	2005 North American Market Position
Specialty Salts(1)	# 1
Specialty Acids(1)	# 1
Purified Phosphoric Acid(2)	# 1
STPP(1)	# 2

(1)	Source: British Sulphur Consultants, based on sales.
(2)	Source: British Sulphur Consultants and management estimates, based on production volume.

High Customer Switching Costs. Our specialty phosphates are characterized by significant costs for our customers to switch to new suppliers. Our products are essential to the taste, feel and performance of our customers’ end-products. Furthermore, we work closely with our customers to design custom-engineered chemicals that meet application-specific performance and quality requirements. In order to change its process or switch specialty phosphate suppliers, a customer often must conduct trials to validate the change or new material under stringent quality assurance processes which often include compliance with regulatory requirements, such as those of the FDA or USDA, industry standards and internal protocols. In some instances, we estimate that it can take up to 18 months to complete a single customer approval process or for a customer to qualify a new specialty phosphate supplier. Customers are reluctant to switch given this critical functionality and application-specific design. Therefore, our specialty phosphates have a high “value-to-cost” ratio as our products generally represent only a small portion of a customer’s total costs.

Significant Barriers to Entry. The specialty phosphates market benefits from certain financial, logistical, technological and service oriented characteristics that create meaningful barriers to entry:

•	Technical complexity—the technological aspects involved in developing highly specialized and tailored phosphate products demand reliance on a complex and highly sophisticated technology foundation, including application know-how and technical services.

•	High capital costs—specialty phosphate capacity is difficult to add and requires large capital investments. We estimate that building world-scale specialty phosphate capacity similar to our Coatzacoalcos, Mexico facility requires capital investment greater than $300 million and three-to-four year lead times.

•	Infrastructure barriers—customers typically require suppliers to provide significant sales and support infrastructure including technical services and just-in-time delivery capabilities. In addition, logistical challenges, high freight costs and currency risks impose significant barriers to producers outside of North America.

Stable End-Markets Demand Growth. Our principal products are used as critical and value-enhancing ingredients in a variety of end-markets which exhibit stable demand growth. Unlike agricultural phosphates, which are commodity chemicals used primarily as fertilizers and livestock feed supplements, specialty phosphates are application-specific and act as critical ingredients in a variety of end-uses, such as leavening agents in baked goods, texture additives for cheeses, preservatives for deli meats, flavor enhancers in beverages, electrolytes in sports drinks, builders in institutional cleaning products, performance enhancers for asphalts, calcium sources for pharmaceutical excipients, nutritional supplements and key ingredients in the treatment of drinking water. Our end-markets, which include food, beverages, cleaners, pharmaceutical, nutritional supplements and water treatment, are traditionally recession-resistant and have exhibited stable demand growth throughout economic cycles. According to the BEA, North American consumer spending in real dollars for food, beverage, oral care and pharmaceutical products has grown in every year from 1990 through 2004 (the last year for which data is available).

Low-Cost Structure. Management believes that we are the overall lowest-cost producer of specialty phosphate salts and acids in North America as result of our large scale and proprietary manufacturing technology. In addition, we benefit from an efficient manufacturing footprint. Our manufacturing and distribution facilities are strategically located close to our customers to minimize transportation costs, and our largest manufacturing facility is located in Mexico, a low-cost region within North America.

Experienced and Incentivized Management Team with a Strong Operating Record. We have a highly capable and internationally experienced management team. Led by CEO Randy Gress, our senior management team averages over 15 years of chemical industry experience. Our management team has established our Company as an industry leader, and we believe management will continue to capitalize on earnings growth opportunities. Prior to the consummation of this offering our directors, executive officers and employees own approximately 1.1% of the capital stock of the Company and have been granted stock options that, subject to vesting requirements, represent approximately 8.4% of the capital stock of the Company.

The combination of our leading market positions, high customer switching costs, significant barriers to entry, our low-cost position and experienced management provides us with a strong and sustainable competitive advantage.

Business Strategy

Our strategic objective is to build on our strengths to selectively expand our market leadership, maintain our low-cost position and generate significant cash flow.

Grow Our Market Share. We plan to grow our market share through a focus on higher growth specialty products, penetration into new geographic markets and innovative new product applications.

•	Target high growth niches—a number of segments we participate in are expected to grow faster than the overall market. For example, Specialty Salts and Specialty Acids have a range of food, beverage, consumer and pharmaceutical excipient applications that are experiencing such growth. We are targeting these niches through superior product innovation and continued collaboration with key customers.

•

Develop new innovative products for unmet customer needs—we plan to leverage our extensive experience in Specialty Salts and Specialty Acids engineering and customization to provide our customers with new value-creating products for their applications. Our research scientists and product engineers are continually working with end-customers to both improve existing products and to develop state of the art applications for new products. We have several recent growth initiatives and product introductions, for example, in food, we have introduced the Tortilla Rise™ products, which provide leavening properties customized for this high-growth market. In nutritional supplements, we have developed calcium phosphates that provide a balanced supplement to diets lacking the recommended daily intake of calcium and phosphorus. In industrial applications, our new Innovalt® product line represents a high value and rigorously technical additive that allows asphalt roads to last longer and maintain their functionality in extreme temperature environments. We believe these and similar product introductions will allow us to capture new customers and enhance our offering to our existing customers.

•	Further penetrate faster-growing geographic markets—we believe our existing portfolio of proprietary products will support further penetration into faster-growing export markets such as China and South America. For example, we have recently introduced two proprietary products into the Chinese market and demand for these products has exceeded our expectations.

Strengthen Our Low-Cost Position. We have a solid historical track record of improving our cost structure and expect to continue executing cost structure improvements. Ongoing cost saving initiatives include pursuing operational efficiencies, optimizing existing technologies and networks, maintaining a lean organizational structure and continuously managing fixed costs. As part of this ongoing process, we have currently identified numerous optimization opportunities such as improving the integration of our Mexican and U.S. manufacturing network and reducing specific fixed cost elements, that we believe will result in approximately $12.0 million to $15.0 million of annual cost savings within the next two-to-three years. We are focused on realizing these savings and to continue finding future opportunities for profit improvement.

Reduce Financial Leverage. We have extensive experience operating in a leveraged environment and are comfortable with our existing leverage levels. However, we intend to reduce our financial leverage with a significant portion of the net proceeds from this offering and we are focused on using a significant portion of our future net operating cash flows to further repay indebtedness.

Our Customers

Our customer base is principally comprised of consumer goods manufacturers and distributors. Our customers manufacture products such as soft drinks, sports drinks and juices, various food products, toothpaste and other dental products, petroleum and petrochemical products, and various soaps and detergents. Our customers include major consumer goods manufactures in the food, bakery, beverage, pharmaceutical and cleaning product markets with global market recognition. Our distributors include Univar Inc., Mitsubishi Corp. and Brenntag Inc. We have maintained long-term relationships with the majority of our key customers, with the average customer relationship having lasted over 15 years.

We work closely with our customers to manufacture and supply our products to meet the technical performance requirements and quality standards specific to each of them and to develop new products to satisfy their changing needs. Our specialty chemical products are often critical ingredients in the formulation of our customers’ products, and typically represent only a small percentage of their total product costs. As a result, we believe that the risks associated with our customers switching suppliers often outweigh the potential gains.

Our Suppliers

Our purchases range from basic phosphate rock to end-products used directly for resale through tolling arrangements with other manufacturers of phosphates. However, most of our purchases are basic inputs. As a result, we have placed significant emphasis on securing favorable and stable relationships with key suppliers to ensure timely and cost effective delivery of raw materials to our North American manufacturing facilities. We have secured the supply of our key raw materials, specifically phosphate rock, merchant green acid for Purified Phosphoric Acid production and Purified Phosphoric Acid for downstream salt production, through long-term agreements with suppliers.

Raw Materials and Energy

We purchase a range of raw materials and energy sources including: phosphate rock, merchant green acid, Purified Phosphoric Acid, natural gas and electricity. In 2005, raw materials, energy and other variable costs equaled approximately 60% of our net sales. To secure supply, we purchase a majority of our key raw materials under long-term supply contracts. Many of these long-term supply contracts also include predetermined pricing formulae based on available price indices or market prices. We do not engage in any material futures or other derivative contracts to hedge against fluctuations of raw material or energy prices.

Phosphate Rock. Phosphate rock is essential to our production of Purified Phosphoric Acid in Mexico. We have entered into a long-term agreement with OCP for the supply of phosphate rock to secure this input. The price we pay OCP, as part of this contract, is negotiated annually but is driven primarily by demand conditions in the fertilizer market.

Merchant Green Acid. Merchant green acid may be used for the production of purified phosphoric acid, the main raw material for the creation of our downstream salts and acids. We purchase merchant green acid for processing at our Geismar, LA facility from PCS. Our merchant green acid supply at Geismar is contractually guaranteed through a long-term agreement with PCS.

Purified Phosphoric Acid. The key raw material input for all of our downstream Specialty Salt and Specialty Acid operations is purified phosphoric acid. We purchase approximately 20% of our purified phosphoric acid supply from third parties to optimize our consumption and net sales. In order to satisfy our needs for purified phosphoric acid, we have entered into a long-term supply contract with PCS.

Natural Gas and Electricity. Natural gas and electricity are used to operate our facilities and generate heat and steam for the various manufacturing processes. We typically purchase natural gas and electricity on the North American open market at so-called “spot rates.” From time to time, we will enter into longer term natural gas and electricity supply contracts in an effort to eliminate some of the volatility in our energy costs. In 2005, natural gas and electricity costs were approximately 10% of net sales.

Research and Development

Our product engineering and development activities are aimed at developing and enhancing products, processes, applications and technologies to strengthen our position as the leading specialty phosphates manufacturer in North America. We focus on:

•	developing new or improved application-specific specialty phosphate products based on our existing product line and identified or anticipated customer needs;

•	creating specialty phosphate products to be used in new applications or to serve new markets;

•	providing customers with premier technical services as they integrate our specialty phosphate products into their products and manufacturing processes;

•	ensuring that our products are manufactured in accordance with our stringent regulatory, health and safety policies and objectives;

•	developing more efficient and lower cost manufacturing processes; and

•	expanding existing, and developing new, relationships with customers to meet their product engineering needs.

We are focused on a collaborative, customer driven approach to developing new products, applications and processes. Through regular direct contact with our key customers as well as selected joint partnership agreements, our engineers and development personnel become aware of evolving customer needs as early as possible. For example, we have developed a new line of phosphates for the meat industry which has a more neutral pH and dissolves more quickly than earlier products as well as a new line of phosphate additives which enhance the durability of asphalt roadbeds at extreme temperatures. Over the last five years, we have filed 17 patents and introduced 13 new products into the market.

Our research and development expenditures were $2.2 million for the year ended December 31, 2005, $1.0 million in the period August 14, 2004 to December 31, 2004, and $3.1 million for the period January 1, 2004 to August 13, 2004.

Information Technology

We believe that our current IT infrastructure is sufficient to meet ongoing needs. During 2000 compliance upgrades, applications were selected based on their individual features and capabilities and custom interfaces were constructed to create a fully integrated IT platform.

We currently use a range of different IT solutions to improve and facilitate plant management, supply chain management, customer relations, logistics, resource planning, risk management control and finance. We have continually sought to implement optimal software and hardware solutions to ensure the functionality necessary to minimize production and shipment errors and maximize operating efficiency.

As part of the transition from Rhodia, we outsourced our U.S. IT operations to a third party supplier. We have recently completed an upgrade of our U.S. and Canadian financial systems. In addition, our Mexican enterprise resource planning system was recently upgraded and offers the latest technology available to meet our needs.

Environmental Compliance

Our operations, which involve the use, handling, processing, storage, transportation and disposal of hazardous materials, are subject to extensive and frequently changing environmental regulation by federal, state, and local authorities, as well as regulatory authorities with jurisdiction over our foreign operations. Our operations also expose us to the risk of claims for environmental remediation and restoration or for exposure to hazardous materials. Our production facilities require operating permits that are subject to renewal or modification. Violations of health and safety and environmental laws, regulations, or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages, the rescission of an operating permit, third-party claims for property damage or personal injury, or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations, or cash flows. Due to changes in health and safety and environmental laws and regulations, the application of such laws and regulations, and changes in environmental control technology, we cannot predict with certainty the amount of capital expenditures to be incurred for environmental purposes.

Future environmental spending is probable at our site in Nashville, Tennessee, the eastern portion of which had been used historically as a landfill, and a western parcel previously acquired from a third party, which reportedly had housed, but no longer does, a fertilizer and pesticide manufacturing facility. We have an estimated liability with a range of $0.9-$1.2 million. The remedial action plan has yet to be finalized, and as such, the Company has recorded a liability, which represents the Company’s best estimate, of $1.1 million with $0.7 million recorded in the period August 14, 2004 to December 31, 2004 and $0.4 million recorded in the period ended December 31, 2005.

In June 2005, Innophos Canada, Inc. was contacted by representatives of Mosaic seeking a meeting to discuss the status of an ongoing remedial investigation and clean-up Mosaic is conducting at its now-shuttered fertilizer manufacturing site located north of Innophos Canada’s Port Maitland, Ontario, Canada plant site. The remediation is being overseen by the MOE. Mosaic stated that in their view we and Rhodia (our predecessor in interest) were responsible for some phosphorus compound contamination at a rail yard between the Innophos

Canada, Inc. and Mosaic sites, and would be asked to participate in the resolution. Our management has determined that this contingent liability is neither probable nor estimable at this time, but liability is reasonably possible. We have notified Rhodia of the Mosaic claim under the Rhodia Agreement under which we purchased our business, and we are seeking indemnification. Rhodia has declined the claim stating that we have not provided sufficient information. We will continue to investigate and defend the claim through Canadian counsel.

Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities, and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. Many of our sites have an extended history of industrial use. Soil and groundwater contamination have been detected at some of our sites, and additional contamination might occur or be discovered at these sites or other sites in the future (including sites to which we may have sent hazardous waste). We continue to investigate, monitor or cleanup contamination at most of these sites. The potential liability for all these sites will depend on several factors, including the extent of contamination, the method of remediation, the outcome of discussions with regulatory agencies, the liability of third parties, potential natural resource damage, and insurance coverage. Accruals for environmental matters are recorded in the accounting period in which our responsibility is established and the cost can be reasonably estimated. Due to the uncertainties associated with environmental investigations and cleanups and the ongoing nature of the investigations and cleanups at our sites, we are unable to predict precisely the nature, cost and timing of our future remedial obligations with respect to our sites and, as a result, our actual environmental costs and liabilities could significantly exceed our accruals.

Although our environmental policies and practices are designed to ensure material compliance with federal, state, local and international environmental laws and regulations, future developments and increasingly stringent regulation could require us to make additional unforeseen environmental expenditures. We cannot assure you that, as a result of former, current, or future operations, there will not be some future impact on us relating to new regulations or additional environmental remediation or restoration liabilities.

Intellectual Property

We rely on a combination of patent, copyright and trademark laws to protect certain key intellectual aspects of our business. In addition, our pool of proprietary information, consisting of manufacturing know-how, trade secrets and unregistered copyrights relating to the design and operation of our facilities and systems, is considered particularly important and valuable. Accordingly, we protect proprietary information through all legal means practicable. However, monitoring the unauthorized use of our intellectual property is difficult, and the steps we have taken may not prevent all unauthorized use by others. While we consider our copyrights and trademarks to be important to our business, ultimately our established reputation and the products and service we provide to the end-customer are more important.

Insurance

In the normal course of business, we are subject to numerous operating risks, including risks associated with environmental, health and safety while manufacturing, developing and supplying products, potential damage to a customer, and the potential for an environmental accident.

We currently have in force insurance policies covering property, general liability, excess liability, workers’ compensation/employer’s liability and product liability. All of these policies are in amounts that we believe are consistent with industry practices and provide that we pay a deductible on each claim. We believe that we are appropriately insured for the insurable risks associated with our business.

Employees

As of June 30, 2006, we had approximately 1,134 employees, of which 723 were unionized hourly wage employees. We currently employ both union and non-union employees at many of our facilities. We believe we have a good working relationship with our employees, which has resulted in high productivity and low turnover in key production positions. We have experienced work stoppages and strikes from time to time, most recently a six-week strike at our Port Maitland facility in Summer 2003. We are a party to a collective bargaining agreement with the Paper, Allied-Industrial, Chemical & Energy Workers International Union, Local No. 6-765 through January 16, 2008 at the Chicago Heights facility; International Union of Operating Engineers, Local No. 912 through April 23, 2007 at the Nashville facility; the Warehouse, Mail Order, Office Technical and Professional Employees Union, Local No. 743 through June 17, 2008 at the Chicago (Waterway) facility; the United Steelworkers of America, Local No. 6304 through April 30, 2008 at the Port Maitland facility; and Sindicato de Trabajadores de la Industria Química, Petroquímica, Carboquímica, Similares y Conexos de la República Mexicana, at the Coatzacoalcos, Mexico facility. The agreement at the Coatzacoalcos, Mexico facility is for an indefinite period, wages are reviewed every year and the rest of the agreement is subject to negotiation every two years. The current two-year period will expire in June 2008.

Properties

Our headquarters are located in Cranbury, New Jersey, with seven manufacturing facilities strategically located throughout the United States, Canada, and Mexico. Since our predecessor’s acquisition of A&W in 2000, we invested over $90 million in 2000 and 2001 to reconfigure and upgrade our manufacturing facilities to achieve an optimal footprint for sourcing raw materials and minimizing inbound and outbound freight cost. As part of this investment, we successfully converted substantially all of our phosphoric acid production capacity to the technologically complex and capital intensive solvent extraction-based PWA process, from the energy-intensive thermal acid process. These investments have enabled us to develop a low cost structure, efficient asset base and leading value added applications.

We operate seven facilities which manufacture our three main product lines: Specialty Salts and Specialty Acids, Purified Phosphoric Acid, and STPP and Other Products. Our largest manufacturing facility is located in Coatzacoalcos, Mexico, which has over 300kt of production capacity for these main products. We operate four medium-size plants in Chicago Heights(1), Illinois, Nashville, Tennessee, Port Maitland, Canada, and Geismar, Louisiana, which have production capacities ranging from 75kt – 110kt, and collectively produce all of our main products. We produce specialty salts in two 20kt – 25kt plants located in Chicago, Illinois (Waterway), and Mission Hills, Mexico. All of these facilities are owned with the exception of Mission Hills, Mexico, where the land is leased. We also lease facilities at Cranbury, New Jersey, Mexico City, Mexico, and Mississauga, Canada (Ontario) which house our commercial, administrative and product engineering and development employees, with the Cranbury, New Jersey facility serving as our headquarters. We also own a distribution facility in Chicago which we use to service our customer base. We do not own and are not responsible for any closed U.S. or Canadian elemental phosphorus or phosphate production sites, as these were not part of the assets or liabilities acquired from Rhodia.

Claims and Legal Proceedings

Mexican Tax Claims

On November 1, 2004, our Mexican subsidiary, Innophos Fosfatados, received notice of claims from the Tax Audit and Assessment Unit of the National Waters Commission, or CNA, demanding payment of

(1)	The Chicago Heights production location mainly focuses on specialty phosphate salts, but it also operates an independent silica business that has been retained by Rhodia. Following the separation, Rhodia has continued to operate independent silica operations at the Chicago Heights site, but will compensate us for certain minimum indirect support, mainly consisting of steam energy supply.

governmental duties, taxes and other charges for failure to have certain permits allowing extraction of salt water for processing in 1998 and 1999, or Salt Water Claims, and for the underpayment of governmental duties, taxes and other charges for the extraction and use of fresh water from national waterways from 1998 through 2002 at the Coatzacoalcos manufacturing plant, or Fresh Water Claims.

As initially assessed by the CNA, and as shown in the table below, the claims total approximately $139.3 million at current exchange rates as of August 16, 2006.

Tax Item	Salt Water Claims	Fresh Water Claims	Total
	(dollars in millions)
Basic Charges	$27.5	$10.7	$38.2
Interest, Inflation and Penalties	80.7	20.4	101.1

Total	$108.2	$31.1	$139.3

Management believes that Innophos Fosfatados has valid bases for challenging the amount of the CNA claims and we are vigorously defending the matter.

CNA Administrative Proceedings and Appeals

On January 17, 2005, Innophos Fosfatados filed documents with the CNA seeking revocation and dismissal of all claims. On August 29, 2005, the CNA rejected the substantive challenges filed by Innophos Fosfatados as to the Fresh Water Claims (although CNA agreed that certain corrections were required as to its surcharge calculations), confirming their original claims. In addition, on technical grounds, CNA ordered the revocation of the resolutions containing the Salt Water Claims in order to correct certain errors, and consequently did not address the substantive challenges. CNA reserved its right to issue new resolutions correcting the technical errors as to both the Fresh Water and Salt Water Claims. On November 3, 2005, Innophos Fosfatados filed appeals with the Mexican Federal Court of Fiscal and Administrative Justice challenging all CNA’s claims and CNA’s recent rulings, including a discretionary appeal seeking a court ruling on the Company’s substantive challenges to the Salt Water Claims. CNA’s responses have been filed, and Innophos Fosfatados has filed its counter-response. The timing of a decision is not known.

Rhodia Indemnification

Under the terms of the Rhodia Agreement, under which our business was purchased on August 13, 2004, we received indemnification against, among other things, claims for Mexican Taxes (as such term is defined in the Rhodia Agreement) such as those alleged by CNA, as well as any additional duties, taxes and charges which may be assessed by the CNA for the period after 2002 but arising on or before the August 13, 2004 closing date of the acquisition of the Company. Rhodia has acknowledged its responsibility for such claims, but under a reservation of rights, and has assumed control of the defense of the CNA claims. We asserted that we are entitled to full indemnification for liabilities relating to Taxes and for breach of covenants under the Rhodia Agreement (concerning a known, undisclosed CNA audit). Rhodia has disagreed, asserting instead that the applicable indemnification under the Rhodia Agreement would be for breach of representations and warranties, which would in turn subject the liabilities relating to the CNA claims to a deductible amount of $15.9 million and a cap of $79.5 million above that deductible amount.

On December 16, 2004, we sued Rhodia in the Supreme Court for the State of New York in New York County seeking a determination that we are entitled to full indemnification under the Rhodia Agreement. We filed a motion for summary judgment with the court, seeking declarations that the CNA claims are Taxes under the Rhodia Agreement, and that Rhodia is obligated to provide any necessary security to guarantee the claims to the Mexican government. The court entered an Order granting us summary judgment motion on both counts on June 13, 2005. Rhodia has appealed the Order to the New York State Supreme Court Appellate Court Division, First Department. Briefing and oral argument have been completed, and the matter has been submitted for decision. The timing of a decision is not known.

Security Pending Challenges. Security for the full amount of the matter in dispute, which approximates $153.0 million with inflation and surcharge values projected to June 2006 (updated security amount is approximately $164.4 million at current exchange rates as of August 16, 2006 projected to February 2007), was required by June 17, 2005. In light of the recent technical revocation of the Salt Water Claims, we are advised that the amount of security required would be reduced to $35.7 million at current exchange rates as of August 16, 2006. We believe the posting of such security was an obligation of Rhodia under the New York court ruling (referenced above). Rhodia has acknowledged its obligation to post such security (subject to appeal), but is taking the position that security is not currently required. If Rhodia does not or cannot timely post security, it is possible that Innophos Fosfatados will have to do so. There are multiple types of acceptable security, the most common type of security being an asset-backed mortgage. In the event the Mexican Ministry of Finance determines that security was not provided in a timely manner, or that Innophos Fosfatados was otherwise not satisfying security requirements, the Ministry of Finance could seize certain Innophos Fosfatados assets or appoint a surveyor with certain administrative powers over Innophos Fosfatados’ assets and operations to ensure compliance pending appeals.

Further Proceedings. A final determination of the matter may require appeals to the Mexican Supreme Court and possible remands to the CNA or to lower courts, which might continue for several years. In the event that the CNA were to issue a full set of new resolutions confirming the original Salt Water Claims and Fresh Water Claims, and appeals were to be decided against us, we could be required to pay a judgment for the entire amount of the CNA claims (which could include accrual of additional interest and inflationary adjustments, as well as charges for periods after 2002, which management estimates under current operating conditions at approximately $2.1 million of additional basic charges per year, excluding interest, inflation adjustments, and penalties). To the extent such judgments are not paid by Rhodia, this would be material to our results of operations, financial condition and cash flows. If such obligation were to fall upon us, at the present time we could not meet that obligation from our current assets, and would be required to raise sufficient capital or sell assets.

As of the date hereof, based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of June 30, 2006. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate. The ultimate liability amount could be material to our results of operations and financial condition. Furthermore, Rhodia has a significant amount of debt, a non-investment grade credit rating and has reported losses for fiscal years 2003, 2004 and 2005. As a result, there can be no assurance that we will ultimately collect amounts due from Rhodia (whether partially or fully) under the indemnification rights in the Rhodia Agreement.

Mexican Water Recycling System—PAMCAR Agreement

Innophos Fosfatados is the successor to an agreement with the CNA (originally entered into in 1997 by Albright & Wilson-Troy de Mexico, S.A. de C.V., succeeded in 2000 by Rhodia Innophos Fosfatados de Mexico, S.A. de C.V.) to construct a water recycling system to reduce water effluents into the Gulf of Mexico, to comply with applicable discharge limits and regulations, and to reuse at least 95% of the water derived from the production processes at the Coatzacoalcos facility (the “PAMCAR Agreement”). The PAMCAR Agreement required that such action plans be completed by December 31, 2004. Under the terms of the PAMCAR Agreement and subject to compliance by Innophos Fosfatados, the CNA temporarily exempted Innophos Fosfatados from the payment of certain waste water discharge duties and related charges, which would normally have been payable.

All of the equipment to recycle water was in place and in operating condition as of December 31, 2004. On January 10, 2005, Innophos Fosfatados notified the CNA of its position that as of December 31, 2004, it complies with the applicable requirements of the PAMCAR Agreement. Management is advised by Mexican environmental counsel that compliance with the discharge limits aspect of the CNA agreement should be based upon limits which were issued in 2005.

Innophos Fosfatados’ relevant waste water discharges were the subject of a study by the National University of Mexico, which concluded in October 2004 that such discharges do not adversely impact the receiving water bodies or the environment. In addition to a previous request by Innophos Fosfatados to update the relevant waste water discharge permit with new operating information, in October 2004, Innophos Fosfatados filed a petition with the CNA to reflect the results of the university study and to revise discharge limits which the now-improved operations can satisfy. In 2005, Innophos Fosfatados has received a government authorization known as a Concession Title (containing a waste water discharge permit and limits) granting the requested relief as to all discharge limits.

CNA regional officials may take the position that compliance with the PAMCAR Agreement will be determined by the previous Concession Title. Consequently, while Mexican counsel has advised us that compliance should be determined upon the new, revised, discharge limits as a matter of applicable law, CNA regional officials could find that Innophos Fosfatados was not in compliance for the duration of the PAMCAR Agreement. In the event that Innophos Fosfatados is found not to be in compliance with the PAMCAR Agreement’s terms and deadlines, the exempted duties and related charges through December 31, 2004, could be reinstated. Innophos Fosfatados management estimates that the amount of exempted duties and related charges through December 31, 2004 may range up to $10.6 million at current exchange rates as of August 16, 2006 (including inflation and interest). In addition, management is advised that it is possible under applicable law that a penalty could be imposed of up to an additional $11.3 million at current exchange rates as of August 16, 2006. Management believes that the above amounts represent the upper range of possible liability based on a finding of noncompliance. The estimates above for exempted duties, charges and penalties are based on a finding that Innophos Fosfatados exceeded discharge limits related to pH levels specified in certain Mexican tax regulations, or Tax Tables. If violations instead are based on different Tax Table discharge limits, such as discharge limits relating to phosphorus, the estimated ranges of estimated exempted duties, charges and penalties above could be significantly reduced. Management does not currently know whether the CNA will make a finding of noncompliance as to any aspect of the PAMCAR Agreement or what discharge limits would constitute the basis for a finding of noncompliance as to water quality requirements.

Based upon currently available information and advice of counsel, management would take appropriate steps to challenge any such claim before the CNA and/or Mexican courts, and if any such claim were presented, evaluate potential indemnification rights against Rhodia. As of the date hereof, based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of June 30, 2006. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate.

Other Legal Matters

In June 2005, Innophos Canada, Inc. was contacted by representatives of The Mosaic Company, or Mosaic (formerly IMC Global, now believed to be a unit of Cargill Corporation), seeking a meeting to discuss the status of an ongoing remedial investigation and clean-up Mosaic is conducting at its currently closed fertilizer manufacturing site located north of Innophos Canada’s Pt. Maitland, Ontario Canada plant site. The remediation is being overseen by the Provincial Ministry of Environment, or MOE. Mosaic stated that in their view we and Rhodia (our predecessor in interest) were responsible for some phosphorus compound contamination at a rail yard between the Innophos Canada, Inc. and Mosaic sites, and will be asked to participate in the clean-up. Our management has determined that this contingent liability is neither probable nor estimable at this time, but liability is reasonably possible. We have notified Rhodia of the Mosaic claim under the Rhodia Agreement under which we purchased our business, and we are seeking indemnification. Rhodia has declined the claim stating that we have not provided sufficient information. We will continue to investigate and defend the claim through Canadian counsel.

In connection with the transaction creating our corporate structure, upon the closing of the transaction Innophos, Inc. and various Rhodia entities entered into Sales Representative Agreements for the sale of certain Innophos, Inc. products in various countries (other than North America). On September 29, 2004, Innophos, Inc.

issued notices of termination under all such agreements, effective January 1, 2005. The Rhodia entities have claimed that they are entitled to indemnity payments equal to one-year’s commissions under the Agreements, totaling approximately $1.4 million. We believe the indemnity payment applies solely to commissions on sales made after closing through August 31, 2004, which would total approximately $3,000. We believe we have meritorious defenses and intend to contest liability vigorously.

In addition, we are party to numerous legal proceedings that arise in the ordinary course of our business. Except as to the matters specifically disclosed herein, we do not believe that these legal proceedings represent probable or reasonably possible liabilities. However, the results of these matters cannot be predicted with certainty and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, results of operations, financial condition, and/or cash flows.

MANAGEMENT

Directors and Executive Officers

The following persons are our directors, executive officers, and other key employees:

Name	Age	Position
Randy Gress	51	Chief Executive Officer and Director
Richard Heyse	43	Vice President and Chief Financial Officer
Mark Feuerbach	47	Vice President—Treasury, Financial Planning & Analysis
William Farran	56	Vice President & General Counsel
Tim Treinen	56	Vice President—Performance Chemicals
Mark Thurston	47	Vice President—Specialties
Louis Calvarin	42	Vice President—Operations
John Godber	48	Vice President—Research & Development
Eric Haaijer	44	Vice President—Commercial Operations
Wilma Harris	60	Vice President—Human Resources
Joseph Golowski	44	Vice President—Sales
Charles Brodheim	43	Corporate Controller
José Ramón González de Salceda	58	General Director—Innophos Mexicana S.A. de C.V.
Alfredo Celis Toussaint	38	Finance Director—Innophos Mexicana S.A. de C.V.
Edward Conard	49	Director
Blair Hendrix	41	Director
Stephen Zide	46	Director

Randy Gress is Chief Executive Officer and Director of Innophos. Mr. Gress joined Rhodia in 1997 and became Vice President and General Manager of the sulfuric acid business. He was named global President of Specialty Phosphates (based in the U.K.) in 2001. Prior to joining Rhodia, Mr. Gress spent fourteen years at FMC Corporation where he worked in various managerial capacities in the Chemical Products, Phosphorus Chemicals and Corporate Development groups. From 1977 to 1980, Mr. Gress worked at Ford Motor Company in various capacities within the Plastics, Paint and Vinyl Division. Mr. Gress earned a B.S. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School.

Richard Heyse is Chief Financial Officer of Innophos. Mr. Heyse joined Innophos in April, 2005, from Eastman Chemical Company, where he was a Division Controller and led the financial team for Eastman’s specialty chemicals and specialty polymers businesses, which have approximately $3.5 billion in annual revenues. Mr. Heyse held this financial position within Eastman Chemical Company from March 2001 to April 2005. Prior to his employment with Eastman, Mr. Heyse held various positions in Finance, IT, and Engineering with Koch Industries, Eaton Corporation and International Paper. Mr. Heyse earned a B.S. in Mechanical Engineering from Purdue University and an M.S. in Industrial Administration from Carnegie Mellon University.

Mark Feuerbach was appointed Vice President—Treasury, Financial Planning & Analysis of Innophos in April, 2005 and had previously served as Chief Financial Officer of Innophos from August 2004 through April 2005. Mr. Feuerbach joined Rhodia in 1989 and was Global Finance Director of Specialty Phosphates from 2000 to 2004, including a two-year assignment in the U.K. immediately following the purchase of A&W’s phosphates business. Prior to this assignment, Mr. Feuerbach was the Finance Director of Rhodia’s North American phosphates business from 1997 to 2000 and he previously held various finance positions in a number of Rhodia’s businesses. Prior to joining Rhodia, Mr. Feuerbach held various accounting and finance positions in both manufacturing and service companies. Mr. Feuerbach earned a B.A. in Business Administration/Accounting from Rutgers College and an M.B.A. in Finance/Information Systems from Rutgers Graduate School of Management.

William Farran is Vice President & General Counsel of Innophos. Mr. Farran joined Rhodia in 1987 as Environmental Counsel and held various positions in the Rhodia Legal Department, including Senior Operations

Counsel and Assistant General Counsel, providing and managing a wide range of legal services to various Rhodia North American enterprises. In addition to his legal responsibilities, Mr. Farran also led the North American Total Quality Management function and served as Director, Public Affairs and Communications. Prior to joining Rhodia, Mr. Farran was Senior Counsel for UGI Corporation, Valley Forge, PA, and an associate with Morgan, Lewis & Bockius, Philadelphia, PA. Mr. Farran earned his B.S. in Economics from the Wharton School, University of Pennsylvania and his J.D. from Case Western Reserve University. He is a member of the bars of the Supreme Court of Pennsylvania and the Supreme Court of the United States.

Tim Treinen is Vice President—Performance Chemicals of Innophos. Mr. Treinen joined Rhodia in 2000 as the Global Asset Director, Acid and has been a Business Director of Performance Chemicals since February 2004. Prior to joining Rhodia, Mr. Treinen spent thirteen years at Albright & Wilson where he worked as a Vice President and General Manager of Industrial Chemicals from 1994 to 2000. Previously, Mr. Treinen worked at Tenneco Inc. in the finance department in various capacities including strategic planning, plant controller and accounting manager. Mr. Treinen earned a B.S. in Accounting from the University of Iowa.

Mark Thurston is Vice President—Specialties of Innophos. Mr. Thurston joined Rhodia in 1985 working in Fine Organics and has been Business Director of Specialties since February 2004. Previously, Mr. Thurston was a Vice President and General Manager of Food Ingredients North America from 2002 to 2004 and, prior to that, worked in various sales and marketing capacities for Rhodia. Mr. Thurston previously worked at RTZ Corp. as an assistant planning and marketing manager and an assistant production manager. Mr. Thurston earned a B.S. in Chemical Engineering from the University of Aston in Birmingham, England.

Louis Calvarin is Vice President—Operations of Innophos. Dr. Calvarin joined Rhodia in France in 1989 as a process engineer after completing his education there. He has been Director of Manufacturing and Engineering for Specialty Phosphates since January 2004. Prior to that, Dr. Calvarin held the positions of Director of Manufacturing for Specialty Phosphates (U.S.), Mineral Chemicals Industrial Operations Manager for Home, Personal Care and Industrial Ingredients, and Projects Director for Paint, Paper and Construction Materials. Dr. Calvarin earned a Ph.D. degree in Chemical Engineering from the Ecole Nationale Superieure des Mines in France and graduated from Ecole Polytechnique in France.

John Godber is Vice President—Research & Development of Innophos. Dr. Godber joined Rhodia in 2000 as Phosphates Laboratory Department Head and has been Global Technology Leader for Phosphates since January 2004. Prior to joining Rhodia, Dr. Godber spent twelve years with Albright & Wilson where he held various chemist and managerial positions in research and development and product development. He holds five issued and three pending patents and is the author of 24 publications. He is broadly recognized for his expertise in phosphorus chemistry. Dr. Godber earned B.S. and Ph.D. degrees in chemistry from the University of Toronto.

Eric Haaijer is Vice President—Commercial Operations of Innophos. Mr. Haaijer joined Rhodia in 1988 as a chemical engineer. He has held positions in sales and marketing and managerial roles including Vice President and General Manager for the Rare Earths Enterprise and the Industrial Specialties Division. Since 2001 he has held the position of Business Director for Industrial Phosphates. Mr. Haaijer earned a B.S. in Chemical Engineering from Pennsylvania State University.

Wilma Harris is Vice President—Human Resources of Innophos. Ms. Harris joined Rhodia in 1986 as Human Resource Manager for the Ag Products business located in Research Triangle Park, NC. Since that time she has held various positions in corporate, shared services and business human resources and information technology. Since January 2003 she has been the Human Resources Director for the Specialty Phosphates and Performance Phosphates and Derivatives businesses. Prior to joining Rhodia, Ms. Harris worked for Union Carbide Corporation in several labor relations and research and development positions. She holds B.S. and M.P.A. degrees from the University of West Virginia and Masters Degrees in Theological Studies and Divinity from New Brunswick, NJ Theological Seminary.

Joseph Golowski is Vice President—Sales & Distribution of Innophos. Joining Rhodia in 1989 as Market Development Specialist, Mr. Golowski has since then held progressive roles in business development, sales, marketing and management. From 1997 through 2000, Mr. Golowski served as a Global Market Director for Rhodia based in Paris, France. Returning to the U.S., he became the North American Asset Manager for Phosphoric Acid and subsequently the Director of Sales for the Specialty Phosphate Business. Mr. Golowski has earned a B.S. in Ceramic Engineering from Rutgers University, College of Engineering.

Charles Brodheim is Corporate Controller of Innophos. Mr. Brodheim joined Rhodia in 1988 and held various tax, accounting and business analyst positions within Rhodia. Mr. Brodheim was the North American Finance Director for Specialty Phosphates from 2000-2002. After 2002, Mr. Brodheim was a Finance Director for various Rhodia North American Enterprises, including its Eco-Services enterprise. Mr. Brodheim earned a B.B.A. degree in Finance/Accounting from Temple University and is a certified public accountant.

José Ramón González de Salceda is General Manager—Mexico Operations of Innophos. Mr. González has a Chemical Engineering degree from Universidad Iberoamericana in Mexico City. Mr. González currently resides in Mexico City where he was born. He first joined Rhodia in September 1992 as a Development Director, in 1997 he was appointed Planning & Logistics Director and in 1998 was promoted to Commercial Director. Since April 2005 he has been General Director. Prior to joining Rhodia Mr. González worked at Monsanto, Resistol and Aquanova in technical and management positions.

Alfredo Celis Toussaint became Finance Director of our wholly-owned subsidiary, Innophos Mexicana S.A. de C.V., in October 2004. Before joining Innophos, Mr. Celis served for three years as Finance Manager for the Latin American and European operations of The Quaker Oats Company. Prior to this assignment Mr. Celis was Financial Planning Manager and Plant Controller for Quaker’s Gatorade business in México, prior to which he held various finance roles in Quaker. Mr. Celis earned a CPA and Corporate Finance degree from ITAM (Instituto Tecnológico Autónomo de México).

Blair Hendrix became a director of our company in second quarter of 2005. Mr. Hendrix is an Executive Vice President at Bain Capital. Prior to joining Bain Capital in 2000, Mr. Hendrix was an Executive Vice President and Chief Operating Officer of DigiTrace, Inc. and was a management consultant at Corporate Decisions, Inc. (now Mercer Management Consulting). Mr. Hendrix also serves on the Board of Directors of Keystone Automotive Operations, Inc., SMTC Corporation and Vivra Holdings, Inc.

Edward Conard is a director of Innophos. Mr. Conard is a Managing Director of Bain Capital. Previously, Mr. Conard was a Vice President at Bain & Company where he headed the firm’s operations practice and managed major client relationships in the industrial manufacturing and consumer goods industries. Mr. Conard is also a director of Broder Bros., Co., Sensata Technologies B.V., Unisource Worldwide, Inc. and Waters Corporation.

Stephen Zide is a director of Innophos. Mr. Zide has been a Managing Director of Bain Capital since 2001 and affiliated with the firm since 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a private equity firm in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner at the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide is also a director of Broder Bros., Co., Keystone Automotive Operations, Inc. and Sensata Technologies B.V.

Committees of the Board of Directors

Upon consummation of this offering, Holdings board of directors will have a standing audit committee, compensation committee and nominating and corporate governance committee. The audit committee will recommend the annual appointment of auditors with whom the audit committee will review the scope of audit and non-audit assignments and related fees, accounting principles we will use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The compensation committee will review and approve the compensation and benefits for our employees, directors and consultants, administer our employee benefit plans, authorize and ratify stock option grants and other incentive arrangements, and authorize employment and related agreements. The nominating and corporate governance committee will select, or recommend to our board of directors for selection, nominees for election to our board of directors, make recommendations to our board of directors regarding the size and composition of the board, committee structure and makeup and monitor our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance. The board of directors of Holdings may change membership or establish other committees in the future.

Executive Compensation

Compensation of Executive Officers

The following summarizes, for the year indicated, the principal components of compensation for our Chief Executive Officer and the other four highest compensated executive officers (collectively, the “named executive officers”):

													Long-Term Compensation Awards
Name and Principal Position	Period	Salary (Innophos)	Salary (Rhodia)		Total Salary		Bonus (Innophos)	Bonus (Rhodia)(1)		Total Bonus(1)			Common Stock Underlying Options/SARs		All Other Compensation
Randy Gress	2005	$375,000		—		$375,000	$93,750		—		$93,750			—		$12,000
Chief Executive Officer and Director	2004 2003	$142,046 —	$ $	142,878 230,000	$ $	284,925 230,000	— —	$ $	140,855 92,115	$ $	292,724 92,115	(2)	$	— 73,677		— —

Richard Heyse(3)	2005	$166,603		—		$166,603	$55,000		—		$55,000			—		$59,170
Vice President and Chief Financial Officer	2004 2003

William Farran	2005	$200,000		—		$200,000	$30,758		—		$30,758			—		$6,000
Vice President and General Counsel	2004 2003	$75,758 —	$ $	114,387 184,136		$190,145 184,136	— —	$ $	59,604 54,418	$ $	59,604 54,418		$	— 10,048		— —

Mark Feuerbach	2005	$200,000		—		$200,000	$27,046		—		$27,046			—		—
Vice President Treasury, Financial Planning & Analysis	2004 2003	$75,758 —	$ $	90,696 146,000	$ $	166,455 146,000	— —	$ $	83,338 34,383	$ $	83,338 34,383		$	— 20,094		— —

Louis Calvarin	2005	$180,000		—		$180,000	$25,212		—		$25,212			—		$145,215
Vice President—Operations	2004 2003	$68,182 —	$ $	43,485 70,000	$ $	111,667 70,000	— —		$18,815 —		$18,815 —			— —	$ $	244,815 195,242

(1)	Includes retention bonuses paid by Rhodia in connection with the Acquisition during 2004.

(2)	Includes a $151,869 retention bonus from Rhodia taken as deferred compensation.

(3)	Joined the Company in April 2005.

Option/SAR Grants During the Year Ended December 31, 2005

The Innophos Holdings, Inc. 2005 Stock Option Plan, or the Option Plan, was adopted on April 1, 2005 to provide for the grant of options to purchase Holding’s Class L Common Stock and Class A Common Stock. On April 1, 2005, Holdings authorized 641,170 of Class L stock options and authorized 5,770,531 of Class A stock options. On April 1, 2005, Holdings granted 448,819 of Class L stock options and granted 4,039,372 of Class A stock options to employees. All options granted as of December 31, 2005 are outstanding.

The Option Plan provides for grants of qualified and non-qualified stock options with a ten year term. All options vest ratably over a five year term. On April 1, 2005, the Company granted an equivalent of 448,819 stock option strips. Each option strip allows the employee to exercise in tandem one share of Class L and nine shares of

Class A common stock. All options granted as of December 31, 2005 are outstanding. All options were granted to employees and have an exercise price of $6.35 per option strip. The recipient of the stock option must exercise nine Class A stock options to acquire nine shares of Class A common stock for every one share of Class L common stock acquired through the exercise of one Class L stock options.

Under the option plan, the stock options have a 10-year term from the grant date.

The options vest over the following schedule:

Date	Percentage of Class A Common Options and Class L Common Options Exercisable and Vested
August 13, 2005	20%
On each January 1, April 1, July 1 and October 1 of each year beginning on the first of such dates to occur after August 13, 2005 until such time as 100% of the Options shall have vested	5%

The amount of stock options granted to the named executives during the year ended December 31, 2005 is as follows:

	Number of Class L Stock Options	Number of Class A Stock Options	Total Stock Options(1)	Percent of Total Options Granted to Employees in 2005	Amount Vested	Amount Exercised	Grant Date Fair Value ($)(2)
Randy Gress	128,234	1,154,106	1,282,340	28.6%	320,585	—	106,434
Richard Heyse	54,500	490,496	544,996	12.1%	136,294	—	45,235
William Farran	19,235	173,116	192,351	4.3%	48,088	—	15,965
Mark Feuerbach	41,676	375,085	416,761	9.3%	104,190	—	34,591
Louis Calvarin	38,470	346,232	384,702	8.6%	96,176	—	31,930

(1)	On April 1, 2005, the Company granted 448,819 Class L stock options and 4,039,372 Class A stock options which is equivalent to 448,819 stock option strips. Each option strip requires the recipient to exercise in tandem one option of Class L and nine options of Class A.
(2)	The fair value was estimated at the date of grant using the minimum value method incorporating the following assumptions: risk-free interest rate-3.83%; expected life of the option-5 years; dividend yield-$0; volatility-0.

Aggregated Option Exercises During the Year Ended December 31, 2005 and Year-End Option Values

There were no exercises of stock options by any named executive officers during the year ended December 31, 2005.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of securities underlying unexercisable options at fiscal year end (#)		Value of unexercised in-the-Money options at fiscal year end ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Randy Gress	—	—	320,585	961,755	78,543	235,630
Richard Heyse	—	—	136,294	408,702	33,392	100,132
William Farran	—	—	48,088	144,263	11,782	35,344
Mark Feuerbach	—	—	104,190	312,571	25,527	76,580
Louis Calvarin	—	—	96,176	288,526	23,563	70,689

(1)	The value is calculated on the basis of the number of option strips multiplied by the excess of the fair market value over the exercise price. We estimated the fair market value of the option strip to approximate $8.80 at December 31, 2005, and the exercise price per option strip is $6.35.

Under the terms of Rhodia’s stock option plan and the Rhodia Agreement, members of management who owned options to purchase Rhodia stock retained their respective options and any options held by them did not become exercisable as a result of the Acquisition.

Management Equity Agreements

We have entered into executive stock agreements with certain of our named executive officers. Pursuant to these executive stock agreements, our named executive officers have purchased shares of Holdings’ Class A common stock representing collectively less than 1.2% of Holdings’ equity.

Our Benefit Plans

On August 13, 2004, we established U.S. employee benefit plans that were substantially similar in the aggregate to those in place immediately prior to the Acquisition. We provide medical, dental, vision, disability, life, accidental death and dismemberment, and other voluntary insurance benefits to our employees on a cost-sharing basis in accordance with our human resources policies and our collective bargaining agreements. In addition, we provide employees with health and dependent care flexible spending accounts and pre-tax premium payment options under our “cafeteria” plan. Employees are also eligible for tuition assistance, service awards and various other fringe benefit programs.

All salaried and most hourly union U.S. employees participate in a defined contribution 401(k) plan which we established on August 14, 2004. The 401(k) plan provides for voluntary employee deferrals and dollar matching contributions up to 4% of eligible compensation. The non-contributory defined contribution made under the 401(k) to all employees is based on annual eligible compensation and graduated by age and social security wages. Certain U.S. hourly union employees participate in a defined benefit plan.

We also provide post-retirement medical and life insurance benefits to union employees, as required by collective bargaining agreement, and to salaried employees. The post-retirement medical and life insurance benefits are provided in conjunction with the medical and life insurance benefits provided to employees. We have announced the cessation of the post-65 retiree medical benefits to salaried U.S. employees who retire after January 1, 2006.

On August 14, 2004, we assumed sponsorship of one defined benefit pension plan in Canada, which benefits our Canadian union workforce. In 2005, we contributed CDN $1.1 million ($0.8 million USD) to this pension plan. We currently expect to make additional contributions in 2006 to this plan that are similar to or higher than our 2005 contribution. If the performance of the assets in our pension plan does not meet our expectations, if interest rates decline or if other actuarial assumptions are modified, our contributions for those years could be higher than we expect. As of December 31, 2005, our Canadian pension plan was under-funded by CDN $0.4 ($0.4 million USD) million on a going concern basis and CDN $3.3 million ($2.7 million USD) on a solvency basis (based on the actuarial assumptions used for regulatory funding purposes), and was under-funded by CDN $1.9 million ($1.6 million USD) (based on the actuarial assumptions used for U.S. Generally Accepted Accounting Principles). Our Canadian pension plan is subject to the provincially applicable pension standards legislation. Under applicable pension standards legislation, registered pension plans must make special contributions to eliminate funding deficits over a five-year period for solvency deficits and over a 15-year period for going concern deficits. In circumstances where special or regular contributions are not made to a Canadian pension plan and in certain other limited circumstances, the pension regulator has the authority to terminate a Canadian pension plan. In the event our Canadian pension plan is terminated for any reason while the plan is under-funded, we will incur a liability to the pension plan equal to the entire amount of the under funding.

On August 14, 2004, we also established a Canadian defined contribution plan for salaried employees. In addition, we established health and welfare plans for employees and retirees in Canada similar to those established in the U.S.

Finally, we currently maintain the same compensation and benefit scheme that was in place in our Mexican facilities prior to the Acquisition. Employees in our Mexican facilities are eligible for enhanced welfare benefits, statutory savings plan contributions and various other statutory and collectively bargained-for benefits.

Compensation of Directors

We reimburse members of the board of directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, we may compensate future independent members of the board of directors for services provided in that capacity.

Code of Ethics

We have adopted a code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The text of this code is available on our website at www.innophos.com.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our Class A and Class L common stock as of August 31, 2006, by: (1) each person or entity who owns of record or beneficially 5% or more of any class of our voting securities; (2) each of our named executive officers and directors; and (3) all of our directors and named executive officers as a group. Except as noted below, the address for each of the directors and named executive officers is c/o Innophos, Inc., 259 Prospect Plains Road, Cranbury, New Jersey 08512.

	Class A Common Stock					Class L Common Stock (1)
	Shares Beneficially Owned Before this Offering(2)			Shares Beneficially Owned After this Offering(2)		Shares Beneficially Owned Before this Offering(2)			Shares Beneficially Owned After this Offering(2)
Name	Number of Shares		Percentage of Class	Number of Shares	Percentage of Class	Number of Shares		Percentage of Class	Number of Shares	Percentage of Class
Principal Stockholder:
Bain Capital(3)	43,301,838		98.47%			4,811,316		98.47%	—	—
Executive Officers and Directors:
Randy Gress	*		*			*		*	—	—
Richard Heyse	*		*			*		*	—	—
Mark Feuerbach	*		*			*		*	—	—
William Farran	*		*			*		*	—	—
Louis Calvarin	*		*			*		*	—	—
Edward Conard(4)	43,301,838		98.47%			4,811,316		98.47%	—	—
Blair Hendrix(5)	3,679,005		8.36%			408,778		8.37%	—	—
Stephen Zide(6)	43,301,838		98.47%			4,811,316		98.47%	—	—
Executive Officers and Directors as a group (8 Persons):	45,351,785	(7)	99.91%			5,039,090	(8)	99.91%	—	—

(*)	Represents less than 1%.

(1)	The Class A common stock is the same as the Class L common stock, except that the Class L common stock is entitled to a preference over the Class A common stock with respect to any distribution by Holdings to holders of its capital stock. After payment of such preference amount, each share of Class A common stock and Class L common stock will participate ratably in all distributions by Holdings to holders of its capital stock.

(2)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of closing of the offering are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)

Includes shares of Class A and Class L Common Stock held by (i) Bain Capital Fund VII, LLC, a Delaware limited liability company (“BCF VII”), whose sole member is Bain Capital Fund VII, L.P., a Cayman Islands exempted limited partnership (“BC VII”), whose sole general partner is Bain Capital Partners VII, L.P., a Cayman Islands exempted limited partnership (“BCP VII”), whose sole general partner is Bain Capital Investors, LLC, a Delaware limited liability company (“BCI”); (ii) Bain Capital VII Coinvestment Fund, LLC, a Delaware limited liability company (“BC Co-Invest”), whose sole member is Bain Capital VII Coinvestment Fund, L.P., a Cayman Islands exempted limited partnership (“BC Co”), whose sole general partner is BCP VII, whose sole general partner is BCI; (iii) Bain Capital Fund VIII, LLC, a Delaware limited liability company (“BCF VIII”), whose sole member is Bain Capital Fund VIII, L.P., a Cayman Islands exempted limited partnership (“BC VIII”), whose sole general partner is Bain Capital Partners VIII, L.P., a Cayman Islands exempted limited partnership (“BCP VIII”), whose sole general partner is BCI; (iv) BCIP Associates III, LLC, a Delaware limited liability company (“BCIP III”), whose manager is BCIP Associates III, a Cayman Islands general partnership (“BCIP III Cayman”), whose managing general partner is BCI; (v) BCIP T Associates III, LLC, a Delaware limited liability company (“BCIPT III”), whose manager is BCIP Trust Associates III, a Cayman Islands general partnership (“BCIPT III Cayman”), whose managing general partner is BCI; (vi) BCIP Associates III-B, LLC, a Delaware limited liability company (“BCIP III-B”), whose manager is BCIP Associates III-B, a Cayman Islands general partnership (“BCIP III-B Cayman”), whose managing general partner is BCI; and (vii) BCIP T Associates III-B, LLC, a Delaware limited liability company (“BCIPT III-B” and together with BCF VII, BC Co-Invest,

BCF VIII, BCIP III, BCIPT III, and BCIP III-B, the “Bain Funds”), whose manager is BCIP Trust Associates III-B, a Cayman Islands general partnership (“BCIPT III-B Cayman”), whose managing general partner is BCI. The address of the Bain Funds is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

BCI, by virtue of the relationships described above, may be deemed to beneficially own the shares held by each of the Bain Funds. BCI disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

(4)	See footnote 3. Mr. Conard is a Managing Director of BCI and accordingly may be deemed to share in the voting and dispositive power of the shares owned by each of the Bain Funds. Mr. Conard disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Conard’s address is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(5)	See footnote 3. Mr. Hendrix is a general partner of BCIP III and BCIPT III, and accordingly Mr. Hendrix may be deemed to beneficially own the shares owned by such entities. Mr. Hendrix disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Hendrix’s address is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(6)	See footnote 3. Mr. Zide is a Managing Director of BCI and accordingly may be deemed to share in the voting and dispositive power of the shares owned by such entities. Mr. Zide disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Zide’s address is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(7)	Includes 1,396,470 Class A stock options entitling the holder to purchase shares of our Class A common stock within 60 days after August 31, 2006, assuming this offering had occurred on August 31, 2006.

(8)	Includes 155,164 Class L stock options entitling the holder to purchase shares of our Class L common stock within 60 days after August 31, 2006, assuming this offering had occurred on August 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Rhodia Agreement

The Rhodia Agreement contains customary provisions for purchase and sale agreements, including representations and warranties with respect to the condition and operations of the business and certain indemnification provisions.

Stockholders Agreement

In connection with the Acquisition, Holdings and certain stockholders of Holdings entered into a stockholders agreement pursuant to which each stockholder agreed to vote in favor of members of Holdings’ Board of Directors designated by groups of Holdings’ stockholders who are parties to the stockholders agreement. Pursuant to the stockholders agreement:

•	Holdings has four directors; and

•	Bain Capital designated four directors in its sole discretion.

In addition, the stockholders agreement provides that for so long as Bain Capital continues to hold a specified percentage of the shares that it held at the consummation of the Acquisition, Holdings may not take several significant corporate actions without the consent of Bain Capital.

Each party to the stockholders agreement has the right, subject to customary exceptions, to purchase it’s pro rata portion of any shares of stock that Holdings issues in the future. Furthermore, the stockholders agreement provides that Holdings will have a right of first refusal to purchase all or a part of any shares of stock proposed to be transferred by members of management. To the extent Holdings does not exercise this right, Bain Capital and its co-investors would have the right to purchase such shares, and if Bain Capital and its co-investors decline, members of management (other than the person proposing to transfer shares) would have the option to purchase their pro rata portion of any shares proposed to be transferred. If Bain Capital proposes to transfer any shares of stock, our management and Bain Capital’s co-investors could elect to participate in such transfer on a pro rata basis. Finally, in the event of a sale by Bain Capital of its interest in Holdings to an unaffiliated third party, each stockholder will be obligated to sell their shares in connection with such transaction.

Bain Capital Advisory Agreement

In connection with the Acquisition, we entered into an advisory agreement with Bain Capital pursuant to which Bain Capital agreed to provide:

•	general executive and management services;

•	assistance with the identification, support, negotiation, and analysis of acquisitions and dispositions;

•	assistance with the support, negotiation, and analysis of financial alternatives;

•	finance functions;

•	marketing functions;

•	human resource functions; and

•	other services agreed upon by us.

In exchange for these services, Bain Capital receives:

•	an annual advisory services fee of $2.0 million plus reasonable out-of-pocket fees and expenses; and

•	on the completion of any financing transaction, change in control transaction, material acquisition or divestiture by Holdings or its subsidiaries, a transaction fee equal to 1% of the total value of the transaction, plus reasonable out-of-pocket fees and expenses.

The fees paid for advisory services from Bain Capital, excluding the $6.0 million of fees paid in connection with the Acquisition, were $1.0 million for 2004, $3.3 million for 2005, and $1.0 million for the six months ended June 30, 2006.

Bain Capital receives customary indemnities under the advisory agreement. The advisory agreement has a multi-year initial term and thereafter is subject to automatic one-year extensions unless Holdings or Bain Capital provides written notice of termination. However, the advisory agreement is expected to be terminated in connection with this offering and Bain Capital will receive a termination fee of approximately $12 million to $13 million.

The advisory services fee is an obligation of Innophos, Inc. and is also contractually subordinated to the Senior Subordinated Notes and the senior credit facility.

Registration Rights Agreement

Each of Holdings, Bain Capital, members of management and certain other equity holders of Holdings entered into a registration rights agreement in connection with the Acquisition. Under the registration rights agreement, members of management, such other equity holders and Bain Capital have the ability to cause Holdings to register securities of Holdings held by the parties to the registration rights agreement and to participate in registrations by Holdings of its equity securities.

Transition Services and Supply Agreements

Each of the following agreements was entered into, in connection with the Acquisition, by Rhodia Inc., Innophos, Inc. and certain of their respective subsidiaries and affiliates, to provide transition services, sales representation, and supply of specified products and services following the Acquisition.

Transition Services Agreement (Cranbury)

Pursuant to the Transition Services Agreement (Cranbury), entered into by Rhodia and Innophos, Rhodia Inc. provides to Innophos various transition services, including information technology, office, laboratory, and financial services similar in nature to those previously provided from Cranbury, New Jersey by Rhodia Inc. In addition, under the Transition Services Agreement Rhodia Inc.’s headquarters in Cranbury, New Jersey functioned as the headquarters of Innophos for a fixed transitional period. The transition services covered by the Transition Services Agreement (Cranbury) were provided for an initial period of twelve months (renewable for successive six month periods), except for the financial services which were provided for six months (renewable for successive 6 month periods, but for no more than 18 months). For each year that Innophos received these services, Innophos annually paid, in monthly installments, (1) $3,150,000 for information technology services, (2) $500,000 for office services, (3) $350,000 for laboratory services, and (4) $900,000 for financial services. All transition services agreements with Rhodia terminated on February 13, 2006, except the financial services agreements which terminated on February 13, 2005.

Chicago Heights Utilities Agreement

The Chicago Heights Site contains two businesses: the Specialty Phosphates Business and the Silica Business. The Specialty Phosphates Business was transferred to Innophos and Rhodia Inc. retained the Silica Business. The Utilities and Services Agreement, entered into by Rhodia Inc. and Innophos, provides that Innophos will supply Rhodia Inc.’s Chicago Heights Silica Business with certain utilities and services. The term of the agreement is ten years from the date of the agreement. The agreement also grants Rhodia Inc. a five-year option to lease the former bi-carbonate building at Chicago Heights for a period of ten years from the exercise date at no cost. Rhodia Inc., in its sole discretion, may elect to extend the term that any particular service is provided under the agreement for a period of one year and may renew such extensions for a period of up to five years. As of the date of this prospectus, Rhodia has not exercised the option to lease the former bi-carbonate building.

Pharma Agreement

Rhodia Inc. distributes the powder and granular form of dicalcium phosphate hydrate, dicalcium phosphate anhydrous, tricalcium phosphate, and substantially related products to pharmaceutical customers through Rhodia Inc.’s pharmaceutical sales team. This sales team remains with Rhodia Inc. on a post-Acquisition basis. In order for Innophos to continue to use Rhodia Inc.’s pharmaceutical sales force after the closing date, Innophos and Rhodia Inc. entered into the Pharma Agreement, which provides that Rhodia Inc. serves as the exclusive worldwide sales agent of Innophos’ powder and granular form of dicalcium phosphate hydrate, dicalcium phosphate anhydrous, tricalcium phosphate, and substantially related products. The foregoing products are used in tablet excipients and mineral supplements. Rhodia Inc. also agreed to provide Innophos with certain research and development support services. The term of the agreement is initially ten years, subject to successive one-year renewal periods thereafter.

Anhydrous P2O5 Agreement

Rhodia Inc. supplies certain customers with anhydrous P2O5 from the Nashville site. In order for Rhodia Inc. to be able to continue supplying its current customers with anhydrous P2O5, Rhodia Inc. and Innophos entered into the Anhydrous P2O5 Agreement which provides that Innophos will supply Rhodia Inc. exclusively with anhydrous P2O5, from its Nashville site. The initial term of the agreement is three years, subject to renewal thereafter for successive one year periods at the option of Rhodia Inc.

Sulfuric Acid Supply Agreement

Rhodia Inc. currently supplies sulfuric acid to PCS Nitrogen Fertilizer, L.P., or PCSN, pursuant to the Amended and Restated Acid Purchase Agreement among Rhodia Inc., PCS Sales (USA) Inc. and PCSN, dated as of March 23, 2000, or the Acid Purchase Agreement, which expires on July 31, 2011. Pursuant to the same agreement, the phosphoric acid produced by PCSN is supplied to Innophos, Inc.’s Geismar plant for production of its specialty phosphates. Pursuant to the Rhodia Agreement, the Amended and Restated Acid Purchase Agreement was assigned to Innophos. The Sulfuric Supply Agreement, entered into by Rhodia Inc. and Innophos, provides that Rhodia Inc. will supply Innophos with sulfuric acid. The Sulfuric Supply Agreement enables Innophos to fulfill its obligations under the Acid Purchase Agreement (transferred to Innophos pursuant to the Rhodia Agreement), pursuant to which Innophos supplies sulfuric acid to PCSN for use in production of phosphoric acid at PCSN’s Geismar site. The agreement will remain in effect for the duration of the Amended and Restated Acid Purchase Agreement.

Loan to Mr. Gress

Randy Gress, our Chief Executive Officer, executed a promissory note dated as of August 13, 2004 in favor of Holdings for a loan in the amount of $152,000. Of that amount, approximately $126,000 was repaid by Mr. Gress in connection with the distributions made upon the issuance of the Floating Rate Senior Notes. This loan is secured by certain shares of our common stock owned by Mr. Gress. On July 14, 2006, Innophos Inc. paid a special bonus, net of applicable taxes, in the amount of $32,005.24 to Mr. Gress in order for Mr. Gress to retire the outstanding promissory note and the outstanding loan balance of $32,005.24, which amount includes all unpaid interest, was fully repaid by Mr. Gress on July 14, 2006.

DESCRIPTION OF OUR INDEBTEDNESS

Senior Credit Facility

The senior credit facility consists of (1) a five-year $50.0 million revolving credit facility (containing a sub-facility available for the issuance of letters of credit) and (2) a five-year $189.4 million term loan facility. The credit agreement requires us to make quarterly amortization payments of the term loan facility in quarterly amounts equal to $481,000 for the next 13 quarters, and the principal balance payable in four equal quarterly installments in the sixth year of $45,668,000.

The term loan facility must be prepaid in an amount equal to (1) 100% of the net cash proceeds of all asset sales and dispositions by Holdings and its subsidiaries, subject to certain exceptions, (2) 100% of the net cash proceeds from any payment in respect of property or casualty insurance claim or any condemnation proceeding, subject to certain exceptions, (3) 100% of the net cash proceeds of issuances of certain debt obligations by Holdings and its subsidiaries, subject to certain exceptions, (4) 50% of the net cash proceeds from equity issuances by Holdings and its subsidiaries, subject to certain exceptions, and (5) 75% of Holdings’ and its subsidiaries’ annual excess cash flow (as defined in the credit agreement) in any fiscal year in which Holdings’ leverage ratio (as defined in the credit agreement) is greater than or equal to 3.0 to 1, or 50%, with respect to any fiscal year to the extent the total leverage ratio with respect to such year is less than 3.0 to 1.

Voluntary prepayments and commitment reductions are permitted in whole or in part, without premium or penalty, subject to minimum prepayment or reduction requirements.

All of our obligations under the senior credit facility are unconditionally guaranteed by each existing and subsequently acquired or organized domestic subsidiary. The obligations under the senior credit facility (including the guarantees) are secured by substantially all of our present and future assets and all present and future assets of each guarantor, including but not limited to (1) a first-priority pledge of all of our capital stock and all of the outstanding capital stock owned by us or any guarantor in any domestic subsidiary, (2) a first-priority pledge of 66% of the outstanding capital stock owned by us or any guarantor in any first-tier foreign subsidiary, and (3) perfected first-priority security interests in all of our present and future assets and the present and future assets of each guarantor, subject to certain limited exceptions.

The senior credit facility provides for interest based upon a fixed spread above the banks’ prime lending rate or the LIBOR lending rate. The borrowings under the term loan facility bear interest at June 30, 2006 at 7.68%. The amount outstanding on the term loan as of June 30, 2006 was $188.9 million.

No amounts were outstanding on the revolving credit facility at June 30, 2006. We have issued approximately $4.4 million of letters of credit under the sub-facility as of June 30, 2006. In addition, the lenders under the revolving credit facility are paid a fee on unused commitments under that facility at a rate, for approximately the first five months after closing, equal to 0.50% per annum, and, thereafter, to be reduced to 0.375% so long as Innophos’ leverage ratio is equal to or less than 3.0 to 1. During the existence of any payment default under the credit agreement, the margin on all obligations under the senior credit facility shall increase by 2% per annum.

The credit agreement documentation contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting our subsidiaries’ ability to, among other things and subject to various exceptions, (1) declare dividends, make distributions or redeem or repurchase capital stock, (2) prepay, redeem or repurchase other debt, (3) incur liens or grant negative pledges, (4) make loans and investments and enter into acquisitions and joint ventures, (5) incur additional indebtedness, (6) amend or otherwise alter the acquisition documents or any debt agreements, (7) make capital expenditures, (8) engage in mergers, acquisitions and asset sales, (9) conduct transactions with affiliates, (10) alter the nature of our businesses, or (11) change our fiscal quarter or our fiscal year. We and our subsidiaries are also required to comply with specified financial covenants (consisting of a leverage ratio, an interest coverage ratio and a senior leverage ratio) and various affirmative covenants.

Events of default under the credit agreement include, but are not limited to, (1) our failure to pay principal, interest, fees or other amounts under the credit agreement when due (taking into account any applicable grace period), (2) any representation or warranty proving to have been materially incorrect when made, (3) with respect to certain covenants, covenant defaults subject to a grace period, (4) bankruptcy events, (5) a cross-default to certain other debt, (6) unsatisfied final judgments over a threshold, (7) a change of control, (8) certain ERISA defaults, and (9) the invalidity or impairment of any loan document or any security interest.

In addition, the credit agreement includes customary provisions regarding breakage costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability and payments free and clear of withholding.

Borrowings under the senior credit facility are subject to the accuracy of representations and warranties (including the absence of any material adverse change in our condition) and the absence of any defaults (including any defaults under the financial covenants that are based on EBITDA). As of the date of this prospectus, we are in full compliance with the covenant requirements of the senior credit facility. However, Innophos, Inc. failed to deliver its report to the trustee under the indenture for its Senior Subordinated Notes substantially in the form of a Form 10-K for the year ended December 31, 2004 and Innophos Investments and Innophos failed to deliver their reports substantially in the form of a Form 10-Q for the period ended March 31, 2005 to the trustee under the indentures for the Senior Subordinated Notes and the Floating Rate Senior Notes, along with their respective narrative discussion and analysis, for which we received a bank waiver until June 14, 2005. Innophos Investments and Innophos, Inc. delivered the financial statements prior to the expiration of this waiver.

In connection with the initial offering of the Floating Rate Senior Notes, we amended our credit facility to permit, among other things, (i) the issuance of the Floating Rate Senior Notes, (ii) the formation of Innophos Investments and (iii) the substitution of Innophos Investments as a guarantor of the senior credit facility and the release of Holdings from its obligations under the credit agreement and the other loan documents. In connection with the amendment, Innophos Investments is subject to certain restrictions in the conduct of its business, its ability to incur indebtedness and its ability to own assets. The amendment also restricts dividends and other payments to be made by Innophos, Inc. to Innophos Investments. For example, Innophos, Inc. may pay dividends to Innophos Investments to provide funding to Innophos Investments or Holdings for (i) payment of corporate overhead expenses of Innophos Investments and Holdings incurred in the ordinary course of business not to exceed $500,000 in any fiscal year (or, following an initial public offering of the capital stock of Holdings, $1,500,000 in any fiscal year), (ii) so long as no event of default shall have occurred and be continuing, payment of any combined, consolidated or unitary taxes that are due and payable by Holdings, Innophos Investments and Innophos, Inc. and payment of any taxes on Holdings’ or Innophos Investment’s corporate franchise, (iii) reasonable fees of officers and directors that are not affiliates of Holdings as well as reimbursements and customary indemnification payments to such officers and directors and (iv) certain payments to Bain Capital.

Senior Subordinated Notes

On August 13, 2004, we issued, through our wholly-owned subsidiary, Innophos, Inc., $190.0 million aggregate principal amount of Senior Subordinated Notes. We issued the Senior Subordinated Notes in transactions exempt from or not subject to registration under the Securities Act of 1933, as amended, or the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act, and subsequently exchanged the outstanding Senior Subordinated Notes for registered Senior Subordinated Notes pursuant to an effective Registration Statement on Form S-4.

Interest. Interest on the Senior Subordinated Notes accrues at the rate of 8.875% per annum and is payable semi-annually on February 15 and August 15. Interest on overdue principal and interest accrues at a maximum rate that is 1% higher than the then applicable interest rate on the Senior Subordinated Notes. We make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

Subsidiary Guarantees. Our obligations under the Senior Subordinated Notes are fully, unconditionally, jointly and severally guaranteed on a senior subordinated unsecured basis by all of Innophos, Inc.’s existing and future domestic restricted subsidiaries. As of the date of this prospectus, Innophos Mexico Holdings, LLC was the only guarantor of the Senior Subordinated Notes.

Optional Redemption. We may redeem any of the Senior Subordinated Notes at any time on or after August 15, 2009, in whole or in part, in cash at the redemption prices described in the indenture governing the Senior Subordinated Notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. In addition, on or before August 15, 2007, we may redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes with the net proceeds of certain underwritten equity offerings at a price of 108.875% of the principal amount of the Senior Subordinated Notes, plus accrued and unpaid interest and liquidated damages, if any, thereon. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of Senior Subordinated Notes remains outstanding. We may redeem any of the Senior Subordinated Notes at any time before August 15, 2009 in cash at 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption and a make-whole premium.

Change of Control. Upon a change of control, we may be required to make an offer to purchase each holder’s Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Certain Covenants. The indenture governing the Senior Subordinated Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments and other restricted payments;

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	permit dividend or other payment restrictions on Innophos, Inc.’s restricted subsidiaries;

•	sell all or substantially all of our assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

Any dividends or similar payments to Innophos Investments from Innophos, Inc. will be treated as restricted payments under the indenture governing the 2004 Senior Subordinated Notes. We will rely upon the ability of Innophos, Inc. to make such restricted payments to us in order for us to make any payments on the Senior Subordinated Notes. The amount of all restricted payments that can be made by Innophos, Inc. is approximately equal to 50% of the consolidated net income (as defined in the indenture governing the Senior Subordinated Notes) of Innophos, Inc. since the beginning of the first fiscal quarter following the date on which the Senior Subordinated Notes were issued, plus 100% of the net cash proceeds received by Innophos, Inc. since the date of the indenture from the issue or sale of equity interests. The indenture governing the Senior Subordinated Notes prohibits all restricted payments if a default or event of default has occurred under that indenture or if Innophos, Inc.’s fixed charge coverage ratio is below 2.0 to 1.0.

These limitations are subject to a number of important qualifications and exceptions as described in the indenture governing the Senior Subordinated Notes.

Floating Rate Senior Notes

On February 10, 2005, Innophos Investments issued $120.0 million aggregate principal amount of Floating Rate Senior Notes. We issued the Innophos Investments Notes in transactions exempt from or not subject to registration under the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act, and subsequently exchanged the outstanding Floating Rate Senior Notes for registered Floating Rate Senior Notes pursuant to an effective Registration Statement on Form S-4.

Interest. Interest on the Floating Rate Senior Notes accrues and is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2005, at a rate per annum equal to the three-month LIBOR plus 8.00%. Interest on the Floating Rate Senior Notes will be payable on and prior to February 15, 2010 in the form of additional Floating Rate Senior Notes and thereafter in cash. Interest on the Floating Rate Senior Notes will be reset quarterly. Interest on overdue principal and interest accrues at a maximum rate that is 1% higher than the then applicable interest rate on the Floating Rate Senior Notes. We make each interest payment to the holders of record on the immediately preceding February 1, May 1, August 1 and November 1. As of August 15, 2006, the interest rate on the Floating Rate Senior Notes was 13.17%, which was paid in the form of new notes.

Optional Redemption. We may, at our option, redeem some or all of the Floating Rate Senior Notes at any time on or after February 15, 2007, at the redemption prices described in the indenture governing the Floating Rate Senior Notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. In addition, at any time prior to February 15, 2006, we may on any one or more occasions redeem up to 35% of the Floating Rate Senior Notes with the proceeds of certain sales of equity at the redemption price listed in the indenture covering the Floating Rate Senior Notes. We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the Floating Rate Senior Notes originally issued remains outstanding. Prior to February 15, 2007, we may redeem the Notes at a price equal to 100% of the principal amount of the Floating Rate Senior Notes plus a make-whole premium.

Change of Control. Upon a change of control, we may be required to make an offer to purchase each holder’s Floating Rate Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Certain Covenants. The indenture governing the Floating Rate Senior Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments and other restricted payments;

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	permit dividend or other payment restrictions on our restricted subsidiaries;

•	sell all or substantially all of our assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

These limitations are subject to a number of important qualifications and exceptions as described in the indenture governing the Floating Rate Senior Notes.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our certificate of incorporation, our bylaws and the provisions of applicable law. Copies of our certificate of incorporation and bylaws will be filed as exhibits to the registration statement, of which this prospectus is a part.

Authorized Capitalization

Prior to this offering, our authorized capital stock consists of:

•	99,999,999 shares of Class A common stock, par value $0.001 per share; and

•	11,111,111 shares of Class L common stock, par value $0.001 per share.

After this offering there will be              shares of our common stock and no shares of our Class L common stock outstanding. In connection with this offering, we will effect a recapitalization, by merger or other means, to convert all of the outstanding shares of our Class A and Class L common stock into a single class of common stock. We will amend our Amended and Restated Certificate of Incorporation to reflect such conversion, and also amend and restate our bylaws. The following summary of our capital stock does not relate to our current amended and restated certificate of incorporation or bylaws, but rather is a description of our capital stock under the certificate of incorporation and bylaws that will be in effect upon completion of this offering. All shares of our common stock to be outstanding upon completion of this offering will be validly issued, fully paid and non-assessable.

Common Stock

As of June 30, 2006, there were 17 stockholders of record of both our Class A common stock and Class L common stock.

Preferred Stock

We do not have any shares of preferred stock outstanding. Our board of directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company.

Voting Rights

Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Our bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our capital stock will be entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. See the section entitled “Dividend Policy.” These rights are subject to the preferential rights of any other class or series of our preferred stock.

Other rights. Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future. This offering is not subject to pre-emptive rights.

Liquidation Rights

If our company is involved in a consolidation, merger, recapitalization, reorganization, or similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of takeover practices and takeover bids, and encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We will not be subject to Section 203 of the DGCL, regulating corporate takeovers which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions):

•	prior to such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or before such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is now owned by the interested stockholder.

Generally, a “business combination” includes:

•	a merger or consolidation involving us and the interested stockholder;

•	a sale of 10% or more of the assets of the corporation;

•	a stock sale, subject to certain exceptions, resulting in the transfer of the corporation’s stock to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholders; or

•	other transactions resulting in a financial benefit directly or indirectly to the interested stockholder.

Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Election and Removal of Directors

Our bylaws provide that the number of directors shall be fixed by board resolution. Directors are elected by a plurality of the votes present at each annual meeting of our stockholders. Pursuant to our stockholders’ agreement, each stockholder has agreed to vote in favor of members of our board of directors designated by groups of our stockholders who are parties to the stockholders agreement. Pursuant to the stockholders’ agreement, we have four directors, and Bain Capital has designated four directors in its sole discretion.

In addition, the stockholders’ agreement provides that for so long as Bain Capital continues to hold a specified percentage of the shares that it held at the consummation of the Acquisition, we may not take several significant corporate actions without the consent of Bain Capital.

Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Board Meetings

Our bylaws provide that special meetings of the board of directors may be called by or at the request of the president or vice president and the president must call a special meeting on the written request of at least a majority of the directors.

Special Meetings of Stockholders

Our certificate of incorporation provides that special meetings of our stockholders may be called by two or more members of our board of directors or the president, and shall be called by the president upon the written request of holders of shares entitled to cast not less than 50% of the outstanding shares of any series or class of our capital stock.

Stockholder Action by Written Consent

Our certificate of incorporation prohibits stockholder action by written consent.

Requirements for Advance Notification of Stockholder Nomination and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors when nominating its director designees.

Indemnification of Officers and Directors

Our certificate of incorporation includes provisions for the indemnification of our directors and officers to the fullest extent permitted by the DGCL. We also intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Corporate Opportunities and Transactions with Bain Capital and their Affiliates

Our certificate of incorporation provides that the Company renounces any interest or expectancy of the Company in, or being offered an opportunity to participate in, any and all business opportunities that are presented to certain holders of our common stock or directors on our board of directors that were designated by those stockholders. By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of our certificate of incorporation.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock, and any preferred stock that may be authorized in the future, will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock or preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Certificate of Incorporation

The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend our certificate of incorporation, unless the certificate of incorporation or bylaws require a greater percentage, which ours do not. In addition, our bylaws permit the board of directors to amend, repeal and adopt the bylaws by majority vote.

Trading and Listing

We intend to apply for listing of our common stock on the NYSE under the trading symbol “IPI.”

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our shares of common stock. Future sales of substantial amounts of our common stock in the public market, or the availability of such shares because of future sales or the expiry of backups or holding periods, could adversely affect prevailing market prices and could impair our ability to raise capital through equity securities.

Upon completion of this offering,              shares of our common stock will be outstanding, based on              shares of Class A common stock and              shares of Class L common stock outstanding as of June 30, 2006, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants. Of our outstanding shares, the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that shares owned by our “affiliates,” as that term is defined in Securities Act Rule 144 may be sold only in compliance with the Rule 144 limitations described below. Additional shares will be available for sale in the public market as follows:

•	on the date of this prospectus, shares will be available for immediate sale;

•	between the date of this prospectus and 90 days after the date of this prospectus, shares will be available for sale pursuant to Rule 144(k);

•	90 days after the date of this prospectus, shares will be available for sale pursuant to Rules 144 or 701;

•	between 90 days and 180 days after the date of this prospectus shares will be available for sale pursuant to Rules 144, 144(k) or 701;

•	180 days after the date of this prospectus, shares will be available for sale upon to the expiration of lock-up agreements or pursuant to, Rules 144, 144(k) or 701; and

•	at various times thereafter, shares will become available for sale upon expiration of applicable holding periods.

Upon completion of this offering, our existing stockholders will own              shares of common stock representing an aggregate         % ownership interest in us after the offering (or              shares of common stock representing a         % aggregate ownership interest in us, assuming the underwriters exercise their over-allotment option in full).

We may issue shares of common stock from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event that any such acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. In addition, we also may grant registration rights covering shares of common stock issued in connection with any such acquisitions and investments.

Stock Options

Upon completion of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register the issuance of all              shares of common stock subject to outstanding options and up to an additional shares of common stock issuable under our stock option plan. Accordingly, shares of common stock issued under this plan will be eligible for sale in the public markets, subject to applicable securities laws, vesting restrictions and the lock-up agreements described above. See the section entitled “Management—Executive Compensation—Option/SAR Grants During the Year Ended December 31, 2005.”

Registration Rights Agreement

Each of Holdings, Bain Capital, members of management and certain other equity holders of Holdings entered into a registration rights agreement in connection with the Acquisition. Under the registration rights agreement, at any time after the expiration of the lock-up period following this offering, members of management, such other equity holders and Bain Capital have the ability to cause Holdings to register securities of Holdings held by the parties to the registration rights agreement and to participate in registrations by Holdings of its equity securities.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person, including an affiliate of Innophos, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; and

•	the average weekly trading volume in the common stock on NYSE during the four calendar weeks preceding the date on which the notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As a result of lock-up agreements and the provisions of Rule 144,              million additional shares may be available for sale in the public market after the expiration of the lock-up period provided for in the lock up agreements, subject, in some cases, to volume limits.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder. For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or foreign trust.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes that holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, then you should consult your own tax advisors.

This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the federal income tax or with foreign, state, local or other tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	U.S. expatriates;

•	controlled foreign corporations;

•	passive foreign investment companies; and

•	corporations that accumulate earnings to avoid U.S. federal income tax.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code), and assumes that no item of income or gain in respect of the common stock at any time will be effectively connected with a U.S. trade or business conducted by the non-U.S. holder.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to you (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate and to avoid backup withholding tax, as discussed below, for dividends, then you must (a) provide the withholding agent with a properly completed

Internal Revenue Service Form W-8BEN (or other applicable form), and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders other than corporations or individuals.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, then you may obtain a refund of any excess amounts withheld by filing timely an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•	if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and you have a “tax home” in the U.S.; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.

We believe that we have not been and are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and amount of tax, if any, withheld with respect to such dividends. The Internal Revenue Service may make the information returns reporting such dividends and withholding available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding tax with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding tax will not apply.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, they generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2006, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc. and UBS Securities LLC are acting as representatives and book-running managers, the following number of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Bear, Stearns & Co. Inc.
UBS Securities LLC
Total

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to              additional outstanding shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $             per share on sales to other broker/dealers. The underwriters and selling group members may allow a discount of $             per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment

Underwriting Discounts and Commissions Paid by Us	$	$	$	$

Expenses Payable by Us	$	$	$	$

Underwriting Discounts and Commissions Paid by Selling Stockholders	$	$	$	$

Expenses Payable by the Selling Stockholders	$	$	$	$

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC, or exercise any right with respect to the filing of a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge disposition or filing without the prior written consent of Credit Suisse Securities (USA) LLC and Bear, Stearns &

Co. Inc. for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the ‘lock-up’ period, we announce that we will release earnings results during the 16-day period beginning on the last day of the ‘lock-up’ period, then in either case the expiration of the ‘lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Bear, Stearns & Co. Inc. waive, in writing, such an extension.

Our officers, directors, senior management and stockholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Bear, Stearns & Co. Inc. for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the ‘lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Bear, Stearns & Co. Inc. waive, in writing, such an extension.

The underwriters have reserved for sale at the initial public offering price up to              shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in that respect.

We will apply to list the shares of common stock on NYSE under the symbol “IPI.”

In connection with the listing of the common stock on NYSE, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of $2,000 beneficial owners.

Certain of the underwriters and their affiliates have engaged in transactions with and performed commercial and investment banking, financial advisory and/or lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future. In particular, Bear Stearns Corporate Lending, Inc., an affiliate of Bear, Stearns & Co. Inc., is acting as Co-Syndication Agent and is a lender under, and Bear Stearns Corporate Lending Inc. is acting as Administrative Agent under, our senior credit facility, and each have received certain fees for their services.

We and our subsidiaries may from time to time enter into other investment banking relationships with the underwriters or their affiliates pursuant to which the underwriters will receive customary fees and will be entitled to reimbursement for all related reasonable disbursements and out-of-pocket expenses. We expect that any arrangement will include provisions for the indemnification of the underwriters against a variety of liabilities, including liabilities under the federal securities laws.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the initial public offering price include the following:

•	the information included in this prospectus and otherwise available to the underwriters;

•	market conditions for initial public offerings;

•	the history of and prospects for our business, our past and present operations;

•	the history and prospects for the industry in which we compete;

•	our past and present earnings and current financial position;

•	an assessment of our management;

•	the market of securities of companies in businesses similar to ours; and

•	the general condition of the securities markets.

There can be no assurance that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market will develop and continue after this offering.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Over-allotments involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on NYSE or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has represented and agreed that:

(a)	it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or FSMA except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

(c)	it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The underwriters will not offer or sell any of our shares directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any

Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our shares other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our shares which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This prospectus or any other offering material relating to our shares has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the shares will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore, or the Securities and Futures Act. Accordingly our shares may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our shares be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us in the event that this circular contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven not to represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. An investment partnership composed of partners of Kirkland & Ellis LLP has an equity interest in Innophos Holdings, Inc.

EXPERTS

The consolidated financial statements as of December 31, 2005 and December 31, 2004 and for the year ended December 31, 2005 and for the period from August 14, 2004 to December 31, 2004 and the Combined Financial Statements for the period January 1, 2004 to August 13, 2004 and for the year ended December 31, 2003 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The phosphates market and industry data for the period from 2001 to 2005 included in this prospectus has been so included in reliance on the reports and other data of British Sulphur Consultants, a business consulting firm and publisher for the fertilizer and chemical industry, given on the authority of said firm as experts in the production of such industry data.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and our common stock in our SEC filings and the registration statement with respect to the statement contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. Our SEC filings and the registration statement and the exhibits and schedules thereto may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers who file electronically with the SEC.

Upon completion of this offering, we will continue to be subject to the information reporting requirement of the Exchange Act and we intend to file reports, proxy statements and other information with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements for the year ended December 31, 2005 and for the period from August 14, 2004 to December 31, 2004, and the Combined Financial Statements for the periods of January 1, 2004 to August 13, 2004 and the year ended December 31, 2003:

Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2005 and 2004	F-4

Consolidated Statements of Operations for the year ended December 31, 2005 and for the period from August 14, 2004 to December 31, 2004, and Combined Statements of Operations for the period from January 1, 2004 to August 13, 2004 and the year ended December 31, 2003

F-5

Consolidated Statements of Stockholders Equity, Owner’s Net Investment and Other Comprehensive Income (Loss) for the year ended December 31, 2005 and for the period from August 14, 2004 to December 31, 2004, and Combined Statements of Stockholders Equity, Owner’s Net Investment and Other Comprehensive Income (Loss) for the period from January 1, 2004 to August 13, 2004 and the year ended December 31, 2003

F-6

Consolidated Statements of Cash Flows for the year ended December 31, 2005 and for the period from August 14, 2004 to December 31, 2004, and Combined Statements of Cash Flows for the period from January 1, 2004 to August 13, 2004 and the year ended December 31, 2003

F-7
Notes to Consolidated and Combined Financial Statements	F-8

Condensed Consolidated Financial Statements for the three and six-month periods ending June 30, 2006 and for the three and six-month periods ended June 30, 2005:

Condensed Consolidated Balance Sheets (unaudited) as of June 30, 2006 and December 31, 2005	F-47
Condensed Consolidated Statements of Operations (unaudited) for the three and six-month periods ended June 30, 2006 and for the three and six-month periods ended June 30, 2005	F-48
Condensed Consolidated Statements of Cash Flows (unaudited) for the six-month period ended June 30, 2006 and for the six-month period ended June 30, 2005	F-49
Notes to Condensed Consolidated Financial Statements	F-50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Innophos Holdings, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders equity and other comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Innophos Holdings, Inc. and its subsidiaries at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and for the period from August 14, 2004 to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 16(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

June 22, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Rhodia S.A.:

In our opinion, the accompanying combined statements of operations, of owner’s net investment and other comprehensive income and of cash flows present fairly, in all material respects, the results of operations and cash flows of the Rhodia Phosphate Business (the “Phosphates Business”) for the period January 1, 2004 to August 13, 2004 and the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Phosphates Business’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Phosphates Business is comprised of businesses which are integrated with the business of Rhodia S.A. (“Rhodia”); consequently, as indicated in Note 1, these financial statements have been derived from the accounting records of Rhodia and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Phosphates Business relies on Rhodia and its other businesses for administrative, management, research and other services. Accordingly, these combined financial statements do not necessarily reflect the financial position, results of operations, and cash flows of the Phosphates Business had it been a stand alone company.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

November 16, 2004, except for Note 18, not appearing herein, as to which the date is January 31, 2005

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Consolidated Successor	Consolidated Successor
	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$61,403	$12,762
Accounts receivable	55,842	66,324
Inventories	76,281	66,563
Other current assets	22,609	19,977

Total current assets	216,135	165,626
Property, plant and equipment, net	305,016	333,549
Goodwill	47,268	50,851
Intangibles and other assets, net	77,770	80,865

Total assets	$646,189	$630,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$20,009	$1,780
Accounts payable	28,418	40,068
Other current liabilities	49,757	35,722

Total current liabilities	98,184	77,570
Long-term debt	508,786	382,775
Other long-term liabilities	28,433	31,821

Total liabilities	635,403	492,166
Commitments and contingencies (Note 16)
Class A Common Stock, par value $.001 per share, authorized shares 99,999,999 Class A; Class A outstanding shares 43,975,433 and 43,944,074 for 2005 and 2004, respectively.	44	44
Class L Common Stock, par value $.001 per share, authorized shares 11,111,111; Class L outstanding shares 4,886,161 and 4,882,676 for 2005 and 2004, respectively (aggregated liquidation preference of $1,537 and $4,769 for 2005 and 2004, respectively).	5	5
Paid-in Capital	24,560	139,874
Retained Earnings (Deficit)	(12,468)	(775)
Other comprehensive income (loss)	(1,355)	(423)

Total stockholders’ equity	10,786	138,725

Total liabilities and stockholders’ equity	$646,189	$630,891

See notes to consolidated and combined financial statements.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Consolidated Successor		Consolidated Successor		Combined Predecessor	Combined Predecessor
	Year ended December 31, 2005		August 14, 2004 to December 31, 2004		January 1, 2004 to August 13, 2004	Year Ended December 31, 2003
Net sales		$535,499		$205,607	$332,721	$503,920
Cost of goods sold		443,254		177,568	277,014	422,914

Gross profit		92,245		28,039	55,707	81,006

Operating expenses:
Selling, general and administrative expenses		48,685		19,026	22,875	38,452
Research & Development expenses		2,240		964	3,106	4,816
In-process Research & Development		—		1,200	—	—
Goodwill impairment		—		—	—	17,600
Restructuring		—		—	1,783	2,082
Asset securitization, net		—		—	(66)	963

Total operating expenses		50,925		21,190	27,698	63,913

Operating income		41,320		6,849	28,009	17,093
Interest expense, net		46,628		11,065	3,098	3,351
Foreign exchange losses		177		315	627	1,735
Other expense (income), net		(516)		(50)	22	146

Income (loss) before income taxes		(4,969)		(4,481)	24,262	11,861
Provision/(benefit) for income taxes		6,724		(3,706)	8,954	11,245

Net income (loss)		(11,693)		(775)	$15,308	$616

Preferential distribution to Class L common shareholders		3,174		4,788

Net (loss) attributable to Class A common shareholders		$(14,867)		$(5,563)

Earnings (loss) per share:
Class L – Basic		$0.65		$0.98
Class L – Diluted		$0.65		$0.98
Class A – Basic		$(0.34)		$(0.13)
Class A – Diluted		$(0.34)		$(0.13)

Pro-forma earnings (loss) per share (unaudited):
Class A – Basic	$		$
Class A – Diluted	$		$

See notes to consolidated and combined financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders Equity, Owner’s Net Investment, and Other Comprehensive Income (Loss)

(Dollars in thousands)

	Number of Class A Shares	Number of Class L Shares	Owners Net Investment	Common Stock	Retained Earnings	Paid-in Capital	Officer Loans	Other Comprehensive Income/(Loss)	Total Shareholders Equity
Predecessor—Combined
Balance, January 1, 2003	—	—	$271,604						$271,604

Net Income	—	—	616	—	—	—	—	—	616

Other comprehensive income, net of tax									616

Reduction of advances from Rhodia, net	—	—	(31,647)	—	—	—	—	—	(31,647)

Balance, December 31, 2003			$240,573						$240,573

Net Income	—	—	15,308	—	—	—	—	—	15,308
Other comprehensive income, net of tax									15,308
Reduction of advances from Rhodia, net	—	—	(21,478)	—	—	—	—	—	(21,478)

Balance, August 13, 2004	—	—	$234,403	—	—	—		—	$234,403

Successor—Consolidated
Balance, August 13, 2004	—	—	—	—	—	—	—	—	—
Issuance of class A common stock	43,944,074	—	—	44	—	31,732	—	—	31,776
Issuance of class L common stock	—	4,882,676	—	5	—	108,351	—	—	108,356
Officer loans							(209)		(209)
Net (loss)	—	—	—	—	(775)	—	—	—	(775)
Minimum pension liability adjustment, (net of tax $228)	—	—	—	—	—	—	—	(423)	(423)
Other comprehensive (loss), net of tax	—	—	—	—	—	—	—	—	(1,198)

Balance, December 31, 2004	43,944,074	4,882,676	—	$49	$(775)	$140,083	$(209)	$(423)	$138,725

Issuance of class A common stock	31,359	3,485	—	—	—	23	—	—	23
Issuance of class L common stock	—	—	—	—	—	77	—	—	77
Repayment of officer loan	—	—	—	—	—	—	178	—	178
Interest on officer loans							(5)		(5)
Distribution to stockholders	—	—	—	—	—	(115,587)	—	—	(115,587)
Net (loss)	—	—	—	—	(11,693)	—	—	—	(11,693)
Minimum pension liability adjustment (Net of Tax $502)	—	—	—	—	—	—	—	(932)	(932)
Other comprehensive (loss) net of tax	—	—	—	—	—	—	—	—	(12,625)

Balance, December 31, 2005	43,975,433	4,886,161	—	$49	$(12,468)	$24,596	$(36)	$(1,355)	$10,786

See notes to consolidated and combined financial statements.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Consolidated- Successor	Consolidated- Successor	Combined- Predecessor	Combined- Predecessor
	Year ended December 31, 2005	August 14, 2004 to December 31, 2004	January 1, 2004 to August 13, 2004	Year Ended December 31, 2003
Cash flows from operating activities:
Net income (loss)	$(11,693)	$(775)	$15,308	$616
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,574	18,057	22,182	30,846
Goodwill impairment	—	—	—	17,600
Deferred income taxes/(benefit)	(843)	(3,841)	152	(1,246)
Profit sharing	(2,052)	—	(23)	208
Non-cash interest for floating rate senior notes	10,895
Non-cash charges related to inventory fair value adjustment	—	6,400	—	—
Non-cash charges related to in-process R&D	—	1,200	—	—
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable	10,482	(49,562)	(1,943)	(4,162)
(Increase)/decrease in inventories	(9,718)	(6,634)	1,444	4,791
(Increase) in other current assets	(2,632)	(13,119)	(4,415)	(6,652)
(Decrease)/increase in accounts payable	(11,650)	24,415	7,064	(10,123)
(Decrease)/increase in other current liabilities	14,035	18,548	5,618	(5,180)
Changes in other long-term assets, liabilities and other comprehensive income (loss), net	(340)	(64)	(1,292)	(350)

Net cash provided from /(used in) operating activities	46,058	(5,375)	44,095	26,348

Cash flows from investing activities:
Capital expenditures	(10,862)	(4,046)	(2,745)	(13,107)
Acquisition of Phosphates business	—	(473,406)	—	—
Costs of acquisition	—	(8,980)	—	—
Proceeds from sales of assets	—	—	—	515
Other investing activities	—	—	112	(81)

Net cash from/(used for) investing activities	(10,862)	(486,432)	(2,633)	(12,673)

Cash flows from financing activities:
Proceeds from issuance of long-term bonds	—	190,000	—	—
Proceeds from term-loan	42,000	178,000	—	—
Borrowings under revolving lines of credit	—	18,500	—	—
Capital contribution	100	139,923	—	—
Distribution to stockholders	(115,587)	—	—	—
Proceeds from issuance of long-term bonds	120,000	—	—	—
Principal payments of term-loan	(11,655)	(445)	—	—
Repayment of revolver	(17,000)	(1,500)	—	—
Deferred financing costs	(4,413)	(21,426)	—	—
Net change in borrowings with Rhodia	—	—	(4,394)	633
Borrowings from banks and other	—	—	—	16,766
Repayments to banks and other	—	—	(17,004)	(14,128)
Net reduction in advances from Rhodia	—	—	(21,889)	(13,144)
Change in book overdrafts	—	—	—	(457)

Net cash from/(used for) financing activities	13,445	503,052	(43,287)	(10,330)

Net change in cash	48,641	11,245	(1,825)	3,345
Cash and cash equivalents at beginning of period	12,762	1,517	3,345	—

Cash and cash equivalents at end of period	$61,403	$12,762	$1,520	$3,345

See notes to condensed consolidated and combined financial statements.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

1. Basis of Statement Presentation:

Summary of Significant Accounting Policies

Description of Business and Principles of Consolidation and Combination

Innophos Holdings, Inc. and its Subsidiaries, (“Company”) is a specialty phosphates producer in North America. Specialty phosphates include Purified Phosphoric Acid and its downstream phosphate derivatives. Specialty phosphates are used as ingredients in a wide variety of food and beverage, consumer products, pharmaceutical, and nutritional supplements, and industrial applications.

The accompanying financial statements are presented under two different (“Predecessor” and “Successor”) bases of accounting. Prior to August 13, 2004, under the “Predecessor” basis of accounting, the combined financial statements of the Rhodia Phosphates Business (the “Phosphate Business”) include the assets, liabilities and results of operations of the Phosphates Business in the United States located at the Chicago Heights, Illinois, Chicago, Illinois (Waterway), Nashville, Tennessee and Geismar, Louisiana facilities which were owned by Rhodia Inc.; the Phosphates Business in Canada located at the Port Maitland, Ontario and Buckingham, Quebec facilities which were owned by Rhodia Canada Inc.; and the Phosphates Business in Mexico located at the Mission Hills, Guanajuato facility which was owned by Rhodia de Mexico S.A. de C.V. The combined financial statements also include the accounts of Rhodia Troy Grupo Industrial S.A. de C.V. and Rhodia Mexicana S.A. de C.V. and their direct subsidiaries Rhodia Innophos Fosfatados de Mexico S.A. de C.V. and Rhodia Servicios de Mexico S.A. de C.V. which were engaged in the Phosphates Business in Mexico located at the Coatzacoalcos, Veracruz facility.

Rhodia Inc., Rhodia Canada Inc., Rhodia de Mexico S.A. de C.V., Rhodia Troy Grupo Industrial S.A. de C.V., Rhodia Mexicana S.A. de C.V., Rhodia Innophos Fosfatados de Mexico S.A. de C.V. and Rhodia Servicios de Mexico S.A. de C.V. were indirect, wholly-owned subsidiaries of Rhodia, S.A. (“Rhodia”), an international specialty chemicals company.

The entities and operations that comprised the Phosphates Business were derived from the accounting records of Rhodia and have been accounted for at historical costs and combined on the basis of a reorganization of companies under common control.

The combined statements of income include all revenues and expenses attributable to the Phosphates Business, including the allocated costs of facilities, functions and services used by the Phosphates Business at shared sites and costs for certain functions and services performed by Rhodia and its subsidiaries that were charged to the Phosphates Business. All allocations and estimates in these condensed combined financial statements are based on activity-based drivers (service or usage) or formula-based drivers (net sales, employees, capital employed) that the Phosphates Business’ management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Phosphates Business had been operated as a separate entity.

All intercompany transactions and balances between entities and operations included in the Phosphates Business have been eliminated.

On August 13, 2004, under the “Successor” basis of accounting, a newly formed holding company, Innophos Holdings, Inc. (“Holdings”), owned by Bain Capital Partners, LLC (“Bain Capital”), acquired 100% of the common stock of Innophos, Inc. Innophos, Inc. and its subsidiaries acquired from Rhodia the assets of the United States, Port Maitland, Ontario and Mission Hills, Mexico operations, as well as the common stock of

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

certain Mexican subsidiaries which together comprised the Phosphate Business. The purchase price was $473.4 million and subject to subsequent post closing working capital adjustments as defined in the purchase agreement related to the transaction. The aggregate cash costs together with the costs and fees necessary to consummate the transaction were financed by equity contributions of $139.9 million, issuance of $190.0 million of Senior Subordinated Notes due in 2014 and a senior credit facility which includes a six-year $220.0 million term loan facility and a five-year $50.0 million revolving credit facility. The purchase of the Company is hereafter referred to as the “Transaction”.

The Successor Financial Statements are consolidated and include the accounts of Innophos Investments Holdings, Inc. and Innophos, Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Certain assets, liabilities and expenses that are included in the combined financial statements of the Phosphates Business were retained by Rhodia, principally certain working capital components related to the US, Canadian and Mission Hills operations, certain intercompany indebtedness, the asset securitization program, the capital lease obligations, the long-term debt associated with the Chicago Heights facility, the environmental liabilities associated with the Buckingham, Quebec facility, and Rhodia Mexicana S.A. de C.V.’s and Rhodia Canada Inc.’s investments in Albright & Wilson PAAD Ltda.

The unaudited, supplemental pro forma information provided reflects the Transaction as if it had occurred on January 1, 2003. Included in these pro forma adjustments are the consideration of the fair value of the property, plant and equipment and intangibles; amortization expense of the deferred financing fees; the interest expense related to the new debt; and other contractual arrangements which arose from the Transaction. The unaudited, supplemental pro forma financial information is not necessarily indicative of the actual results that would have been achieved had the transaction actually been consummated as of January 1, 2003, nor is it indicative of future results of the operations.

	For year ended December 31, 2004	For year ended December 31, 2003
Pro forma Net Sales	$535,662	$500,208
Pro forma Net Income (loss)	(1,121)	(26,059)

The acquisition of the Company has been accounted for in accordance with SFAS No. 141 “Business Combinations.” The purchase price was allocated to the assets acquired and the liabilities assumed based on the estimates of their respective fair values at the date of acquisition. Fair values were determined by management estimates. The fair value of each identifiable intangible asset was determined by the use of discounted cash flows taking into consideration certain various valuation methodologies, such as, relief-from-royalty method for the trademarks, tradenames, developed technology and application patents, excess earnings method for the customer relationships and in-process R&D, the discounted income method for license agreements, and the present value of the incremental benefits for supply contracts.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

August 14, 2004
Total acquisition consideration:
Cash paid upon acquisition	$473,406
Liabilities assumed	63,828
Acquisition related costs	8,980

546,214
Less: Book value of net assets acquired	366,274

Acquisition consideration less book value of net assets acquired	$179,940

Fair value adjustment for inventory	$6,400
Fair value adjustment for property, plant and equipment	64,172
Acquired in-process research and development	1,200
Application patents and developed process technology	36,600
Tradenames	8,100
License agreements	1,200
Supply contracts	4,900
Customer relationships	10,100
Goodwill	47,268

$179,940

The aggregate amortization expense for the period from August 14, 2004 through December 31, 2004 for the identifiable intangibles was $2,201. The identifiable intangibles are being amortized on a straight-line basis over an average useful life of 11 years.

As a result of the transaction, acquired in-process research and development of $1,200 that was not technological feasible was expensed in the period from August 14, 2004 to December 31, 2004, thereby reducing operating income for the period. These research and development assets are in the developmental stage bearing technical risks of success with no current products or revenue streams.

The carrying value of inventory was increased $6,400 to reflect the inventory fair value at August 14, 2004. The effect of the fair value adjustment is to increase the cost of goods sold and thereby reducing gross profit in future periods when the inventory is sold. The Company sold most of that inventory within 2 months after the closing of the transaction, and all of the $6,400 was expensed in the period from August 14, 2004 to December 31, 2004.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Fair value opening Balance Sheet

August 14, 2004
Current assets	$95,577
Property, plant and equipment	344,671
Goodwill	47,268
Identifiable intangibles	62,100
Other assets	22,135

Total assets	$571,751

Current portion of long-term debt	$1,780
Current liabilities	32,827
Long-term debt	366,220
Other long-term liabilities	31,001
Stockholders’ equity	139,923

Total liabilities and stockholders’ equity	$571,751

Innophos Investments Holdings, Inc.

Innophos Investments Holdings, Inc., (“Investments Holdings”) reorganized under commonly controlled entities, was incorporated on January 31, 2005 and is a wholly owned subsidiary of Innophos Holdings, Inc. On February 2, 2005, Innophos Holdings, Inc. contributed 100% of its interest in Innophos, Inc. to Innophos Investments which resulted in the exchange of 1,000 shares of Innophos, Inc. for 297 shares of Innophos Investments. On February 10, 2005, Innophos Investments Holdings, Inc. offered $120 million of floating rate senior notes with a maturity of February 15, 2015. The use of the net proceeds from this note offering was a distribution to Innophos Holdings, Inc. which in turn made a distribution to its stockholders.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Some of the more significant estimates pertaining to the Company include the valuation of inventories, the allowance for doubtful accounts, income tax valuation allowances and the recoverability of long-lived assets. Management routinely reviews its estimates and assumptions utilizing currently available information, changes in facts and circumstances, and historical experience.

Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Accounts Receivable and Allowances for Doubtful Accounts

Trade accounts receivable is recorded at the invoiced amount and does not bear interest. The collectibility of accounts receivable is evaluated based on a combination of factors. Allowances for doubtful accounts are

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

recorded based on the length of time the receivables are past due and historical experience. In circumstances when it is probable that a specific customer is unable to meet its financial obligations, an allowance is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably expected to be collected.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined on the basis of the first-in, first-out method. These costs include raw materials, direct labor, manufacturing overhead and depreciation. Inventories are evaluated for excess quantities, obsolescence or shelf-life expiration. This evaluation includes an analysis of historical sales levels by product and projections of future demand. To the extent management determines there are excess, obsolete or expired inventory quantities, valuation reserves are recorded against an appropriate portion of the value of the related products.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. The cost and related accumulated depreciation of all property, plant and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gain or loss is reflected in net income. Interest is capitalized in connection with the construction of major renewals and improvements. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Depreciation is calculated on the straight-line basis over the estimated useful lives of the related assets, ranging from ten to forty years for buildings and improvements, and three to twenty years for machinery and equipment. Leasehold improvements are amortized over the lease term or the estimated useful life of the improvement, whichever is less.

Goodwill

Goodwill represents the excess of the acquisition cost over the fair value of net assets of businesses acquired. Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”) replaces the amortization of goodwill and indefinite-lived intangible assets with the replacement of periodic tests of the impairment of these assets. SFAS No. 142 requires a comparison, at least annually, of the net book value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit, which corresponds to the discounted cash flows of the reporting unit, in the absence of an active market for such unit. The Company’s annual impairment test for impairment of all reporting units occurs during the fourth quarter of each year.

Other Intangible Assets

Other intangible assets, which consist of developed technology, a supply agreement, customer relationships, tradenames, a non-compete agreement, patents, licenses and software, are amortized on a straight-line basis over their estimated useful lives. For capitalized software the amortization period is three to five years; all other identifiable intangibles amortization period is up to twenty years.

External direct costs in developing or obtaining internal use computer software and payroll, and payroll-related costs for employees dedicated solely to the project, to the extent of the time spent directly on the project and which they meet the requirements of SOP 98-1, are capitalized.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Long-Lived Assets

Long-lived assets including property, plant and equipment and amortized intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the undiscounted future cash flows expected to be generated by the asset or asset group. When this comparison indicates that impairment must be recorded, the impairment recognized is the amount by which the carrying amount of the assets exceeds the fair value of these assets. Impairments to long-lived assets to be disposed of are recorded at the lower of the carrying amount or fair value less costs to sell.

Under the predecessor period, the long-lived assets of the Phosphates Business are presented in the accompanying combined financial statements as long-lived assets to be held and used, and the evaluation of impairment does not give any effect to the Rhodia’s intention to sell the Phosphates Business.

Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operations of a long-lived asset. FAS 143 requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of the fair value can be made. The associated asset retirement cost is then capitalized as part of the carrying value of the long-lived asset and subsequently charged to expense over the asset’s useful life.

Revenue Recognition

Revenues are recognized upon transfer of title and risks of loss, when persuasive evidence of an arrangement exists, delivery has occurred, the customer’s price is fixed or determinable and collectibility is reasonably assured. Rebates are recorded as a reduction of Net sales.

Shipping and Handling Fees and Costs and Advertising Expenses

Shipping and handling fees and costs invoiced to customers are included in Net sales. Shipping and handling fees and costs incurred by the Company are included in Cost of goods sold. Advertising expenses, which are not significant, are expensed as incurred.

Foreign Currency Translation

The U.S. dollar is the functional currency of the Canadian and Mexican operations. Accordingly, these operations monetary assets and liabilities are translated at current exchange rates, non-monetary assets and liabilities are translated at historical exchange rates. Revenue and expenses related to monetary assets and liabilities are translated at average exchange rates and at historical exchange rates for the related revenue and expenses of non-monetary assets and liabilities. All translation gains and losses are included in net income.

Research and Development Expenses

Research and development expenditures, including expenditures relating to the development of new products and processes and significant improvements and refinements to existing products, are expensed as incurred.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Income Taxes

The Company files a consolidated U.S. tax return. Certain of the Mexican subsidiaries file separate tax returns and current income taxes receivable or payable are reflected on the accompanying combined balance sheets. The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases using enacted tax rates applied to those differences. During the predecessor periods, the US and Canada tax amounts calculated on a separate return basis as currently receivable or payable have been included in Owner’s net investment.

Deferred tax assets are assessed for recoverability and a valuation allowance is provided if it is more likely than not that the associated tax benefit will not be recognized.

Environmental Costs

Environmental liabilities are recorded when it is probable that these liabilities have been incurred and the amounts can be reasonably estimated. These liabilities are estimated based on an assessment of many factors, including the amount of remediation costs, the timing and extent of remediation actions required by the applicable governmental authorities, and the amount of the Company’s liability after considering the liability and financial resources of other potentially responsible parties. Generally, the recording of these accruals coincides with the assertion of a claim or litigation, completion of a feasibility study or a commitment to a formal plan of action. Anticipated recoveries from third parties are recorded as a reduction of expense only when such amounts are deemed certain.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) is composed of net income, adjusted for changes in other comprehensive income items such as minimum pension liabilities. In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company has identified and reported other comprehensive income in stockholders equity.

Stock Options

The Company accounts for the stock option plan using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. The fair value of the stock options granted during 2005 is $0.83 per each option strip. Each option strip allows the employee to exercise in tandem one share of Class L and nine shares of Class A common stock. The recipient of the stock option must exercise nine Class A stock options to acquire nine shares of Class A common stock for every one share of Class L common stock acquired through the exercise of one Class L stock options.

All options were granted on April 1, 2005. The fair value was estimated at the date of grant using the minimum value method option pricing model incorporating the following assumptions: risk-free interest rate–3.83%; expected life of the option–5 years; dividend yield–$0; volatility–0.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The following table illustrates the pro forma effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation as amended by SFAS No. 148—Accounting for Stock Based Compensation—Transition and Disclosure, Amendment of SFAS No. 123:

January 1 through December 31, 2005
Net income, as reported	$(11,693)
Deduct: Stock options issued to employees under the fair value based method, net of tax	$(39)

Pro forma net income	$(11,732)
Pro-forma Earnings Per Share (EPS):
Class A – Basic	$(0.34)
Class A – Diluted	$(0.34)
Class L – Basic	$0.65
Class L – Diluted	$0.65

Recently Issued Accounting Standards

The Financial Accounting Standards Board (FASB) recently issued SFAS No. 151, revised SFAS No. 123R, FASB Interpretation No. 47, and SFAS No. 154 which are summarized below.

SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4 (SFAS No. 151), amends and clarifies the accounting guidance for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that these items be recognized as current period charges regardless of whether they meet the criterion of “abnormal” as mentioned in ARB No. 43, Chapter 4, Inventory Pricing. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), replaces SFAS No. 123. In addition, SFAS No. 123R supersedes APB No. 25 and its related implementation guidance. This Statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations as compensation expense based on their fair values. This Statement applies to all awards granted after the required effective date and to awards modified, repurchased or canceled after that date. Through the end of 2005, the Company has elected to continue application of APB Opinion No. 25 with the pro forma disclosure required for SFAS No. 123. However, the Company is required to implement the provisions of SFAS No. 123(R) effective January 1, 2006. The Company has evaluated the effect of SFAS No. 123(R) and, based on the number of options outstanding, has determined that it does not materially impact its consolidated financial position and statement of operations.

In March 2005, the FASB released FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations. This Interpretation clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations. This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year enterprises). The Company has evaluated the effect of FASB Interpretation No. 47, and determined that it does not materially impact its consolidated financial position or results from operations.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. It establishes the retrospective application, unless impracticable, as the method for reporting a change in accounting principle. This statement also addresses the reporting of a correction of an error in previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

2. Related Party Transactions:

In connection with the acquisition, the Company entered into an advisory agreement with Bain Capital. This agreement is for general executive and management services, merger, acquisition and divestiture assistance, analysis of financial alternatives and finance, marketing, human resource and other consulting services. In exchange for these services, Bain Capital will receive an annual advisory services fee of $2 million plus reasonable out-of-pocket expenses. Additionally, Bain Capital is entitled to transaction fees of 1.0% of the total value of the transaction, plus reasonable out-of-pocket expenses, on the completion of any financing transaction, change in control transaction, material acquisition or divestiture by Holdings or its subsidiaries.

This agreement has a multi-year initial term, and thereafter is subject to automatic one-year extensions unless Holdings or Bain Capital provides written notice of termination; provided, however that if the advisory agreement is terminated due to a change in control or an initial public offering of Innophos prior to the end of its term, then Bain Capital will be entitled to receive the present value of the advisory services fee that would otherwise have been payable through the end of the term. Bain Capital receives customary indemnities under the advisory agreement.

During the predecessor periods, The Phosphates Business’ purchases of product from affiliates were $5,850 and $5,659 in the period from January 1, 2004 to August 13, 2004, 2003, respectively. The Phosphates Business’ sales of product to affiliates were $8,414 and $25,278 in the period from January 1, 2004 to August 13, 2004, and 2003.

The Phosphate Business sold its products in the U.S. and Canada through four market-based enterprises: Specialty Phosphates, Food Ingredients, Rhodia Pharma Solutions and Home, Personal Care and Industrial Ingredients. The Specialty Phosphates enterprise was comprised solely of phosphate technology products. Certain costs, principally sales and marketing, were allocated from the Food Ingredients, Rhodia Pharma Solutions and Home, Personal Care and Industrial Ingredients enterprises. These allocations totaled $2,407 and $11,697 in the period from January 1, 2004 to August 13, 2004 and 2003, respectively, and are included in selling, general and administrative expenses.

The Phosphates Business was charged for services performed by Rhodia Inc. and Rhodia Canada Inc., including services for administrative, facilities, finance, information technology, health, safety and environmental, human resources, legal, purchasing and warehousing, communications and insurance costs. The allocated costs for these services in the period from January 1, 2004 to August 13, 2004 and 2003 were $12,042 and $20,874, respectively. In the period from January 1, 2004 to August 13, 2004, $3,475 was charged to cost of goods sold and $8,567 was charged to selling, general and administrative expenses. In 2003, $7,620 was charged to cost of goods sold and $13,254 was charged to selling, general and administrative expenses.

The Phosphates Business was charged for selling, general and administrative services performed by Rhodia. The allocated costs for these services in the period from January 1, 2004 to August 13, 2004 and 2003 were $1,104 and $1,747, respectively. In addition, the Phosphates Business’ Mexican operations were charged insurance costs by Rhodia of $688 and $1,192 in the period from January 1, 2004 to August 13, 2004 and 2003,

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

respectively, which were charged to cost of goods sold, and other services of $158 in 2003, respectively, which were charged to selling, general and administrative expenses.

The Phosphates Business was charged for research and development services performed by Rhodia. The allocated costs for these services in the period from January 1, 2004 to August 13, 2004 and 2003 were $1,488 and $1,227, respectively, and were charged to selling, general and administrative expenses.

The Phosphates Business was charged or allocated interest expense from Rhodia and its subsidiaries at market-based interest rates for short-term borrowings and long-term debt. The total interest expense charged or allocated to the Phosphates Business in the period from January 1, 2004 to August 13, 2004 and 2003 was $1,812 and $2,513, respectively, and are included in Interest expense (see Note 9).

The Phosphates Business was charged rental expense for its allocated portion of the sale/leaseback obligations. The total rental expense charged to the Phosphates Business in the period from January 1, 2004 to August 13, 2004 and 2003 was $876 and $2,404, respectively. The charge incurred for period January 1, 2004 to August 13, 2004 was included in interest expense, all other periods were included in cost of goods sold.

The Phosphates Business was charged for its allocated portion of the asset securitization program net costs. The total amount charged (credited) to the Phosphates Business in the period from January 1, 2004 to August 13, 2004 and 2003 was $66 and $963, respectively.

The key economic assumptions used in the period from January 1, 2004 to August 13, 2004 and 2003 for measuring residual interests were a discount rate of 2.1% and 6%, respectively; a loss dilution rate of 31.9% to 44.0%, 26.6% to 37.3% (37% at December 31, 2003) and 16.9% to 18% (18% at December 31, 2002), respectively; and a variable return to investors of LIBOR plus 1%, LIBOR plus 1% (2.2% at December 31, 2003), respectively.

3. Inventories:

Inventories consist of the following:

	Successor	Successor
	2005	2004
Raw materials	$14,076	$17,772
Spare parts	6,952	6,082
Finished products	55,253	42,709

	$76,281	$66,563

4. Other Current Assets:

Other current assets consist of the following:

	Successor	Successor
	2005	2004
Creditable taxes (value added taxes)	$6,052	$7,144
Prepaid income taxes	5,350	—
Prepaids	9,889	9,473
Other	1,318	3,360

	$22,609	$19,977

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

5. Property, Plant and Equipment, net:

Property, plant and equipment, at cost, consist of the following:

	Successor	Successor
	2005	2004
Land and buildings	$78,134	$76,014
Machinery and equipment	274,719	266,315
Construction-in-progress	6,277	5,968

	359,130	348,297
Less accumulated depreciation	54,114	14,748

	$305,016	$333,549

Depreciation expense was $39,419, $14,748, $20,374 and $27,596 in 2005, the period from August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004 and 2003, respectively, which excludes $826, and $982 in the period from January 1, 2004 to August 13, 2004 and 2003, respectively, of allocated depreciation and amortization charged from Rhodia Inc. (see Note 2).

6. Goodwill:

	United States	Mexico	Canada	Total
Balance, December 31, 2004	$7,237	$41,084	$2,530	$50,851
Change in valuation allowance	—	(3,583)	—	(3,583)

Balance, December 31, 2005	$7,237	$37,501	$2,530	$47,268

The Company established certain valuation allowances against its net deferred tax assets in its Mexican operations at the time of the acquisition. Due to the Company’s improved profitability in this jurisdiction, certain of these net deferred tax assets were utilized during 2005 and therefore the valuation allowance was reversed against goodwill.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

7. Intangibles and Other Assets, net:

Intangibles and other assets consist of the following:

	Useful life (years)	Successor	Successor
		2005	2004
Supply agreement, net of accumulated amortization of $2,842 for 2005 and $786 for 2004	2.5	$2,058	$4,114
Developed technology and application patents, net of accumulated amortization of $2,606 for 2005 and $717 for 2004	10-20	33,994	35,883
Customer relationships, net of accumulated amortization of $699 for 2005 and $193 for 2004	20	9,401	9,907
Tradenames and license agreements, net of accumulated amortization of $895 for 2005 and $250 for 2004	20	8,402	9,050
Capitalized software, net of accumulated amortization of $588 for 2005 and $141 for 2004	3.5	927	955
Non-compete agreement, net of accumulated amortization of $414 for 2005 and $114 for 2004	2.5	300	600

Total Intangibles		$55,082	$60,509

Deferred financing costs, net of accumulated amortization of $4,712 for 2005 and $1,070 for 2004		$21,225	$20,356
Deferred income taxes		1,463	—
Other assets		—	—

Total other assets		$22,688	$20,356

		$77,770	$80,865

Amortization expense for intangibles, was $5,846, $2,201, $1,808, and $3,250 for the period of 2005, August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004 and 2003, respectively. Anticipated amortization expense for the next five years related to intangibles is as follows:

	2006	2007	2008	2009	2010
Intangible amortization expense	$5,730	$3,303	$3,218	$3,090	$2,805

8. Other Current Liabilities:

Other current liabilities consist of the following:

	Successor	Successor
	2005	2004
Payroll related	$9,291	$6,776
Interest	9,220	6,674
Freight and rebates	5,006	5,328
Benefits and pensions	7,532	4,785
Taxes	11,741	3,160
Legal	504	1,393
Non-trade payable	1,771	—
Other	4,692	7,606

	$49,757	$35,722

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

9. Short-term Borrowings, Long-Term Debt, and Interest Expense:

Short-term borrowings and long-term debt consist of the following:

	Successor	Successor
	2005	2004
Senior credit facility	$207,900	$194,555
Senior subordinated notes	190,000	190,000
Senior rate floating notes	130,895	—

	528,795	384,555
Less current portion	20,009	1,780

	$508,786	$382,775

The aggregate cash costs together with the costs and fees necessary to consummate the transaction were financed in part by the senior credit facility and the issuance of senior subordinated notes.

Senior Credit Facility

Innophos, Inc. (a wholly owned subsidiary) maintains a senior credit facility which consists of (1) a five-year $50.0 million revolving credit facility (containing a sub-facility available for the issuance of letters of credit) and (2) a six-year $220.0 million term loan facility. Our credit agreement requires us to make amortization payments of the term loan facility in quarterly amounts equal to approximately $.526 million in the first 5 years, and the principal balance payable in four equal quarterly installments of $50.0 million in the sixth year. The following are the annual principal payments for the remaining balance of the term loan facility:

Year Ending	Principal Payment
2006	$2,105
2007	2,105
2008	2,105
2009	51,580
2010	150,005

The term loan facility must be prepaid in an amount equal to (1) 100% of the net cash proceeds of all asset sales and dispositions by Holdings and its subsidiaries, subject to certain exceptions, (2) 100% of the net cash proceeds from any payment in respect of property or casualty insurance claim or any condemnation proceeding, subject to certain exceptions, (3) 100% of the net cash proceeds of issuances of certain debt obligations by Holdings and its subsidiaries, subject to certain exceptions, (4) 50% of the net cash proceeds from equity issuances by Holdings and its subsidiaries, subject to certain exceptions, and (5) 75% of Innophos’ annual excess cash flow (as defined in the credit agreement) in any fiscal year in which Holdings’ leverage ratio (as defined in the credit agreement) is greater than or equal to 3.0 to 1, or 50%, with respect to any fiscal year to the extent the total leverage ratio with respect to such year is less than 3.0 to 1.

Voluntary prepayments and commitment reductions are permitted in whole or in part, without premium or penalty, subject to minimum prepayment or reduction requirements.

All of our obligations under the senior credit facility are unconditionally guaranteed by each existing and subsequently acquired or organized domestic subsidiary. The obligations under the senior credit facility

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

(including the guarantees) are collateralized by substantially all of our present and future assets and all present and future assets of each guarantor, including but not limited to (1) a first-priority pledge of all of our capital stock and all of the outstanding capital stock owned by us or any guarantor in any domestic subsidiary, (2) a first-priority pledge of 66% of the outstanding capital stock owned by us or any guarantor in any first-tier foreign subsidiary, and (3) perfected first-priority security interests in all of our present and future assets and the present and future assets of each guarantor, subject to certain limited exceptions.

The senior credit facility provides for interest based upon a fixed spread above the banks’ prime lending rate or the LIBOR lending rate. The borrowings under the term loan facility bear interest at December 31, 2005 at 6.71%. The amount outstanding on the term loan as of December 31, 2005 was $207.9 million. On February 4, 2005, the Company elected to borrow the remaining $42.0 million of the term loan. The proceeds from the additional $42.0 million borrowings were used in part to pay-off the $17.0 million outstanding amount of revolving credit facility.

There was no amount outstanding on the revolving credit facility at December 31, 2005. The Company has issued approximately $4.8 million of letters of credit under the sub-facility as of December 31, 2005. In addition, the lenders under the revolving credit facility are paid a fee on unused commitments under that facility at a rate, for approximately the first five months after closing, equal to 0.50% per annum, and, thereafter, to be reduced to 0.375% so long as Innophos’ leverage ratio is equal to or less than 3.0 to 1. During the existence of any default under the credit agreement, the margin on all obligations under the senior credit facility shall increase by 2% per annum.

As required by the credit agreement, Innophos, Inc. must maintain 50% of its outstanding debt of the credit facility and the senior subordinated notes in fixed rate instruments. As such, on February 3, 2005, Innophos, Inc. executed a rate cap derivative instrument. The terms of this derivative instrument is a rate cap of 5%, with a reference index based on three month LIBOR, a notional amount of $15 million and is for a term of two years expiring on February 3, 2007. The fair value of the rate cap derivative instrument is $16 as of December 31, 2005.

The Company is required within five days from the issuance of the 2005 annual financial statements to make a prepayment of the term loan in an amount equal to 75% of the excess cash flow (as defined in our credit agreement) in addition to the $0.526 million quarterly principal payments. As such, as of December 31, 2005, $20.0 million is classified as the current portion of long term debt which represents the 2005 excess cash flow requirement and the required principal payments.

The credit agreement documentation contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting our and our subsidiaries’ ability to, among other things and subject to various exceptions, (1) declare dividends, make distributions or redeem or repurchase capital stock, (2) prepay, redeem or repurchase other debt, (3) incur liens or grant negative pledges, (4) make loans and investments and enter into acquisitions and joint ventures, (5) incur additional indebtedness, (6) amend or otherwise alter the acquisition documents or any debt agreements, (7) make capital expenditures, (8) engage in mergers, acquisitions and asset sales, (9) conduct transactions with affiliates, (10) alter the nature of our businesses, or (11) change our fiscal quarter or our fiscal year. We and our subsidiaries are also required to comply with specified financial covenants (consisting of a leverage ratio, an interest coverage ratio and a senior leverage ratio) and various affirmative covenants.

Events of default under the credit agreement include, but are not limited to, (1) our failure to pay principal, interest, fees or other amounts under the credit agreement when due (taking into account any applicable grace

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

period), (2) any representation or warranty proving to have been materially incorrect when made, (3) covenant defaults subject, with respect to certain covenants, to a grace period, (4) bankruptcy events, (5) a cross default to certain other debt, (6) unsatisfied final judgments over a threshold, (7) a change of control, (8) certain ERISA defaults, and (9) the invalidity or impairment of any loan document or any security interest.

In addition, the credit agreement includes customary provisions regarding breakage costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability and payments free and clear of withholding.

Borrowings under the senior credit facility are subject to the accuracy of representations and warranties (including the absence of any material adverse change in our condition) and the absence of any defaults (including any defaults under the financial covenants that are based on EBITDA). As of December 31, 2005, management believes the Company is in full compliance with the covenant requirements of the Senior Credit Facility.

2004 Senior Subordinated Notes

On August 13, 2004, Innophos, Inc. issued $190.0 million aggregate principal amount of 8.875% Senior Subordinated Notes due August 15, 2014. We issued the notes in transactions exempt from or not subject to registration under the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act. The Company did file a registration statement which became effective on February 14, 2006.

Interest. Interest on the notes accrues at the rate of 8.875% per annum and is payable semi-annually on February 15 and August 15. Interest on overdue principal and interest accrues at a maximum rate that is 1% higher than the then applicable interest rate on the notes. We make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

Subsidiary Guarantees. Our obligations under the Innophos, Inc. Notes are fully, unconditionally, jointly and severally guaranteed on a senior subordinated unsecured basis by all of our existing and future domestic restricted subsidiaries. As of the date of this Form 10-K, Innophos Mexico Holdings, LLC was the only guarantor of the Innophos, Inc. Notes.

Optional Redemption. We may redeem any of the notes at any time on or after August 15, 2009, in whole or in part, in cash at the redemption prices described in the indenture governing the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. In addition, on or before August 15, 2007, we may redeem up to 35% of the aggregate principal amount of notes with the net proceeds of certain underwritten equity offerings at a price of 108.875% of the principal amount of the 2004 Senior Subordinated Notes, plus accrued and unpaid interest and liquidated damages, if any, thereon. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes remains outstanding. We may redeem any of the notes at any time before August 15, 2009 in cash at 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption and a make-whole premium.

Change of Control. Upon a change of control, we may be required to make an offer to purchase each holder’s notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Certain Covenants. The indenture governing the 2004 Senior Subordinated Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, redeem or repurchase our capital stock;

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

•	make investments and other restricted payments;

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	permit dividend or other payment restrictions on our restricted subsidiaries;

•	sell all or substantially all of our assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

Any dividends or similar payments to Holdings from Innophos, Inc. will be treated as restricted payments under the indenture governing the 2004 Senior Subordinated Notes. Holdings will rely upon the ability of the Company to make such restricted payments to us in order for us to make any payments on the notes. The amount of all restricted payments that can be made by the Company is approximately equal to 50% of the consolidated net income (as defined in the indenture governing the 2004 Senior Subordinated Notes) of the Company since the beginning of the first fiscal quarter following the date on which the 2004 Senior Subordinated Notes were issued, plus 100% of the net cash proceeds received by the Company since the date of the indenture from the issue or sale of equity interests. The indenture governing the 2004 Senior Subordinated Notes prohibits all restricted payments if a default or event of default has occurred under that indenture or if Innophos, Inc.’s fixed charge coverage ratio is below 2.0 to 1.0.

Floating Rate Senior Notes

On February 10, 2005, Innophos Investments Holdings, Inc. (“Investments Holdings”), our wholly owned subsidiary, completed a private offering of $120 million floating rate senior notes due 2015. The use of the proceeds from the sale of the notes was a distribution to the stockholders of the Company. These notes were offered at an interest rate based on the three-month LIBOR plus 8% and will be reset quarterly. Interest on the notes accrues and is payable in arrears on February 15, May 15, August 15 and November 15 of each year. Interest is payable on and prior to February 15, 2010 in the form of additional notes and thereafter in cash. The notes are an unsecured obligation and will rank equally with all of our future senior obligations and senior to our future senior subordinated indebtedness. The notes would be subordinate to our future secured indebtedness. The 2005 Floating Rate Senior Notes issued by Innophos Investments Holdings, Inc. are not recorded on the financial statements of Innophos, Inc., however, Investments Holdings depends on the operations of Innophos, Inc. to fund the obligation.

These notes issued in transactions exempt from or not subject to registration under the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act. The Company did file a registration statement which became effective on February 14, 2006.

Interest. Interest on the notes accrues at the rate per annum equal to the three month LIBOR plus 8.00% and is payable quarterly on February 15, May 15, August 15, and November 15. Interest on overdue principal and interest accrues at a maximum rate that is 1% higher than the then applicable interest rate on these notes. We make each interest payment to the holders of record on the immediately preceding February 1, May 1, August 1 and November 1.

Optional Redemption. Investments Holdings may, at its option, redeem some or all of the notes at any time on or after February 15, 2007, at the redemption prices described in the indenture governing the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. In addition, at any time

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

prior to February 15, 2006, Investments Holdings may on any one or more occasions redeem up to 35% of the notes with the proceeds of certain sales of equity at the redemption price listed under “Description of the New Notes-Optional Redemption.” Investments Holdings may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes originally issued remains outstanding. Prior to February 15, 2007, Investments Holdings may redeem the notes at a price equal to 100% of the principal amount of the notes plus a make-whole premium.

Change of Control. Upon a change of control, Investments Holdings may be required to make an offer to purchase each holder’s notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Certain Covenants. The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments and other restricted payments;

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	permit dividend or other payment restrictions on our restricted subsidiaries;

•	sell all or substantially all of our assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

The maturity of these floating rate senior notes is February 15, 2015.

Interest installments were payable on May 15, August 15, and November 15 in the amounts of $3,446, $3,549, and $3,899, respectively. In lieu of cash, interest payments were made to the holders of the floating rate senior notes in the form of additional floating rate senior notes.

Deferred financing fees related to the floating rate senior notes are $4.4 million and will be amortized on a straight line basis which approximates the effective interest method.

Total interest paid by the Company for all indebtedness for the period 2005 and August 14, 2004 to December 31, 2004 was $30,907 and $3,095.

During the predecessor period and at December 31, 2003, the notes payable to Rhodia were due March 19, 2004 with interest at 1.7%. At December 31, 2002, the notes payable to Rhodia were due March 31, 2003 with interest at 1.9%. The average interest rate for 2003 related to debt to Rhodia was 1.7% and 2.4%, respectively. Total interest expense paid to Rhodia in the period from January 1, 2004 to August 13, 2004 and 2003 was $1,728 and $2,373, respectively. Interest rates are variable based on a spread over LIBOR.

At December 31, 2003 the capital lease obligations relate to the Phosphates Business’ allocated portion of two sale/leaseback transactions entered into by Rhodia Inc. that were previously classified as operating leases prior to modifications to Rhodia’s financing arrangements. The capital lease obligations had interest at the three-month LIBOR rate plus an applicable margin, adjusted quarterly. All capital lease obligations were considered current at December 31, 2003 due to Rhodia’s agreement to refinance or amend these arrangements. The lessors

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

had security interests in the assets included in the capital lease obligations. The Phosphates Business’ allocated portion of the lease costs in the period from January 1, 2004 to August 13, 2004 and 2003 was $876 and $2,404, respectively. As such, these capital lease obligations related to the Phosphates business were acquired from the lessors by Rhodia so Rhodia can deliver to the Company certain equipment free and clear of all liens.

Other debt at December 31, 2003, consist of pollution control bonds totaling $1,440 and industrial revenue bonds totaling $575 relating to the Chicago Heights facility due September 1, 2008 with interest at 6.25%. Certain assets at the Chicago Heights facility are collateral for these bonds. The interest expense allocated to the Phosphates Business relating to these bonds in the period from January 1, 2004 to August 13, 2004 and 2003 was $84 and $140, respectively. These obligations were not assumed by the Company as part of the Transaction.

Total interest paid in the period from January 1, 2004 to August 13, 2004 and 2003 was $3,098 and $3,351, respectively.

Interest expense, net consists of the following:

	Successor	Successor	Predecessor	Predecessor
	For the year ended December 31, 2005	For the period August 14, 2004 to December 31, 2004	For the period January 1, 2004 to August 13, 2004	For the year ended December 31, 2003
Interest expense	$44,349	$10,152	$3,098	$3,351
Deferred financing costs	3,642	1,071	—	—
Interest income	(1,363)	(158)	—	—

Total interest expense, net	$46,628	$11,065	$3,098	$3,351

10. Other Long-Term Liabilities:

Other long-term liabilities consist of the following:

	Successor	Successor
	2005	2004
Environmental liabilities	$1,100	$700
Profit sharing liabilities	910	2,962
Deferred income taxes	23,701	27,894
Other liabilities	2,722	265

	$28,433	$31,821

11. Common Stock:

The Company has authorized 99,999,999 shares of Class A common stock, par value $.001 and has authorized 11,111,111 shares of Class L common stock, par value $.001. The Company has outstanding as of December 31, 2005: 43,975,433 shares of Class A common stock; and 4,886,161 shares of Class L common stock.

The Class L common stock has preferential rights over the Class A common stock whereby the Class L common stock is entitled to receive their original investment plus a 10% yield compounded quarterly on their original investment before the Class A common stock participate in company distributions. After payment of all

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

preferential rights attributable to the Class L common stock, each share of the Class A common stock and Class L common stock will participate ratably in all distributions by the Company to the shareholders of its capital stock. All shareholders of Class L and Class A common stock shall be entitled to one vote per share on all matters to be voted on by the Company’s shareholders.

On February 10, 2005, we completed a private offering of $120 million Floating Rate Senior Notes due 2015, of which net of expenses of $4.4 million, $115.6 million was a distribution to the shareholders of the Class L common stock. As required by the Company’s by-laws, each distribution made by the Company to holders of the Common Stock, whether in cash, property, securities, dividend, or any other form of distribution other than a repurchase of shares from an employee or director, is required to prioritize the distribution to Class L shareholders. The shareholders of the Class L common stock are entitled to receive the accumulated unpaid yield and their return of original cost prior to any type of distribution to the Class A common stock shareholders.

The Innophos Holdings, Inc. 2005 Stock Option Plan (“Option Plan”) was adopted on April 1, 2005 to provide for the grant of options to purchase Class L Common Stock and Class A Common Stock. On April 1, 2005, the Company authorized 641,170 of Class L stock options and authorized 5,770,531 of Class A stock options. The Option Plan provides for grants of qualified and non-qualified stock options with a ten year term. All options vest ratably over a five year term. On April 1, 2005, the Company granted 448,819 stock option strips. Each option strip allows the employee to exercise in tandem one share of Class L and nine shares of Class A common stock. All options granted as of December 31, 2005 are outstanding. All options were granted to employees and have an exercise price of $6.35 per option strip. The recipient of the stock option must exercise nine Class A stock options to acquire nine shares of Class A common stock for every one share of Class L common stock acquired through the exercise of one Class L stock options.

The determination of the fair value of the underlying Class A and Class L common stock used to determine the exercise prices for the aggregated option strips granted on April 1, 2005 was performed contemporaneously with the issuance of the option strips. Because each option strip must be exercised in tandem and are non-separable, as described above, the Company believes it is appropriate to view each option strip in the aggregate.

12. Earnings per share (EPS)

The Company accounts for earnings per share in accordance with SFAS No. 128, “Earnings Per Share” and related guidance, which requires two calculations of earnings per share (EPS) to be disclosed: basic EPS and diluted EPS. The Company presents EPS information using the two-class method as the Class L shares participate in distributions together with the Class A shares after the payment of the Class L preferential rights. The Class L common stock has preferential rights over the Class A common stock whereby the Class L common stock is entitled to receive their original investment plus a 10% yield compounded quarterly on their original investment before the Class A common stock participates in company distributions. After payment of all preferential rights attributable to the Class L common stock, each share of the Class A common stock and Class L common stock will participate ratably in all distributions by the Company to the shareholders of its capital stock.

The numerator in calculating Class L basic and diluted EPS is equal to the Class L preference amount of $3,174 and $4,788 for the year ended December 31, 2005 and for the period August 14, 2004 to December 31, 2004, respectively. The Company did not allocate remaining losses in accordance with EITF 03-6, “Participating Securities and the Two-Class Method under SFAS No. 128,” because of its preferential rights over Class A (see Note 11). The numerator in calculating Class A basic and dilutive EPS is an amount equal to consolidated net (loss) increased for the aforementioned Class L preference amount.

The denominator in calculating both classes of basic EPS is the weighted average shares outstanding for each respective class of shares.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The following is the calculation of earnings per share using the two-class method:

	Year ended December 31, 2005	For the period August 14, 2004 to December 31, 2004
Net (loss) available to common shareholders	$(11,693)	$(775)
Allocation of net income (loss) to common shareholders:
Class A	$(14,867)	$(5,563)
Class L	$3,174	$4,788

The following is a reconciliation of the basic number of common shares outstanding to the diluted number of common and common stock equivalent shares outstanding:

	Year ended December 31, 2005	For the period August 14, 2004 to December 31, 2004
Weighted average number of common and potential common Class A shares outstanding:
Basic number of common Class A shares outstanding	43,975,433	43,944,074
Dilutive effect of stock option grants	—	—

Diluted number of common and potential common Class A shares outstanding	43,975,433	43,944,074

Weighted average number of common and potential common Class L shares outstanding:
Basic number of common Class L shares outstanding	4,886,161	4,882,676
Dilutive effect of stock option grants	—	—

Diluted number of common and potential common Class L shares outstanding	4,886,161	4,882,676

Earnings (loss) per common share:
Class A – Basic	$(0.34)	$(0.13)
Class A – Diluted	$(0.34)	$(0.13)
Class L – Basic	$0.65	$0.98
Class L – Diluted	$0.65	$0.98

On April 1, 2005, the Company granted 4,039,372 of Class A stock options and 448,819 Class L stock option to employees at a “strip” exercise price of $6.35 (see note 11). All options granted during the period were outstanding but were not included in a calculation of diluted earnings per share as the effect of stock options would be anti-dilutive.

We have not reflected an earnings per share calculation for the predecessor period given the different basis of accounting between predecessor and successor period and that the predecessor had not issued any common stock.

Pro-Forma Earnings (Loss) Per Share (unaudited)

The Pro-forma earnings (loss) per share has been computed to give effect to the conversion of the Class L Shares into Class A Shares upon consummation of the initial public offering. Each share of Class L will convert to             shares of Class A.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Year Ended December 31, 2005
Net (Loss)
Weighted average Class A common shares outstanding

And:
Adjustments to reflect weighted average conversion of Class L shares into Class A shares

Pro-forma earnings (loss) per share

13. Restructuring Costs:

During the period from August 14, 2004 to December 31, 2004, the Company recorded restructuring charges of $119 related to employee termination benefits in our Mexican operations. The employee termination benefits resulted in cash payments of $119 during the period of August 14, 2004 to December 31, 2004.

During the predecessor period and in connection with Rhodia’s global strategy to reduce fixed costs and improve competitiveness in the chemicals sector, the Phosphates Business’ management commenced various restructuring plans to streamline plant operations, consolidate facilities and reduce headcount.

During the period from January 1, 2004 to August 13, 2004, the Phosphates Business recorded restructuring charges of $1,783, principally related to employee termination benefits. These actions, as well as those previously recorded, resulted in cash payments of $2,239 for employee termination benefits and facility closure costs during the period.

During 2003, the Phosphates Business recorded restructuring charges of $2,082, principally related to employee termination benefits. These actions, as well as those previously recorded, resulted in cash payments of $3,363, for employee termination benefits and facility closure costs during 2003. In 2003, the Phosphates Business accrued employee termination benefits for the elimination of 64 administrative and manufacturing positions in 2003.

All predecessor restructuring liabilities were retained by Rhodia as a result of the Transaction.

14. Pension Plans and Postretirement Benefits:

The Company maintains both noncontributory defined benefit pension plans and defined contribution plans that together cover substantially all U.S. and Canadian employees.

In the United States, salaried and most hourly employees are covered by a defined contribution plan with a 401(k) feature. The plan provides for employee contributions, company matching contributions, and an age-weighted annual company contribution to eligible employees. Some union-represented hourly employees are covered by a traditional defined benefit plan providing benefits based on years of service and final average pay. Both of these plans were established by Innophos, Inc. in 2004.

In Canada, salaried employees are covered by defined contribution plans which provide for company contributions as a percent of pay, employee contributions, and company matching contributions. Union-represented hourly employees are covered by a defined benefit plan providing benefits based on a negotiated benefit level and years of service. The defined contribution plans were established by the Company in 2004; the defined benefit plan for union-represented hourly employees is a continuation of the Rhodia Canada Inc.’s pension plan for its Port Maitland union employees, which was included in the Transaction.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The Company also has other postretirement benefit plans covering substantially all of its U.S. and Canadian employees. Certain employee groups covered under the plans do not receive benefits post-age 65. In the United States, the health care plans are contributory with participants’ contributions adjusted annually, and limits on the company’s share of the costs; the life insurance plans are noncontributory. The effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) are not significant. In Canada, the plans are non-contributory.

The Company uses a December 31 measurement date for all of its plans. For the purposes of the following schedules, beginning of the year is January 1, 2005 and August 14, 2004 for the 2004 Plan Year.

The weighted average discount rate at the measurement dates for the Company’s defined benefit pension plans and the post-retirement benefit plans is developed using a spot interest yield curve based upon a broad population of corporate bonds rated AA or higher, adjusted to match the duration of each plan’s projected benefit payment stream.

The expected return is based on a specific asset mix, active management, rebalancing among diversified asset classes within the portfolio, and a consistent underlying inflation assumption to calculate the appropriate long-term expected investment return.

Obligations and Funded Status—U.S. Plans

At December 31

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
Change in Benefit Obligation
Benefit Obligation at Beginning of Year	$2,161	$1,915	$3,234	$3,012
Service Cost	323	98	270	51
Interest Cost	115	43	94	68
Actuarial (Gain)/Loss	232	106	(1,531)	103
Plan Amendments	(270)	—	—	—

Benefit Obligation at End of Year	$2,561	$2,162	$2,067	$3,234

Change in Plan Assets
Fair Value of Trust Assets at Beginning of Year	$—	$—	$—	$—
Actual Return on Plan Assets	7	—	—	—
Employer Contributions	356	—	—	—

Fair Value of Trust Assets at End of Year	$363	$—	$—	$—

Reconciliation of Funded Status
Funded Status	$(2,198)	$(2,161)	$(2,067)	$(3,234)
Unrecognized Net
Prior Service Cost	1,247	1,653	2,616	2,904
(Gain)/Loss	349	106	(1,288)	103

Net Amount Recognized	$(602)	$(402)	$(739)	$(227)

Amounts Recognized in Statement of Financial Position
(Accrued) Benefit Liability	$(627)	$(731)	$(739)	$(227)
Intangible Asset	25	329	—	—

Net Amount Recognized	$(602)	$(402)	$(739)	$(227)

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
Accumulated Benefit Obligation for all Defined Benefit Pension Plans	$989	$731	—	—
Separate Disclosures for Pension Plans with Accumulated Benefit Obligation in Excess of Plan Assets
Projected Benefit Obligation at End of Year	$2,561	$2,161	—	—
Accumulated Benefit Obligation at End of Year	989	731	—	—
Fair Value of Assets at End of Year	363	—	—	—
Separate Disclosures for Postretirement Benefit Plans with Benefit Obligation in Excess of Plan Assets
Benefit Obligation at End of Year	—	—	$2,067	$3,234
Fair Value of Assets at End of Year	—	—	—	—
Components of Net Periodic Benefit Cost
Service Cost	$323	$97	$270	$51
Interest Cost	115	43	94	68
Expected Return on Plan Assets	(20)	—	—	—
Amortization of Net
Prior Service Cost	136	61	288	108
(Gain)/Loss	2	—	(139)	—

Net Periodic Benefit Cost	$556	$201	$513	$227

Components of Total Benefit Expense
Net Periodic Benefit Cost	$556	$201	$512	$227

Total Benefit Expense	$556	$201	$513	$227

Weighted Average Assumptions Used to Determine Benefit Obligations at December 31
Discount Rate	5.50%	5.75%	5.50%	5.75%
Rate of Compensation Increase	3.00%	3.00%	3.00%	—
Weighted Average Assumptions Used to Determine Net Periodic Benefit Cost for Years Ended December 31
Discount Rate	5.75%	6.00%	5.75%	6.00%
Expected Return on Plan Assets	8.00%	8.00%	—	—
Rate of Compensation Increase	3.00%	3.00%	3.00%	—
Assumed Health Care Cost Trend Rates at December 31
Health Care Cost Trend Rate Assumed for Next Year (Initial Rate)			—	10.00%
Rate to which the Cost Trend Rate is Assumed to Decline (Ultimate Rate)			—	5.00%
Year that the Rate Reaches the Ultimate Rate			—	2010
Effect of a Change in the Assumed Rate of Increase in Health Benefit Costs
Effect of a 1% Increase on
Total of Service Cost and Interest Cost			$—	$1
Postretirement Benefit Obligation			$—	$18

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
Effect of a 1% Decrease on
Total of Service Cost and Interest Cost			$—	$(1)
Postretirement Benefit Obligation			$—	$(16)
Estimated Future Benefit Payments
Fiscal 2006	$4	$—	$35	$21
Fiscal 2007	10	2	63	44
Fiscal 2008	21	6	93	70
Fiscal 2009	33	16	125	103
Fiscal 2010	55	28	163	139
Fiscal Years 2011-2015	$732	$494	$1,288	$1,239

Defined Contribution Plan—U.S.

Innophos, Inc.’s expense for the defined contribution plan was $1.7 and $0.6 million for 2005 and for the period August 14, 2004 to December 31, 2004, respectively.

Canadian Plans

Obligations and Funded Status—Canadian Plans

At December 31

	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	2005	2005	2004	2004
Change in benefit obligation
Benefit obligation at beginning of year	$5,137	$465	$4,475	$415
Service cost	158	37	50	10
Interest cost	325	31	112	10
Benefits Paid	(264)	(7)	(86)	(2)
Actuarial (gain)/loss	1,476	187	586	32
Exchange rate changes	251	23	—	—

Benefit obligation at end of year	$7,083	$736	$5,137	$465

Change in plan assets
Fair value of plan assets at January 1, 2005	$3,962	$—	$3,733	$—
Actual return on plan assets	614	—	93	—
Employer contributions	959	7	221	2
Benefits paid	(264)	(7)	(85)	(2)
Exchange rate changes	193	—	—	—

Fair value of plan assets at end of year	5,464	—	3,962	—

Funded status	(1,620)	(736)	(1,175)	(465)
Unrecognized net transition obligation/(asset)	—	396	—	404
Unrecognized net actuarial loss (gain)	1,864	220	620	32

Net amount recognized	$244	$(120)	$(555)	$(29)

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Amounts recognized in the statement of financial position consist of:

	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	2005	2005	2004	2004
Accrued benefit cost	$(1,620)	$(736)	$(1,175)	$(29)

Accumulated other comprehensive income	1,864	220	620	—
Intangible assets	—	396	—	—

Net amount recognized	$244	$(120)	$(555)	$(29)

Information for pension plans with an accumulated benefit obligation in excess of plan assets

	December 31 2005	December 31 2004
Projected benefit obligation	$7,083	$5,137
Accumulated benefit obligation	7,083	5,137
Fair value of plan assets	5,464	3,962

Components of Net Periodic Benefit Cost:

	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	2005	2005	2004	2004
Service cost	$158	$37	$50	$10
Interest cost	325	31	112	10
Expected return on plan assets	(356)	—	(127)	—
Amortization of transition obligation	—	29	—	11
Amortization of unrecognized net (gains)/losses	6	—	—	—

Net Periodic Benefit Cost	$133	$97	$35	$31

Additional Information

	Pension Benefits	Other Benefits	Pension Benefits	Other
	2005	2005	2004	2004
Increase in minimum liability included in other comprehensive income/(loss)	$(1,864)	$(220)	$(620)	$(32)

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31

	Pension Benefits	Other Benefits
	2005	2005
Discount rate	5.25%	5.25%
Rate of compensation increase	—	—

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31

	Pension Benefits	Other Benefits
	2005	2005
Discount rate	6.00%	6.00%
Expected long-term return on plan assets	7.50%	7.50%
Rate of compensation increase	—	—

Assumed health care cost trend rates at December 31

2005
Health care cost trend rate assumed for next year	10%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5%
Year that the rate reaches the ultimate trend rate	2016

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$15	$(12)
Effect on postretirement benefit obligation	113	(89)

Plan Assets

Innophos, Canada Inc.’s pension plan weighted-average asset allocations at December 31, 2004 by asset category are as follows:

	Plan Assets at December 31
	2005	2004
Asset Category
Equity securities	63.2%	55.5%
Debt securities	36.6	43.9
Other	0.2	0.6

Total	100%	100%

The Pension Committee has promulgated a Statement of Investment Policies and Procedures based on the “prudent person portfolio approach” to ensure investment and administration of the assets of the Plan within the parameters set out in the Ontario Pension Benefits Act and the Regulations thereunder. Investment managers appointed by the Plan are directed to achieve a satisfactory return through a diversified portfolio consistent with acceptable risks and prudent management. In accordance with the investment and risk philosophy of the Committee, a target asset mix of 60% equities and 40% fixed income instruments has been established. Investment weightings and results are tested regularly against appropriate benchmark portfolios.

Cash Flows

Contributions

Innophos Canada, Inc. expects to contribute $1,050 to its pension plan in 2006.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension Benefits	Other Benefits
2006	$291	$9
2007	306	15
2008	307	26
2009	341	27
2010	354	30
Years 2011-2015	2,086	182

Defined Contribution Plans—Canada

Innophos Canada Inc.’s expense for the defined contribution plans was approximately $.1 million for 2005 and for the period August 14, 2004 to December 31, 2004.

Mexico

In accordance with Mexican labor law, a Mexican employee is entitled to certain termination payments after reaching fifteen years of service. In addition, Mexican employees also participate in profit sharing based on 10% of adjusted taxable income. For 2005 and for the period August 14, 2004 to December 31, 2004, Innophos Fosfatados de Mexico, S.A. de C.V., recorded provisions of $1,521 and $497, respectively, for these liabilities.

Predecessor Period

During the predecessor period, the U.S. Phosphates Business participated in Rhodia Inc.’s non-contributory, defined-benefit pension plans covering substantially all its employees. Normal retirement age is 65, however, the plans provide for early retirement. Benefits for salaried and some hourly employees are based on salary and years of service, while benefits for other hourly employees are based on negotiated benefits and years of service. In July 2003, a new defined-contribution plan was implemented in replacement of the defined-benefit pension plans for certain eligible new hires only. The defined-benefit plans will continue for current plan participants subject to the plan provisions on vesting and credited service. Current defined-benefit plan participants are eligible for continued accrual of vesting and credited service per plan provisions. In addition, the U.S. Phosphates Business participated in Rhodia Inc.’s voluntary defined-contribution plan (401(k)) that covers eligible employees.

The U.S. Phosphates Business participate in postretirement benefit plans which provide certain medical, dental and life insurance benefits to qualifying employees. The effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) are not significant.

The U.S. Phosphates business does not have separate pension and retirement benefit plans. However, it was allocated a portion of Rhodia Inc.’s costs based on eligible salaries and wages. The total allocation of pension and retirement, health and welfare, social security, unemployment compensation and benefit administrative expenses in the period from January 1, 2004 to August 13, 2004 and 2003 was $6,275 and $12,157, respectively.

In Canada, the Port Maitland union employees are covered under a pension plan. Benefits are based on negotiated benefits and years of service. Normal retirement age is 65; however, the plan provides for early retirement. Employees are fully vested with two years of plan membership. Employees can make voluntary contributions to the plan. Information concerning the funded status of this plan and the benefit obligations are not presented as the amounts are not significant.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The Port Maitland non-union employees participate in Rhodia Canada Inc.’s pension plan. Participating employees on December 31, 2000 had the option to stay in a defined benefit portion of the plan or to join the defined contribution portion of the plan. New employees after December 31, 2000 join the defined contribution portion of the plan. The defined benefits portion of the plan is based on salary. The defined contribution portion of the plan is based on salary with a partial company match. Normal retirement age is 65; however, the plan provides for early retirement. Employees are fully vested over two years.

The Port Maitland employees participate in postretirement benefit plans which provide certain medical, dental and life insurance benefits to qualifying employees.

The Canadian Phosphates business is allocated a portion of Rhodia Canada Inc.’s costs based on eligible salaries and wages. The total allocation of pension and retirement, health and welfare, social security, unemployment compensation and benefit administrative expenses in the period from January 1, 2004 to August 13, 2004 and 2003 was $850 and $1,414, respectively.

In accordance with Mexican labor law, a Mexican employee is entitled to certain termination payments after reaching fifteen years of service. In addition, Mexican employees also participate in profit sharing based on 10% of adjusted taxable income. In the period from January 1, 2004 to August 13, 2004 and 2003, Rhodia Innophos Fosfatados de Mexico, S.A. de C.V., recorded provisions of $211 and $208, respectively, for these liabilities.

15. Income Taxes:

	Successor		Successor		Predecessor		Predecessor
	2005		For the period from August 14, 2004 to December 31, 2004		For the period from January 1, 2004 to August 13, 2004		2003
	Income/ (loss) before income taxes	Income tax expense (benefit)	Income/ (loss) before income taxes	Income tax expense (benefit)	Income/ (loss) before income taxes	Income tax expense/ (benefit)	Income/ (loss) before income taxes	Income tax expense (benefit)
U.S.	$(18,795)	260	$(5,142)	$90	$16,180	$6,230	$33,166	$13,666
Canada/Mexico	13,826	6,464	661	(3,796)	8,082	2,724	(21,305)	(2,421)

Total	$(4,969)	6,724	$(4,481)	(3,706)	$24,262	$8,954	$11,861	$11,245

Current income taxes		$7,567		$135		$8,802		$12,491
Deferred income taxes		(843)		(3,841)		152		(1,246)

Total		$6,724		$(3,706)		$8,954		$11,245

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

A reconciliation of the U.S. statutory rate and income taxes follows:

	Successor	Successor	Predecessor	Predecessor
	2005	For the period from August 14, 2004 to December 31, 2004	For the period from January 1, 2004 to August 13, 2004	2003
Income tax expense/(benefit) at the U.S. statutory rate	$(1,739)	$(1,568)	$8,492	$4,151
State income taxes (net of federal tax effect)	62	15	596	1,281
Nondeductible goodwill impairment	—	—	—	6,160
Foreign tax rate differential	1,816	491	(105)	(1,124)
Change in valuation allowance	6,277	1,839	—	—
Non-deductible permanent items	515	32	(29)	777
Change in tax rates	—	(4,515)	—	—
Other	(207)	—	—	—

Provision (Benefit) for income taxes	$6,724	$(3,706)	$8,954	$11,245

Deferred tax (assets)/ liabilities consist of the following:

	Successor	Successor
	2005	2004
Fixed assets	$34,844	$24,508
Intangibles	(715)	(443)
Inventories	330	5,507
Other	(712)	(312)
Tax losses	(15,142)	(5,230)
Accrued liabilities	(4,860)	(1,922)
Valuation allowance	8,685	5,557

Net deferred tax liabilities	$22,430	$27,665

As of December 31, 2005 and December 31, 2004, income taxes were not provided on unremitted earnings of $7,773 and $4,909, respectively, as these earnings are expected to be permanently reinvested internationally.

The U.S. operations have tax loss carry forwards of $14,955, which will expire in approximately 20 years, as of December 31, 2005. A valuation allowance of $8,685 is provided for the total net US deferred tax assets due to the uncertainty of future profitable operations and therefore, management does not believe it is more likely than not that such assets will be utilized.

Income taxes paid was $6,026 and $708 for 2005 and for the period August 14, 2004 to December 31, 2004, respectively.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

16. Commitments and Contingencies:

Leases

Under agreements expiring through 2015, the Company leases railcars and other equipment under various operating leases. Rental expense for 2005, the period August 14, 2004 to December 31, 2004, the period January 1, 2004 to August 13, 2004, and for 2003 was $5,325, $1,394, $2,346 and $6,018, respectively. Minimum annual rentals for all operating leases are:

Year Ending	Lease Payments
2006	$4,326
2007	3,794
2008	3,035
2009	2,406
2010	2,092
Thereafter	4,626

Purchase Commitments

The Company has a raw material supply contract with an initial term through 2018, with an automatic five-year renewal term at prices established annually based on a formula. The minimum annual purchase obligation, at current prices, approximates $44.9 million.

Environmental

The Company’s operations are subject to extensive and changing federal and state environmental laws and regulations. The Company’s manufacturing sites have an extended history of industrial use, and soil and groundwater contamination have or may have occurred in the past and might occur or be discovered in the future.

Environmental efforts are difficult to assess for numerous reasons, including the discovery of new remedial sites, discovery of new information and scarcity of reliable information pertaining to certain sites, improvements in technology, changes in environmental laws and regulations, numerous possible remedial techniques and solutions, difficulty in assessing the involvement of and the financial capability of other potentially responsible parties and the extended time periods over which remediation occurs. Other than the items listed below, the Company is not aware of material environmental liabilities which are reasonably probable and estimable. As the Company’s environmental contingencies are more clearly determined, it is reasonably possible that amounts accrued may be necessary. However, management does not believe, based on current information, that environmental remediation requirements will have a material impact on the Company’s results of operations, financial position or cash flows.

Under the Agreement of Purchase and Sale between the Company and several affiliates within the Rhodia S.A. Group under which the Company acquired the Phosphates Business and related assets, the Company has certain rights of indemnification from the sellers for breach of representations, warranties, covenants and other agreements. With respect to undisclosed environmental matters, such indemnification rights are subject to certain substantial limitations and exclusions.

Future environmental spending is probable at our site in Nashville, Tennessee, the eastern portion of which had been used historically as a landfill, and a western parcel previously acquired from a third party, which

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

reportedly had housed, but no longer does, a fertilizer and pesticide manufacturing facility. We have an estimated liability with a range of $0.9-$1.2 million. The remedial action plan has yet to be finalized, and as such, the Company has recorded a liability, which represents the Company’s best estimate, of $1.1 million with $0.7 million recorded in the period August 14, 2004 to December 31, 2004 and $0.4 million recorded in the period ended December 31, 2005.

During the predecessor periods, the environmental remediation efforts resulted in cash payments of $1 and $155 in the period from January 1, 2004 to August 13, 2004 and 2003, respectively.

Litigation

Mexican Tax Claims

On November 1, 2004, our Mexican subsidiary, Innophos Fosfatados, received notice of claims from the Tax Audit and Assessment Unit of the National Waters Commission (“CNA”) demanding payment of governmental duties, taxes and other charges for failure to have certain permits allowing extraction of salt water for processing (the “Salt Water Claims”), and for the underpayment of governmental duties, taxes and other charges for the extraction and use of fresh water from national waterways from 1998 through 2002 at our Coatzacoalcos manufacturing plant (the “Fresh Water Claims”).

As initially assessed by the CNA, and at current exchange rates the basic CNA claims total approximately $38.5 million, (comprised of approximately $27.7 million on Salt Water Claims and $10.8 million on Fresh Water Claims). There were also CNA claims for interest, inflation, surcharges and penalties under the Mexican Federal Tax Code of approximately $101.8 million (comprised of $81.3 million on Salt Water Claims and $20.5 million on Fresh Water Claims), resulting in an approximate total claim amount of $140.3 million at current exchange rates. Management believes that Innophos Fosfatados has valid bases for challenging the amount of the CNA claims and is vigorously defending the matter.

CNA Administrative Proceedings and Appeals. On January 17, 2005, Innophos Fosfatados filed documents with the CNA seeking revocation and dismissal of all claims. On August 29, 2005, the CNA rejected the substantive challenges filed by Innophos Fosfatados as to the Fresh Water Claims (although CNA agreed that certain corrections were required as to its surcharge calculations) confirming their original claims totaling $31.3 million ($10.8 million in basic claims and $20.5 million in interest, inflation, surcharges and penalties). In addition, on technical grounds, CNA ordered the revocation of the resolutions containing the Salt Water Claims in order to correct certain errors, and consequently did not address the substantive challenges. CNA reserved its right to issue new resolutions correcting the technical errors as to both the Fresh Water and Salt Water Claims. On November 3, 2005, Innophos Fosfatados filed appeals with the Mexican Federal Court of Fiscal and Administrative Justice challenging all CNA’s claims and CNA’s recent rulings, including a discretionary appeal seeking a court ruling on our substantive challenges to the Salt Water Claims. CNA’s responses to the appeals are due to be filed with the Court in late March and early April 2006.

Rhodia Indemnification. We believe that we are indemnified against such CNA claims, as well as any additional duties, taxes and charges which may be assessed by the CNA for the period after 2002 but arising on or before the closing date under the terms of the purchase and sale agreement with Rhodia, from whom our business was purchased on August 13, 2004. Rhodia has assumed control of the defense of the CNA claims and acknowledged responsibility for such claims, but under a reservation of rights. Innophos asserted that it is entitled to full indemnification; Rhodia disagreed, asserting that the applicable indemnification under the purchase and sale agreement would be for breach of representations and warranties, subjecting our claims to a

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

deductible amount of $15.9 million and a cap of $79.5 million above that deductible amount. On December 16, 2004, Innophos sued Rhodia in New York state court seeking a determination that we are entitled to full indemnification under the purchase and sale agreement. Innophos filed a motion for summary judgment, seeking declarations that the CNA claims are Taxes under the sale agreement with Rhodia, and that Rhodia is obligated to provide any necessary security to guarantee the claims to the Mexican government. The Court entered an Order granting Innophos’ summary judgment motion on both counts on June 13, 2005. Rhodia has appealed and briefing and oral argument before the Court has been completed.

Security Pending Challenges. Security for the full amount of the matter in dispute, which approximates $153.0 million with inflation and surcharge values projected to June 2006 (updated security amount is approximately $165.6 million at current exchange rates projected to February 2007), was required by June 17, 2005. In light of the recent technical revocation of the Salt Water Claims, we are advised that the amount of security required would be reduced to $36.0 million at current exchange rates. We believe the posting of such security was an obligation of Rhodia under the New York court ruling (referenced above). Rhodia has acknowledged its obligation to post such security (subject to appeal), but is taking the position that security is not currently required. If Rhodia does not or cannot timely post security, it is possible that Innophos Fosfatados will have to do so. There are multiple types of acceptable security, the most common type of security being an asset backed mortgage. In the event the Mexican Ministry of Finance determined that security was not provided in a timely manner, or that Innophos Fosfatados was otherwise not satisfying security requirements, the Ministry of Finance could seize certain Innophos Fosfatados’ assets or appoint a surveyor with certain administrative powers over Innophos Fosfatados’ assets and operations to ensure compliance pending appeals.

A final determination of the matter may require appeals to the Mexican Supreme Court and possible remands to the CNA or to lower courts, which might continue for several years. In the event CNA were to issue a full set of new resolutions confirming the original Salt Water Claims and Fresh Water Claims, and appeals were to be decided against us, we could be required to pay a judgment for the entire amount of the CNA claims (which could include accrual of additional interest and inflationary adjustments, as well as charges for periods after 2002, which management estimates under current operating conditions at approximately $2.1 million of additional basic charges excluding interest, inflation adjustments, and penalties per year). To the extent such judgments are not paid by Rhodia, this would be material to our results of operations, financial condition and cash flows. If such obligation were to fall upon us, at the present time we could not meet that obligation from our current assets, and would be required to raise sufficient capital or sell assets.

As of the date hereof, based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of December 31, 2005. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate. The ultimate liability amount could be material to our results of operations and financial condition. Furthermore, Rhodia has a significant amount of debt, a non-investment grade credit rating and has reported losses for fiscal years 2003, 2004 and 2005. As a result, there can be no assurance that we will ultimately collect amounts due from Rhodia (whether partially or fully) under the indemnification rights in the purchase and sale agreement.

Mexican Water Recycling System—PAMCAR Agreement

Innophos Fosfatados is the successor to an agreement with the CNA (originally entered into in 1997 by Albright & Wilson-Troy de Mexico, S.A. de C.V., succeeded in 2000 by Rhodia Innophos Fosfatados de Mexico,

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

S.A. de C.V.) to construct a water recycling system to reduce water effluents into the Gulf of Mexico, to comply with applicable discharge limits and regulations, and to reuse at least 95% of the water derived from the production processes at the Coatzacoalcos facility (the “PAMCAR Agreement”). The PAMCAR Agreement required such action plans be completed by December 31, 2004. Under the terms of the PAMCAR Agreement and subject to compliance by Innophos Fosfatados, the CNA temporarily exempted Innophos Fosfatados from the payment of certain waste water discharge duties and related charges, which would normally have been payable.

All of the equipment to recycle water was in place and in operating condition as of December 31, 2004. On January 10, 2005, Innophos Fosfatados notified the CNA of its position that as of December 31, 2004, it complies with the applicable requirements of the agreement. Management is advised by Mexican environmental counsel that compliance with the discharge limits aspect of the CNA agreement should be based upon limits which were issued in 2005.

Innophos Fosfatados’ relevant waste water discharges were the subject of a study by the National University of Mexico, which concluded in October 2004 that such discharges do not adversely impact the receiving water bodies or the environment. In addition to a previous request by Innophos Fosfatados to update the relevant waste water discharge permit with new operating information, in October 2004 Innophos Fosfatados filed a petition with CNA to reflect the results of the university study and to revise discharge limits to levels which the now-improved operations can satisfy. In 2005, Innophos Fosfatados has received a government authorization known as a Concession Title (containing a waste water discharge permit and limits) granting the requested relief as to all discharge limits.

CNA regional officials may take the position that compliance with the PAMCAR Agreement will be determined by the previous Concession Title. Consequently, while Mexican counsel has advised us that compliance should be determined upon the new, revised, discharge limits as a matter of applicable law, CNA regional officials could find that Innophos Fosfatados was not in compliance with the terms of its agreement with CNA for the duration of the PAMCAR Agreement. In the event Innophos Fosfatados were found not to be in compliance with the agreement’s terms and deadlines, the exempted duties and related charges through December 31, 2004, would be reinstated. Innophos Fosfatados management estimates that the amount of exempted duties and related charges through December 31, 2004 may range up to $10.7 million (including inflation and interest). In addition, management is advised that it is possible under applicable law that a penalty could be imposed of up to an additional $11.4 million. Management believes that the above amounts represent the upper range of possible damages based on a finding of noncompliance. The estimates above for exempted duties, charges and penalties are based on a finding that Innophos Fosfatados exceeded applicable discharge limits related to pH levels. If violations instead are based on different discharge limits, such as discharge limits relating to phosphorus, the estimated ranges of estimated exempted duties, charges and penalties above could be significantly reduced. Management does not currently know whether CNA will make a finding of noncompliance as to any aspect of the PAMCAR Agreement with CNA, or what discharge limits would constitute the basis for a finding of noncompliance as to water quality requirements.

Based upon currently available information and advice of counsel, management would take appropriate steps to challenge any such claim before the CNA and/or Mexican courts, and if any such claim were presented, evaluate potential indemnification rights against Rhodia. As of the date hereof, based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of December 31, 2005. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Elevated Mold Complaints Concerning Dicalcium Phosphate Products

Rhodia, Inc., our agent for the marketing and sale of specialty phosphates into the pharmaceutical tablet excipient and mineral supplement markets, has notified us of several complaints by its customers concerning post-production elevated mold growth and moisture in certain lots of one of our dicalcium phosphate products, DiTAB® USP Grade/FCC Grade. The lots in question were shipped during the summer and fall of 2005 and the first complaint was received in September of 2005. Our products all met applicable specifications when packaged, and passed our stringent testing protocols, including those to detect mold.

We immediately began a root cause investigation, which is ongoing. Samples of the lots in question, retained by us as part of our normal practice, were tested and found not to exhibit elevated mold levels. However, initial results of the investigation suggest that post-production mold growth may have occurred or been enhanced by residual moisture in the product from uneven drying in our process, drums or drum liners from a third party supplier, and/or the relatively high heat and humidity conditions during summer transportation and storage at customer facilities.

We are working closely with customers who have raised questions or concerns, and with Rhodia to notify customers of the lots which might be affected. While the material in question met our specifications, we have offered to replace returned material, without additional cost to the customer. Fourth quarter returns were $0.3 million.

Although we have not received notice of any significant claims, one customer has requested reimbursement of non-material testing costs, and one customer has indicated that it may have to dispose of certain batches of its products not meeting its internal standards, at an unquantified cost. We cannot guarantee that we will not receive additional claims for damages or for costs incurred by customers who elect to recall their products, and if any such claims are made that they will not be material. The contingent liability for claims related to this incident is neither probable nor remote, but is reasonably possible. Such contingent liability is not estimable at this time, but we believe may range up to the limit of liability stated in our standard contracts, which is the replacement cost of our products sold to customers of the lots on which complaints have been received, or approximately $0.9 million. We maintain commercially reasonable amounts of product liability insurance in the event of claims, but insurance does not cover recall liability.

Four customers that complained about elevated mold levels have either completed audits or asked to audit our Chicago Heights, IL manufacturing facilities where the products in question were made, and we have approved those requests. Those facilities have been audited or inspected in the past by pharmaceutical and other commercial customers, as well as government agencies, including the United States Food and Drug Administration. We have cooperated and intend to continue cooperating with such audits and inspections, have voluntarily accepted recommendations and observations and improved to improve our processes over the years. Once root cause(s) of the incidents described above are identified, we intend to take necessary corrective action.

Other Legal Matters

In June 2005, Innophos Canada, Inc. was contacted by representatives of Mosaic (formerly IMC Global, now believed to be a unit of Cargill Corporation) seeking a meeting to discuss the status of an ongoing remedial investigation and clean-up Mosaic is conducting at its currently closed fertilizer manufacturing site located north of Innophos Canada’s Pt. Maitland, Ontario Canada plant site. The remediation is being overseen by the Provincial Ministry of Environment (“MOE”). Mosaic stated that in their view we and Rhodia (our predecessor

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

in interest) were responsible for some phosphorus compound contamination at a rail yard between the Innophos Canada, Inc. and Mosaic sites, and will be asked to participate in the resolution. Our management has determined that this contingent liability is neither probable nor estimable at this time, but liability is reasonably possible. We have notified Rhodia of the Mosaic claim under the Purchase and Sale agreement under which we purchased our business, and we are seeking indemnification. Rhodia has declined the claim stating that we have not provided sufficient information. We will continue to investigate and defend the claim through Canadian counsel.

In connection with the Transaction creating the Company, upon the closing of the transaction Innophos, Inc. and various Rhodia entities entered into Sales Representative Agreements for the sale of certain Innophos, Inc. products in various countries (other than North America). On September 29, 2004, Innophos, Inc. issued notices of termination under all such agreements, effective January 1, 2005. The Rhodia entities have claimed that they are entitled to indemnity payments equal to one-year’s commissions under the Agreements, totaling approximately $1.4 million. The Company believes the indemnity payment applies solely to commissions on sales made after closing through August 31, 2004, which would total approximately $3 thousand. The Company believes it has meritorious defenses, and intends to contest liability vigorously.

In addition, we are party to numerous legal proceedings that arise in the ordinary course of our business. Except as to the matters specifically disclosed herein, we do not believe that these legal proceedings represent probable or reasonably possible liabilities. However, the results of these matters cannot be predicted with certainty and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, results of operations, financial condition, and/or cash flows.

17. Financial Instruments and Concentration of Credit Risks:

The senior credit facility borrowings are at variable rates of interest and, therefore, the Company’s management believes that the carrying amount approximates fair market value.

The carrying value of our senior subordinated notes is $190 million and the quoted fair value at December 31, 2005 based on quoted market prices (excluding accrued interest) is approximately $191.5 million.

The carrying value of our floating rate senior notes is $130.9 million and the quoted fair value at December 31, 2005, based on quoted market prices (excluding accrued interest), is approximately $123.2 million.

The Company did not hedge its commodity on currency or interest rate risks at December 31, 2005. In February 2005, we did execute an interest rate cap derivative instrument, consistent with the requirements under the credit agreement. The fair value of this rate cap derivative is $16 as of December 31, 2005.

The Company believes that its concentration of credit risk related to trade accounts receivable is limited since these receivables are spread among a number of customers and are geographically dispersed. The ten largest customers accounted for 36%, 40%, 37% and 34%, respectively, of net sales for 2005, the period August 14, 2004 to December 31, 2004, the period January 1, 2004 to August 13, 2004 and 2003, and the largest customer accounted for no more than approximately 9% of net sales for the period 2005, August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004 and 2003, respectively.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

18. Valuation Allowances:

Valuation allowances as of December 31, 2005 and 2004, and the changes in the valuation allowances for the year ended December 31, 2005 and the period ended December 1, 2004 are as follows:

	Successor
	Balance, January 1, 2004	Charged/(credited) to costs and expenses	Deductions (Bad debts)	(Credited) to Goodwill	Balance, December 31, 2005
Deferred taxes valuation allowances	$5,557	$6,711	$—	$(3,583)	$8,685
Allowance for doubtful accounts	2,314	(649)	(328)	—	1,337

	Balance, August 14, 2004	Charged/(credited) to costs and expenses	Deductions (Bad debts)	(Credited) to Goodwill	Balance, December 31, 2004
Deferred taxes valuation allowances	$4,749	$1,608	$—	$(800)	$5,557
Allowance for doubtful accounts	2,089	225	—	—	2,314

19. Segment Reporting:

The company discloses certain financial and supplementary information about its reportable segments, revenue by products and revenues by geographic area. Operating segments are defined as components of an enterprise about which separate discrete financial information is evaluated regularly by the chief operating decision maker, in order to decide how to allocate resources and assess performance. The primary key performance indicators for the chief operating decision maker is Sales and EBITDA. The Company reports its operations in three reporting segments—United States, Mexico and Canada, each of which sells the entire portfolio of products.

For the year ended December 31, 2005	United States	Mexico	Canada	Eliminations	Total
Sales	$321,255	$183,169	$31,075	$—	$535,499
Intersegment sales	32,437	28,194	47,050	(107,681)

Total Sales	353,692	211,363	78,125	(107,681)	535,499

EBITDA	$46,362	$37,731	$3,498	—	$87,591

Reconciliation of EBITDA to net income (loss)
EBITDA					$87,591
Depreciation and Amortization					49,574
Interest expense, net					42,986
Income tax expense (benefit)					6,724

Net Income (Loss)					$(11,693)

Capital expenditures	$7,603	$2,741	$518	—	$10,862
Long-lived assets	159,237	129,076	16,703	—	305,016
Total assets	$628,180	$243,338	$77,243	—	$948,761
Reconciliation of total assets to reported assets
Total assets	$628,364	$243,338	$77,243	—	$948,945
Eliminations	(261,050)	(2,913)	(38,793)	—	(302,756)

Reported assets	$367,314	$240,425	$38,450	—	$646,189

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

For the period August 14, 2004 to December 31, 2004	United States	Mexico	Canada	Eliminations	Total consolidated
Sales	$127,208	$66,923	$11,476	$—	$205,607
Intersegment sales	12,578	16,835	21,022	(50,435)	—

Total Sales	139,786	83,758	32,498	(50,435)	205,607

EBITDA	$13,373	$7,986	$2,211	—	$23,570

Reconciliation of EBITDA to net income (loss)
EBITDA					$23,570
Depreciation and Amortization					18,057
Interest expense, net					9,994
Income tax expense (benefit)					(3,706)

Net Income (loss)					$(775)

Capital expenditures	$1,676	$2,247	$123	—	$4,046
Long-lived assets	173,875	141,891	17,783	—	333,549
Total assets	$579,254	$258,556	$46,638	—	$884,448
Reconciliation of total assets to reported assets
Total assets	$579,254	$258,556	$46,638	—	$884,448
Eliminations	(235,303)	(8,039)	(10,215)	—	(253,557)

Reported assets	$343,951	$250,517	$36,423	—	$630,891

For the period January 1, 2004 to August 13, 2004	United States	Mexico	Canada	Eliminations	Total consolidated
Sales	$204,471	$108,364	$19,886	$—	$332,721
Intersegment sales	9,568	21,836	30,129	(61,533)	—

Total Sales	214,039	130,200	50,015	(61,533)	332,721

EBITDA	$29,076	$18,246	$3,046	—	$50,368

Reconciliation of EBITDA to net income (loss)
EBITDA					$50,368
Depreciation and Amortization					23,008
Interest expense, net					3,098
Income tax expense (benefit)					8,954

Net Income					$15,308

Capital expenditures	$703	$1,690	$352	—	$2,745

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

For the year ended December 31, 2003	United States	Mexico	Canada	Eliminations	Total
Sales	$322,763	$154,995	$26,162	$—	$503,920
Intersegment sales	23,682	26,279	48,074	(98,035)	—

Total Sales	346,445	181,274	74,236	(98,035)	503,920

EBITDA	$47,844	$14,942	$1,854	—	$64,640

Reconciliation of EBITDA to net income (loss)
EBITDA					$64,640
Depreciation and Amortization					31,828
Asset Impairment					17,600
Interest expense, net					3,351
Income tax expense (benefit)					11,245

Net Income (Loss)					$616

Capital expenditures	$8,647	$3,943	$517	—	$13,107

Product Revenues

	2005	For the period August 14, 2004 to December 31, 2004	For the period January 1, 2004 to August 13, 2004	2003
Purified Phosphoric Acid	$119,534	$44,604	$69,666	$104,847
Specialty Salts and Specialty Acids	284,200	98,835	168,940	262,500
STPP	89,641	42,970	63,858	101,397
Other Products	42,124	19,198	30,257	35,176

Total	$535,499	$205,607	$332,721	$503,920

Geographic Information
	Revenue
	2005	For the period August 14, 2004 to December 31, 2004	For the period January 1, 2004 to August 13, 2004	2003
US	$294,139	$122,621	$194,254	$295,614
Mexico	119,946	41,221	64,326	100,986
Canada	33,229	12,738	19,435	27,314
Other foreign countries	88,185	29,027	54,706	80,006

Total	$535,499	$205,607	$332,721	$503,920

Revenues for the geographic information are attributed to geographic areas based on the destination of the sale. Intersegment sales are recorded based on established transfer price. Long-lived assets include property, plant and equipment.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

20. Quarterly information (unaudited):

	2005 quarters ended
	Successor
	March 31	June 30	September 30	December 31		Total
Net sales	$138,220	$133,967	$133,931	$129,381		$535,499
Gross profit	24,225	24,097	22,677	21,246		92,245
Net Income (loss)	$(2,902)	$(1,822)	$(1,783)	$(5,186	)(c)	$(11,693)

	2004 periods ended
	Predecessor	Predecessor	Predecessor	Successor		Successor
	March 31	June 30	For the period July 1 to August 13	For the period August 14 to September 30		December 31
Net sales	$132,745	$135,029	$64,947	$72,140		$133,467
Gross profit	23,072	23,357	9,278	8,510		19,529
Net Income (loss)	$6,174	$6,110	$3,024	$(916	)(a)	$141	(b)

a.	Includes in-process R&D charge of $1,200 and $4,700 of inventory fair value step-up which increased our cost of goods sold.

b.	Includes $1,700 of inventory fair value step-up which increased our cost of goods and $4,515 income tax benefit in our Mexican operations as a result of changes in the Mexican income tax law.

c.	Includes a charge of $418 for non-cash deferred financing amortization of which $54 is related to quarter ended March 31, 2005, $175 is related to quarter ended June 30, 2005, and $189 is related to quarter ended September 30, 2005. The Company has determined that this out of period charge is not material to any interim period in 2005.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share amounts,

share amounts or where otherwise noted)

	Pro Forma June 30, 2006	June 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents		$54,350	$61,403
Accounts receivable – trade		55,578	55,842
Inventories		75,760	76,281
Other current assets		18,970	22,609

Total current assets		204,658	216,135
Property, plant and equipment, net		288,395	305,016
Goodwill		47,268	47,268
Intangibles and other assets, net		73,235	77,770

Total assets		$613,556	$646,189

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt		$26,900	$20,009
Accounts payable:
Trade and other		21,758	28,418
Other current liabilities		37,286	49,757

Total current liabilities		85,944	98,184
Long-term debt		491,480	508,786
Other long-term liabilities		28,475	28,433

Total liabilities		605,899	635,403
Commitments and contingencies (note 9)
Stockholder’s equity		7,657	10,786

Total stockholder’s equity		7,657	10,786

Total Liabilities and stockholder’s equity		$613,556	$646,189

See notes to condensed consolidated financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations (Unaudited)

(Dollars in thousands, except per share amounts,

share amounts or where otherwise noted)

	Three months ended June 30, 2006	Three months ended June 30, 2005
Net sales	$139,281	$133,967
Cost of goods sold	115,778	109,870

Gross profit	23,503	24,097

Operating expenses:
Selling, general and administrative	10,785	12,993
Research & Development Expenses	484	582

Total operating expenses	11,269	13,575

Operating income	12,234	10,522
Interest expense, net	12,861	11,684
Foreign exchange (gains)/losses	(151)	(318)
Other expense (income), net	96	(377)

Income (loss) before income taxes	(572)	(467)
Provision (benefit) for income taxes	1,266	1,355

Net income (loss)	$(1,838)	$(1,822)

Preferential distribution to Class L common shareholders	475	431

Net (loss) attributable to Class A common shareholders	(2,313)	(2,253)
Earnings (loss) per share:
Class L – Basic	0.10	0.09
Class L – Diluted	0.10	0.09
Class A – Basic	(0.05)	(0.05)
Class A – Diluted	(0.05)	(0.05)

	Six months ended June 30, 2006	Six months ended June 30, 2005
Net sales	$269,616	$272,187
Cost of goods sold	224,363	223,865

Gross profit	45,253	48,322

Operating expenses:
Selling, general and administrative	21,180	27,669
Research & Development Expenses	766	1,119

Total operating expenses	21,946	28,788

Operating income	23,307	19,534
Interest expense, net	26,261	21,582
Foreign exchange (gains)/losses	(204)	(40)
Other expense (income), net	(18)	(268)

Income (loss) before income taxes	(2,732)	(1,740)
Provision (benefit) for income taxes	396	2,984

Net income (loss)	$(3,128)	$(4,724)

Preferential distribution to Class L common shareholders	939	2,281

Net (loss) attributable to Class A common shareholders	(4,067)	(7,005)
Earnings (loss) per share:
Class L – Basic	0.19	0.47
Class L – Diluted	0.19	0.47
Class A – Basic	(0.09)	(0.16)
Class A – Diluted	(0.09)	(0.16)

See notes to condensed consolidated financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands, except per share amounts,

share amounts or where otherwise noted)

	Six months ended June 30, 2006	Six months ended June 30, 2005
Cash Flows from operating activities
Net income (loss)	$(3,128)	$(4,724)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,772	22,523
Amortization of deferred financing charges	2,199	1,574
Deferred income taxes/(benefit)	(1,740)	(3,018)
Deferred profit sharing	(350)	—
Non-cash interest for floating rate senior notes	8,585	3,446
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable	264	9,145
(Increase)/decrease in inventories	521	(5,150)
(Increase)/decrease in other current assets	3,639	(14,425)
(Decrease)/increase in accounts payable	(6,660)	(11,354)
(Decrease)/increase in other current liabilities	(12,472)	19,963
Changes in other long-term assets and liabilities, net	3,756	(497)

Net cash provided from operating activities	17,386	17,483

Cash flows from investing activities:
Capital expenditures	(5,439)	(3,830)

Net Cash (used for) investing activities	(5,439)	(3,830)

Cash flows from financing activities:
Proceeds from term-loan	—	42,000
Deferred financing costs	—	(4,413)
Capital contribution	—	100
Distribution to stockholders	—	(115,587)
Principal payments of term-loan	(19,000)	(5,601)
Repayment of revolving credit line	—	(17,000)
Proceeds from issuance long-term bonds	—	120,000

Net cash provided from/(used for) financing activities	(19,000)	19,499

Net change in cash	(7,053)	33,152
Cash and cash equivalents at beginning of period	61,403	12,762

Cash and cash equivalents at end of period	$54,350	$45,914

See notes to condensed consolidated financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

1. Basis of Statement Presentation:

Summary of Significant Accounting Policies

Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements of Innophos Holdings, Inc. and Subsidiaries (“Company”) have been prepared in accordance with generally accepted accounting principles for interim financial reporting and do not include all disclosures required by generally accepted accounting principles for annual financial reporting, and should be read in conjunction with the audited consolidated and combined financial statements of the Company and the Phosphates Business at December 31, 2005 and for the years ended December 31, 2004 and 2003.

The accompanying unaudited condensed consolidated financial statements of the Company reflect all adjustments, consisting only of normal recurring accruals, which management considers necessary for a fair statement of the results of operations for the interim periods and is subject to year end adjustments. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Stock Options

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R). This statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations as compensation expense (based on their fair values) over the vesting period of the awards. As of June 30, 2006 we have not filed an initial prospectus in preparation to sell equity securities, and are not controlled by a company that fulfills either of the first two criteria considered. Under SFAS No. 123(R), the Company is defined as a nonpublic company as we do not have publicly traded equity securities. Our Company has publicly traded debt securities and therefore has met the criteria of a nonpublic company under SFAS No. 123(R).

The valuation method that the Company used under SFAS No. 123 dictated the transition method that the Company used under SFAS No. 123(R). As permitted under SFAS No. 123, the Company valued its stock options at the grant date using the minimum value method and disclosed those amounts in its pro forma footnote disclosures. Because the Company used the minimum value method under SFAS No. 123, we adopted SFAS No. 123(R) using the prospective transition method and therefore, prior periods were not restated and we have not recognized in the financial statements the remaining compensation cost calculated under the minimum value method, as permitted by paragraph 83 of SFAS No. 123(R).

Under the prospective method, only new awards (or awards modified, repurchased, or cancelled after the effective date) are accounted for under the provisions of SFAS No. 123(R). We will continue to account for the outstanding awards under APB 25 until they are settled. Since the adoption of SFAS No. 123(R), the Company did not grant new awards or modify any existing awards that were granted under SFAS No. 123 and as such no compensation expense has been recorded.

Earnings per share (EPS)

The Company accounts for earnings per share in accordance with SFAS No. 128, “Earnings Per Share” and related guidance, which requires two calculations of earnings per share (EPS) to be disclosed: basic EPS and diluted EPS. The Company presents EPS information using the two-class method as the Class L shares participate in distributions together with the Class A shares after the payment of the Class L preferential rights.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The Class L common stock has preferential rights over the Class A common stock whereby the Class L common stock is entitled to receive their original investment plus a 10% yield compounded quarterly on their original investment before the Class A common stock participates in company distributions. After payment of all preferential rights attributable to the Class L common stock, each share of the Class A common stock and Class L common stock will participate ratably in all distributions by the Company to the shareholders of its capital stock.

The numerator in calculating Class L basic and diluted EPS is equal to the Class L preference amount of $475 and $431 for the three months ended June 30, 2006 and 2005, and the Class L preference amount of $939 and $2,281 for the six months ended June 30, 2006 and 2005, respectively. The Company did not allocate remaining losses in accordance with EITF 03-6, “Participating Securities and the Two-Class Method under SFAS No. 128,” because of its preferential rights over Class A. The numerator in calculating Class A basic and dilutive EPS is an amount equal to consolidated net (loss) increased for the aforementioned Class L preference amount.

The denominator in calculating both classes of basic EPS is the weighted average shares outstanding for each respective class of shares.

The following is the calculation of earnings per share using the two-class method:

	Three months ended June 30, 2006	Three months ended June 30, 2005
Net (loss) available to common shareholders	$(1,838)	$(1,822)
Allocation of net income (loss) to common shareholders:
Class A	$(2,313)	$(2,253)
Class L	$475	$431

The following is a reconciliation of the basic number of common shares outstanding to the diluted number of common and common stock equivalent shares outstanding:

	Three months ended June 30, 2006	Three months ended June 30, 2005
Weighted average number of common and potential common Class A shares outstanding:
Basic number of common Class A shares outstanding	43,955,315	43,975,433
Dilutive effect of stock option grants	—	—
Diluted number of common and potential common Class A shares outstanding	43,955,315	43,975,433
Weighted average number of common and potential common Class L shares outstanding:
Basic number of common Class L shares outstanding	4,883,926	4,886,161
Dilutive effect of stock option grants	—	—
Diluted number of common and potential common Class L shares outstanding	4,883,926	4,886,161

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Three months ended June 30, 2006	Three months ended June 30, 2005
Earnings (loss) per common share:
Class A – Basic	$(0.05)	$(0.05)
Class A – Diluted	$(0.05)	$(0.05)
Class L – Basic	$0.10	$0.09
Class L – Diluted	$0.10	$0.09

	Six months ended June 30, 2006	Six months ended June 30, 2005
Net (loss) available to common shareholders	$(3,128)	$(4,724)
Allocation of net income (loss) to common shareholders:
Class A	$(4,067)	$(7,005)
Class L	$939	$2,281

The following is a reconciliation of the basic number of common shares outstanding to the diluted number of common and common stock equivalent shares outstanding:

	Six months ended June 30, 2006	Six months ended June 30, 2005
Weighted average number of common and potential common Class A shares outstanding:
Basic number of common Class A shares outstanding	43,965,374	43,975,433
Dilutive effect of stock option grants	—	—
Diluted number of common and potential common Class A shares outstanding	43,965,374	43,975,433
Weighted average number of common and potential common Class L shares outstanding:
Basic number of common Class L shares outstanding	4,885,044	4,886,161
Dilutive effect of stock option grants	—	—
Diluted number of common and potential common Class L shares outstanding	4,885,044	4,886,161

	Six months ended June 30, 2006	Six months ended June 30, 2005
Earnings (loss) per common share:
Class A – Basic	$(0.09)	$(0.16)
Class A – Diluted	$(0.09)	$(0.16)
Class L – Basic	$0.19	$0.47
Class L – Diluted	$0.19	$0.47

On April 1, 2005, the Company granted 4,039,372 of Class A stock options and 448,819 Class L stock option to employees at a “strip” exercise price of $6.35. All options granted during the period were outstanding but were not included in a calculation of diluted earnings per share as the effect of stock options would be antidilutive.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Pro Forma Earnings (Loss) Per Share

The Proforma earnings (loss) per share has been computed to give effect to the conversion of the Class L Shares into Class A Shares upon consummation of the initial public offering. Each share of Class C will convert to              shares of Class A.

	Three months ended June 30, 2006	Six months ended June 30, 2006
Net (Loss)
Weighted average Class A common shares outstanding

And:
Adjustments to reflect weighted average conversion of Class L shares into Class A shares.

Pro forma earnings (loss) per share

Pro Forma Stockholders Equity

The June 30, 2006 Pro Forma balance sheet reflects the recapitalization of the Company upon consummation of this offering. All outstanding shares of our Class A and Class L common stock will convert to a single class of common stock.

Recently Issued Accounting Standards

The Financial Accounting Standards Board (FASB) recently issued SFAS No. 155, SFAS No. 156, and FASB Interpretation No. 48, all of which are summarized below.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB Statement No. 133 and 140. In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS No. 155 simplifies the accounting for certain hybrid financial instruments that contain an embedded derivative that otherwise would have required bifurcation. SFAS No. 155 also eliminates the interim guidance in FASB Statement No. 133, which provides that beneficial interest in securitized financial assets is not subject to the provisions of FASB Statement No. 133. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Company will be January 1, 2007. The Company does not believe that the adoption of SFAS No. 155 will have a material effect on its consolidated financial position or results of operations.

SFAS No. 156, “Accounting for Servicing of Financial Assets—An Amendment of FASB Statement No. 140. In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Company will be as of the beginning of fiscal 2007. The Company does not believe that the adoption of SFAS No. 156 will have a material effect on its consolidated financial position or results of operations.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109.” In July 2006, the Financial Accounting Standards Board (FASB) issued FIN 48 which prescribes a model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. FIN 48 is effective for annual periods beginning after December 15, 2006. The Company is currently evaluating the impact this statement will have on its consolidated financial position or results of operations.

2. Inventories:

Inventories consist of the following:

	June 30, 2006	December 31, 2005
Raw materials	$18,885	$14,076
Spare parts	6,637	6,952
Finished products	50,238	55,253

	$75,760	$76,281

3. Other Current Assets:

Other current assets consist of the following:

	June 30, 2006	December 31, 2005
Creditable taxes (value added taxes)	$9,050	$6,052
Prepaid income taxes	1,515	5,350
Prepaids	6,959	9,889
Other	1,446	1,318

	$18,970	$22,609

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

4. Intangibles and Other Assets, net:

Intangibles and other assets consist of the following:

	Useful life (years)	June 30, 2006	December 31, 2005
Supply agreement, net of accumulated amortization of $3,871 for 2006 and $2,842 for 2005	2.5	$1,029	$2,058
Developed technology and application patents, net of accumulated amortization of $3,549 for 2006 and $2,606 for 2005	10-20	33,051	33,994
Customer relationships, net of accumulated amortization of $952 for 2006 and $699 for 2005	20	9,148	9,401
Tradenames and license agreements, net of accumulated amortization of $1,220 for 2006 and $895 for 2005	5-20	8,077	8,402
Capitalized software, net of accumulated amortization of $928 for 2006 and $588 for 2005	3-5	2,238	927
Non-compete agreement, net of accumulated amortization of $564 for 2006 and $414 for 2005	2.5	152	300

Total Intangibles		$53,695	$55,082

Deferred financing costs, net of accumulated amortization of $6,906 for 2006 and $4,708 for 2005		$19,026	$21,225
Deferred income taxes		514	1,463

Total other assets		$19,540	$22,688

		$73,235	$77,770

5. Other Current Liabilities:

Other current liabilities consist of the following:

	June 30, 2006	December 31, 2005
Payroll related	$7,341	$9,291
Interest	6,494	7,031
Interest, floating rate senior notes	2,347	2,189
Freight and rebates	3,201	5,006
Benefits and pensions	4,612	7,532
Taxes	5,931	11,741
Legal	487	504
Non-trade payable	2,287	1,771
Other	4,586	4,692

	$37,286	$49,757

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

6. Debt and Interest:

Short-term borrowings and long-term debt consist of the following:

	June 30, 2006	December 31, 2005
Senior credit facility	$188,900	$207,900
Senior subordinated notes	190,000	190,000
Floating rate senior notes	139,480	130,895

	$518,380	$528,795
Less current portion	26,900	20,009

	$491,480	$508,786

The senior credit facility provides for interest based upon a fixed spread above the banks’ prime lending rate or the LIBOR lending rate. The borrowings under the term loan portion of the senior credit facility bear interest at June 30, 2006 at 7.68%. The amount outstanding on the term loan facility as of June 30, 2006 was $188.9 million.

There was no amount outstanding on the revolving portion of the senior credit facility at June 30, 2006. The Company has issued approximately $4.4 million of letters of credit under the sub-facility as of June 30, 2006.

As required by the credit agreement, Innophos, Inc. must maintain 50% of its outstanding debt of its senior credit facility and the Senior Subordinated Notes in fixed rate instruments. As such, on February 3, 2005, Innophos, Inc. executed an interest rate cap derivative instrument. The terms of this derivative instrument is an interest rate cap of 5%, with a reference index based on three month LIBOR, a notional amount of $15 million and is for a term of two years expiring on February 3, 2007. The fair value of this interest rate cap derivative instrument is $49 as of June 30, 2006.

In April 2006, Innophos, Inc. executed two interest rate cap derivative instruments each with a notional amount of $100 million. The terms of the first instrument is an interest rate cap of 7%, a referenced index based on a three month LIBOR and an expiration date of this instrument is April 2009. The fair value of this rate cap derivative instrument is $82 as of June 30, 2006. The second instrument is an interest rate cap of 7%, a referenced index based on a one month LIBOR and an expiration date of this instrument is April 2008. The fair value of this interest rate cap derivative instrument is $16 as of June 30, 2006.

The Company is required within five days from the issuance of the 2006 annual financial statements to make a prepayment of the term loan in an amount equal to 75% of the excess cash flow (as defined in our credit agreement) in addition to the quarterly principal payments. The excess cash flow payment and the required quarterly principal payments are estimated to be $26.9 million as of June 30, 2006.

As of June 30, 2006, management believes the Company is in full compliance with all debt covenant requirements.

The interest installment payable on February 15, 2006 and May 15, 2006 for the Company’s Floating Rate Senior Notes was $4,282 and $4,309, respectively. In lieu of cash, interest payments were made to the holders of the Floating Rate Senior Notes in the form of additional notes. Innophos Investments Holdings, Inc. is dependent on the earnings and distributions from Innophos, Inc. and subsidiaries to fund this obligation.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Total interest cash payments by the Company for all indebtedness for the six month period ended June 30, 2006 and June 30, 2005 was $17,108 and $13,975, respectively.

Interest expense, net consists of the following:

	Three months ended		Six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Interest expense	$12,624	$11,107	$25,308	$20,348
Deferred financing cost	813	812	2,199	1,574
Interest income	(576)	(235)	(1,246)	(340)

Total interest expense, net	$12,861	$11,684	$26,261	$21,582

7. Other Long-term liabilities:

Other long-term liabilities consist of the following:

	June 30, 2006	December 31, 2005
Environmental liabilities	$1,100	1,100
Profit sharing liabilities	560	910
Deferred income taxes	21,250	23,701
Other Liabilities	5,565	2,722

	$28,475	$28,433

8. Income Taxes:

	Six months ended June 30, 2006		Six months ended June 30, 2005
	(Loss) before Income taxes	Income tax expense / (benefit)	(Loss) before Income taxes	Income tax expense/ (benefit)
US	$(9,476)	$140	$(10,816)	$115
Canada/Mexico	6,744	256	9,076	2,869

Total	$(2,732)	$396	$(1,740)	$2,984

Current income taxes		$2,136		$6,002
Deferred income taxes		(1,740)		(3,018)

Total		$396		$2,984

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

A reconciliation of the U.S statutory rate and income tax follows:

	Six months ended June 30, 2006	Six months ended June 30, 2005
Income tax expense (benefit) at the U.S. statutory rate	$(956)	$(609)
State Income taxes (net of federal tax effect)	38	16
Foreign tax rate differential	(2,049)	(169)
Change in valuation allowance	2,834	3,875
Non-deductible permanent items	588	—
Change in tax rates	—	(138)
Other	(59)	9

Provision (Benefit) for income taxes	$396	$2,984

Income taxes paid were $6,395 and $3,767 for the six months ended June 30, 2006 and June 30, 2005, respectively.

9. Commitments and Contingencies:

Environmental

The Company’s operations are subject to extensive and changing federal and state environmental laws and regulations. The Company’s manufacturing sites have an extended history of industrial use, and soil and groundwater contamination have or may have occurred in the past and might occur or be discovered in the future.

Environmental efforts are difficult to assess for numerous reasons, including the discovery of new remedial sites, discovery of new information and scarcity of reliable information pertaining to certain sites, improvements in technology, changes in environmental laws and regulations, numerous possible remedial techniques and solutions, difficulty in assessing the involvement of and the financial capability of other potentially responsible parties and the extended time periods over which remediation occurs. Other than the items listed below, the Company is not aware of material environmental liabilities which are reasonably probable and estimable. As the Company’s environmental contingencies are more clearly determined, it is reasonably possible that amounts accrued may be necessary. However, management does not believe, based on current information, that environmental remediation requirements will have a material impact on the Company’s results of operations, financial position or cash flows.

Under the Agreement of Purchase and Sale between the Company and several affiliates within the Rhodia S.A. Group under which the Company acquired the Phosphates Business and related assets, the Company has certain rights of indemnification from the sellers for breach of representations, warranties, covenants and other agreements. With respect to undisclosed environmental matters, such indemnification rights are subject to certain substantial limitations and exclusions.

In 2004 the Environmental Protection Agency, or EPA, conducted a multi-media inspection and in 2005 asked follow-up questions regarding compliance with air, water and hazardous waste regulations at our Geismar, Louisiana plant. In August 2006, we received a report in connection with that inspection identifying certain areas of concern raised by the EPA regarding the compliance status of certain co-products, materials and wastes under the EPA’s hazardous waste regulations. Management believes that we operate our Geismar facility in compliance with all applicable laws and regulations, including those of the EPA, and will respond to the report correcting errors, providing additional information and explaining why our operations meet all applicable regulations or qualify for certain exemptions or exclusions.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Future environmental spending is probable at our site in Nashville, Tennessee, the eastern portion of which had been used historically as a landfill, and a western parcel previously acquired from a third party, which previously housed, but no longer does, a fertilizer and pesticide manufacturing facility. We have an estimated liability with a range of $0.9-$1.2 million. The remedial action plan has yet to be finalized, and as such, the Company has a recorded liability, which represents the Company’s best estimate, of $1.1 million as of June 30, 2006.

Litigation

Mexican Tax Claims

On November 1, 2004, our Mexican subsidiary, Innophos Fosfatados, received notice of claims from the Tax Audit and Assessment Unit of the National Waters Commission, or CNA, demanding payment of governmental duties, taxes and other charges for failure to have certain permits allowing extraction of salt water for processing in 1998 and 1999, or Salt Water Claims, and for the underpayment of governmental duties, taxes and other charges for the extraction and use of fresh water from national waterways from 1998 through 2002 at our Coatzacoalcos manufacturing plant, or Fresh Water Claims.

As initially assessed by the CNA, and as shown in the table below, the claims total approximately $139.3 million at current exchange rates as of August 16, 2006.

Tax Item	Salt Water Claims	Fresh Water Claims	Total
	(dollars in millions)
Basic Charges	$27.5	$10.7	$38.2
Interest, Inflation and Penalties	80.7	20.4	101.1

Total	$108.2	$31.1	$139.3

Management believes that Innophos Fosfatados has valid bases for challenging the amount of the CNA claims and we are vigorously defending the matter.

CNA Administrative Proceedings; Appeals. On January 17, 2005, Innophos Fosfatados filed documents with the CNA seeking revocation and dismissal of all claims. On August 29, 2005, the CNA rejected the substantive challenges filed by Innophos Fosfatados as to the Fresh Water Claims (although the CNA agreed that certain corrections were required as to its surcharge calculations), confirming their original claims. In addition, on technical grounds, the CNA ordered the revocation of the resolutions containing the Salt Water Claims in order to correct certain errors, and consequently did not address the substantive challenges. As a result of these rulings, the CNA’s original assessments currently stand at $31.1 million for the Fresh Water Claims and $0 for the Salt Water Claims. CNA has, however, reserved its right to issue new resolutions correcting the technical errors as to

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

both the Fresh Water and Salt Water Claims. On November 3, 2005, Innophos Fosfatados filed appeals with the Mexican Federal Court of Fiscal and Administrative Justice challenging all CNA’s claims and CNA’s recent rulings, including a discretionary appeal seeking a court ruling on the Company’s substantive challenges to the Salt Water Claims. CNA’s responses to the appeals have been filed, and Innophos Fosfatados has filed its counter-response. The timing of a decision is not known.

Rhodia Indemnification. Under the terms of the purchase and sale agreement, or the Rhodia Agreement, under which our business was purchased on August 13, 2004, we received indemnification against, among other things, claims for Mexican Taxes (as such term is defined in the Rhodia Agreement) such as those alleged by CNA, as well as any additional duties, taxes and charges which may be assessed by the CNA for the period after 2002 but arising on or before the August 13, 2004 closing date of the acquisition of the Company. Rhodia has acknowledged its responsibility for such claims, but under a reservation of rights, and has assumed control of the defense of the CNA claims. We asserted that we are entitled to full indemnification for liabilities relating to Taxes and for breach of covenants under the Rhodia Agreement (concerning a known, undisclosed CNA audit). Rhodia has disagreed, asserting instead that the applicable indemnification under the Rhodia Agreement would be for breach of representations and warranties, which would in turn subject the liabilities relating to the CNA claims to a deductible amount of $15.9 million and a cap of $79.5 million above that deductible amount.

On December 16, 2004, we sued Rhodia in the Supreme Court for the State of New York in New York County seeking a determination that we are entitled to full indemnification under the Rhodia Agreement. We filed a motion for summary judgment with the court, seeking declarations that the CNA claims are Taxes under the Rhodia Agreement, and that Rhodia is obligated to provide any necessary security to guarantee the claims to the Mexican government. The Court entered an Order granting our summary judgment motion on both counts on June 13, 2005. Rhodia has appealed the Order to the New York State Supreme Court Appellate Court Division, First Department. Briefing and oral argument before the Court has been completed, and the matter has been submitted for decision. The timing of a decision is not known.

Security Pending Challenges. Security for the full amount of the matter in dispute, which approximates $153.0 million with inflation and surcharge values projected to June 2006 (updated security amount is approximately $164.4 million at current exchange rates as of August 16, 2006 projected to February 2007), was required by June 17, 2005. In light of the recent technical revocation of the Salt Water Claims, we are advised that the amount of security required would be reduced to $35.7 million at current exchange rates as of August 16, 2006. We believe the posting of such security was an obligation of Rhodia under the New York court ruling (referenced above). Rhodia has acknowledged its obligation to post such security (subject to appeal), but is taking the position that security is not currently required. If Rhodia does not or cannot timely post security, it is possible that Innophos Fosfatados will have to do so. There are multiple types of acceptable security, the most common type of security being an asset backed mortgage. In the event the Mexican Ministry of Finance determines that security was not provided in a timely manner, or that Innophos Fosfatados was otherwise not satisfying security requirements, the Ministry of Finance could seize certain Innophos Fosfatados’ assets or appoint a surveyor with certain administrative powers over Innophos Fosfatados’ assets and operations to ensure compliance pending appeals.

Further Proceedings. A final determination of the matter may require appeals to the Mexican Supreme Court and possible remands to the CNA or to lower courts, which might continue for several years. In the event that the CNA were to issue a full set of new resolutions confirming the original Salt Water Claims and Fresh Water Claims, and appeals were to be decided against us, we could be required to pay a judgment for the entire amount of the CNA claims (which could include accrual of additional interest and inflationary adjustments, as

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

well as charges for periods after 2002, which management estimates under current operating conditions at approximately $2.1 million of additional basic charges per year, excluding interest, inflation adjustments, and penalties). To the extent such judgments are not paid by Rhodia, this would be material to our results of operations, financial condition and cash flows. If such obligation were to fall upon us, at the present time we could not meet that obligation from our current assets, and would be required to raise sufficient capital or sell assets.

As of the date hereof, based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of June 30, 2006. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate. The ultimate liability amount could be material to our results of operations and financial condition. Furthermore, Rhodia has a significant amount of debt, a non-investment grade credit rating and has reported losses for fiscal years 2003, 2004 and 2005. As a result, there can be no assurance that we will ultimately collect amounts due from Rhodia (whether partially or fully) under the indemnification rights in the Rhodia Agreement.

Mexican Water Recycling System – PAMCAR Agreement

Innophos Fosfatados is the successor to an agreement with the CNA (originally entered into in 1997 by Albright & Wilson-Troy de Mexico, S.A. de C.V., succeeded in 2000 by Rhodia Fosfatados de Mexico, S.A. de C.V.) to construct a water recycling system to reduce water effluents into the Gulf of Mexico, to comply with applicable discharge limits and regulations, and to reuse at least 95% of the water derived from the production processes at the Coatzacoalcos facility (the “PAMCAR Agreement”). The PAMCAR Agreement required that such action plans be completed by December 31, 2004. Under the terms of the PAMCAR Agreement and subject to compliance by Innophos Fosfatados, the CNA temporarily exempted Innophos Fosfatados from the payment of certain waste water discharge duties and related charges, which would normally have been payable.

All of the equipment to recycle water was in place and in operating condition as of December 31, 2004. On January 10, 2005, Innophos Fosfatados notified the CNA of its position that as of December 31, 2004, it complies with the applicable requirements of the PAMCAR Agreement. Management is advised by Mexican environmental counsel that compliance with the discharge limits aspect of the CNA agreement should be based upon limits which were issued in 2005.

Innophos Fosfatados’ relevant waste water discharges were the subject of a study by the National University of Mexico, which concluded in October 2004 that such discharges do not adversely impact the receiving water bodies or the environment. In addition to a previous request by Innophos Fosfatados to update the relevant waste water discharge permit with new operating information, in October 2004, Innophos Fosfatados filed a petition with the CNA to reflect the results of the university study and to revise discharge limits which the now-improved operations can satisfy. In 2005, Innophos Fosfatados has received a government authorization known as a Concession Title (containing a waste water discharge permit and limits) granting the requested relief as to all discharge limits.

CNA regional officials may take the position that compliance with the PAMCAR Agreement will be determined by the previous Concession Title. Consequently, while Mexican counsel has advised us that compliance should be determined upon the new, revised, discharge limits as a matter of applicable law, CNA regional officials could find that Innophos Fosfatados was not in compliance for the duration of the PAMCAR Agreement. In the event Innophos Fosfatados is found not to be in compliance with the PAMCAR Agreement’s

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

terms and deadlines, the exempted duties and related charges through December 31, 2004, could be reinstated. Innophos Fosfatados management estimates that the amount of exempted duties and related charges through December 31, 2004 may range up to $10.6 million at current exchange rates as of August 16, 2006 (including inflation and interest). In addition, management is advised that it is possible under applicable law that a penalty could be imposed of up to an additional $11.3 million at current exchange rates as of August 16, 2006. Management believes that the above amounts represent the upper range of possible liability based on a finding of noncompliance. The estimates above for exempted duties, charges and penalties are based on a finding that Innophos Fosfatados exceeded discharge limits related to pH levels specified in certain Mexican tax regulations or Tax Tables. If violations instead are based on different Tax Table discharge limits, such as discharge limits relating to phosphorus, the estimated ranges of estimated exempted duties, charges and penalties above could be significantly reduced. Management does not currently know whether the CNA will make a finding of noncompliance as to any aspect of the PAMCAR Agreement or what discharge limits would constitute the basis for a finding of noncompliance as to water quality requirements.

Based upon currently available information and advice of counsel, management would take appropriate steps to challenge any such claim before the CNA and/or Mexican courts, and if any such claim were presented, evaluate potential indemnification rights against Rhodia. As of the date hereof, based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of June 30, 2006. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate.

Other Legal Matters

In June 2005, Innophos Canada, Inc. was contacted by representatives of The Mosaic Company, or Mosaic (formerly IMC Global, now believed to be a unit of Cargill Corporation) seeking a meeting to discuss the status of an ongoing remedial investigation and clean-up Mosaic is conducting at its currently closed fertilizer manufacturing site located north of Innophos Canada’s Pt. Maitland, Ontario Canada plant site. The remediation is being overseen by the Provincial Ministry of Environment or MOE. Mosaic stated that in their view we and Rhodia (our predecessor in interest) were responsible for some phosphorus compound contamination at a rail yard between the Innophos Canada, Inc. and Mosaic sites, and will be asked to participate in the clean-up. Our management has determined that this contingent liability is neither probable nor estimable at this time, but liability is reasonably possible. We have notified Rhodia of the Mosaic claim under the Rhodia Agreement under which we purchased our business, and we are seeking indemnification. Rhodia has declined the claim stating that we have not provided sufficient information. We will continue to investigate and defend the claim through Canadian counsel.

In connection with the transaction creating our corporate structure, upon the closing of the transaction Innophos, Inc. and various Rhodia entities entered into Sales Representative Agreements for the sale of certain Innophos, Inc. products in various countries (other than North America). On September 29, 2004, Innophos, Inc. issued notices of termination under all such agreements, effective January 1, 2005. The Rhodia entities have claimed that they are entitled to indemnity payments equal to one-year’s commissions under the Agreements, totaling approximately $1.4 million. We believe the indemnity payment applies solely to commissions on sales made after closing through August 31, 2004, which would total approximately $3,000. We believe we have meritorious defenses, and intend to contest liability vigorously.

In addition, we are party to numerous legal proceedings that arise in the ordinary course of our business. Except as to the matters specifically disclosed herein, we do not believe that these legal proceedings represent

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

probable or reasonably possible liabilities. However, the results of these matters cannot be predicted with certainty and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, results of operations, financial condition, and/or cash flows.

Other contingencies

On July 19, 2006, Innophos Holdings, Inc. filed a Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission for a proposed initial public offering of its common stock with a proposed maximum aggregated offering price of $150 million. Although the registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission, the registration statement has not yet become effective. In the event of consummation of this offering, the net proceeds of this offering will assume underwriting discounts and commissions and other expenses related to the offering. In addition, in the event of consummation of this offering, it’s expected that the Innophos, Inc. advisory agreement with our sponsor will terminate and our sponsor will receive a termination fee of approximately $12 -$13 million. As of June 30, 2006 the expenses related to the proposed initial public offering were $0.3 million.

This Quarterly Report on Form 10-Q shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Innophos Holdings, Inc. nor shall there by any sale of those securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The consummation of the initial public offering is subject to various contingencies, including market conditions. There can be no assurance that the initial public offering and the related transactions will be completed on the terms described in the Form S-1 or at all.

In connection the acquisition of our business from Rhodia, we entered into certain ancillary agreements concerning transitional matters, and continuation of certain transactions and services between the two companies. One such agreement is the Utilities and Services Agreement (Silica—Chicago Heights) (“U&S Agreement”) under which our Chicago Heights facility continues to provide Rhodia’s silica plant certain services. Prior to the acquisition, our Chicago Heights phosphates facility and Rhodia’s Chicago Height’s silica plant were part of the same site and certain infrastructure and operations were integrated. Under the U&S Agreement certain utilities (electricity and natural gas) were to be separated following an initial one-year transition period (subject to extension), and other services were to continue for other terms (e.g., water for 5 years and steam for 10 years). Following an internal review of tax compliance, we identified issues as to whether the transactions under the U&S Agreement might be subject to certain sales, use and other state and local taxes. Management believes that our role under the U&S Agreement as to utilities has been to continue to acquire utilities on Rhodia’s behalf, subject to reimbursement for actual cost, and that otherwise the nature of these post-acquisition transition services would not constitute a sale of these commodities or services subject to such taxes. Therefore, we believe this contingent matter does not represent a probable liability. Furthermore, should it be ultimately determined that such services are subject to such state and local taxes, we believe we can invoice Rhodia and obtain reimbursement of such taxes from Rhodia under the U&S Agreement. The current total amount of this contingent liability since our acquisition of the business from Rhodia as of August 13, 2004, is approximately $0.8 million, not including interest and penalties. We are working with Rhodia’s representatives to separate utilities and otherwise confirm the non-taxable nature of these services as to both prior and future periods.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

10. Pension:

Net periodic benefit expense for the US plans for the three months ended June 30, 2006:

	2006
	Pension Plan	Other post-retirement benefits	Total
Service cost	$91	$83	$174
Interest cost	29	24	53
Expected return on assets	(4)	72	68
Amortization of prior service cost	34	—	34
Amortization of unrecognized (gains)/losses	—	(35)	(35)

Net periodic (benefit)/expense	$150	$144	$294

Net periodic benefit expense for the U.S. plans for the three months ended June 30, 2005:

	2005
	DB Pension Plan	Other benefits	Total
Service cost	$71	$37	$108
Interest cost	29	46	75
Expected return on assets	(5)	—	(5)
Amortization of prior service cost (gains)/losses	41	72	113

Net periodic (benefit)/expense	$136	$155	$291

Net periodic benefit expense for the US plans for the six months ended June 30, 2006:

	2006
	Pension Plan	Other post-retirement benefits	Total
Service cost	$182	$166	$348
Interest cost	58	48	106
Expected return on assets	(8)	144	136
Amortization of prior service cost	68	—	68
Amortization of unrecognized (gains)/losses	—	(70)	(70)

Net periodic (benefit)/expense	$300	$288	$588

Net periodic benefit expense for the US plans for the six months ended June 30, 2005:

	2005
	DB Pension Plan	Other benefits	Total
Service cost	$142	$74	$216
Interest cost	58	92	150
Expected return on assets	(10)	—	(10)
Amortization of prior service cost (gains)/losses	82	144	226

Net periodic (benefit)/expense	$272	$310	$582

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

We made our entire cash contributions of $1.7 million for the year to our U.S. defined contribution plan during the first quarter of 2006 for the plan year 2005. The U.S. defined benefit cash contributions will be approximately $0.1 million for 2006.

Net periodic benefit expense for the Canadian plans for the three months ended June 30, 2006:

	2006
	Pension Plan	Other post-retirement benefits	Total
Service cost	$54	12	$66
Interest cost	95	11	106
Expected return on assets	(101)	—	(101)
Amortization of initial transition obligation	—	4	4
Amortization of unrecognized (gains)/losses	18	8	26

Net periodic (benefit)/expense	$66	$35	$101

Net periodic benefit expense for the Canadian plans for the three months ended June 30, 2005:

	2005
	DB Pension Plan	Other benefits	Total
Service cost	$38	$9	$47
Interest cost	78	7	85
Expected return on assets	(86)	—	(86)
Amortization of initial transition obligation	—	7	7
Amortization of (gains)/losses	1	—	1

Net periodic (benefit)/expense	$31	$23	$54

Net periodic benefit expense for the Canadian plans for the six months ended June 30, 2006:

	2006
	Pension Plan	Other post-retirement benefits	Total
Service cost	$108	24	$132
Interest cost	190	22	212
Expected return on assets	(202)	—	(202)
Amortization of initial transition obligation	—	8	8
Amortization of unrecognized (gains)/losses	36	16	52

Net periodic (benefit)/expense	$132	$70	$202

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Net periodic benefit expense for the Canadian plans for the six months ended June 30, 2005:

	2005
	DB Pension Plan	Other benefits	Total
Service cost	$76	$18	$94
Interest cost	156	14	170
Expected return on assets	(172)	—	(172)
Amortization of initial transition obligation	—	14	14
Amortization of (gains)/losses	2	—	2

Net periodic (benefit)/expense	$62	$46	$108

We made cash contributions to our Canadian defined benefit plan of $0.6 million during the six months ended June 30, 2006. We expect to make cash contributions to our Canadian defined benefit plans of $0.5 million during the remainder of 2006.

11. Segment Reporting:

The company discloses certain financial and supplementary information about its reportable segments, revenue by products and revenues by geographic area. Operating segments are defined as components of an enterprise about which separate discrete financial information is evaluated regularly by the chief operating decision maker, in order to decide how to allocate resources and assess performance. The primary key performance indicators for the chief operating decision maker are Sales and EBITDA. The Company reports its operations in three reporting segments—United States, Mexico and Canada, each of which sells the entire portfolio of products.

For the three months ended June 30, 2006	United States	Mexico	Canada	Eliminations	Total
Sales	$79,625	$51,888	$7,768	$—	$139,281
Intersegment sales	7,327	5,994	14,819	(28,140)	—

Total sales	86,952	57,882	22,587	(28,140)	139,281

EBITDA	$9,353	$12,964	$1,606	—	$23,923

Reconciliation of EBITDA to net (loss)
EBITDA					23,923
Depreciation and amortization					11,634
Amortization of deferred financing charges					813
Interest expense, net					12,048
Income tax expense (benefit)					1,266

Net Income (Loss)					$(1,838)

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

For the three months ended June 30, 2005	United States	Mexico	Canada	Eliminations	Total
Sales	$82,398	$43,677	$7,892	$—	$133,967
Intersegment sales	9,066	7,946	10,784	(27,796)	—

Total sales	91,464	51,623	18,676	(27,796)	133,967

EBITDA	$11,554	$10,130	$739	—	$22,423

Reconciliation of EBITDA to net (loss)
EBITDA					22,423
Depreciation and amortization					11,206
Amortization of deferred financing charges					813
Interest expense, net					10,871
Income tax expense (benefit)					1,355

Net Income (Loss)					$(1,822)

For the six months ended June 30, 2006	United States	Mexico	Canada	Eliminations	Total
Sales	$158,589	$96,560	$14,467	$—	$269,616
Intersegment sales	18,095	10,356	31,044	(59,495)	—

Total sales	176,684	106,916	45,511	(59,495)	269,616

EBITDA	$23,645	$19,737	$2,919	—	$46,301

Reconciliation of EBITDA to net (loss)
EBITDA					46,301
Depreciation and amortization					22,772
Amortization of deferred financing charges					2,199
Interest expense, net					24,062
Income tax expense (benefit)					396

Net Income (Loss)					$(3,128)

For the six months ended June 30, 2005	United States	Mexico	Canada	Eliminations	Total
Sales	$165,077	$91,527	$15,583	$—	$272,187
Intersegment sales	16,476	17,885	24,225	(58,586)	—

Total sales	181,553	109,412	39,808	(58,586)	272,187

EBITDA	$20,712	$20,204	$1,449	—	$42,365

Reconciliation of EBITDA to net (loss)
EBITDA					42,365
Depreciation and amortization					22,523
Amortization of deferred financing charges					1,574
Interest expense, net					20,008
Income tax expense (benefit)					2,984

Net Income (Loss)					$(4,724)

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee and the NASD fee are estimated. The missing amounts will be filed by amendment.

SEC Registration Fee		$16,050
NYSE Listing Fee		*
National Association of Securities Dealers Fee		15,500
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Printing Fees and Expenses		*
Blue Sky Fees and Expenses		10,000
Miscellaneous		*

Total	$	*

*	To be provided by amendment

Item 14. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial determination that such person is fairly and reasonably entitled to indemnity to the corporation and to its creditors in the event of its dissolution or insolvency at any time within 6 years after paying such unlawful dividend if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable to the corporation and to its creditors for such actions in the event of the corporation’s dissolution or insolvency at any time within 6 years after paying such unlawful dividend, stock purchase or redemption. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Bain Capital has purchased insurance on behalf of any person who, during the applicable policy period, is or was a director or officer of Innophos Holdings, Inc., or its subsidiaries (or an employee or agent of same serving in a similar capacity), or is or was serving at the request of Innophos Holdings, Inc. or its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any covered liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Innophos Holdings, Inc. or its subsidiaries would have the power to indemnify him against such liability under the provisions of relevant bylaws or certificate of incorporation, as amended, subject in each case to the exclusions and limitations set forth in the applicable policy. In connection with the consummation of this offering, Innophos Holdings, Inc. intends to purchase a replacement policy with like coverage.

Upon consummation of this offering, Article Eight, Section 1 of Innophos Holdings, Inc.’s Second Amended and Restated Certificate of Incorporation provides as follows:

ARTICLE EIGHT

Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Eight, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Eight shall be a contract right and, subject to Sections 2 and 5 of this Article Eight, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed as part of this Registration Statement.

See the attached Exhibit Index.

(b) Financial Statement Schedules.

Schedule I—Condensed Financial Information of the Registrant.

SCHEDULE I

CONDENSED FINANCIAL STATEMENTS OF INNOPHOS HOLDINGS, INC.

INNOPHOS HOLDINGS, INC.

Condensed Balance Sheets

(Dollars in thousands)

	December 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$183	$—
Accounts receivable—trade	—	—
Inventories	—	—
Other Current Assets	—	—

Total Current Assets	183	—
Property, plant and equipment, net	—	—
Goodwill	—	—
Investment in subsidiaries	10,603	138,725
Intangibles and other assets, net	—	—

Total assets	$10,786	$138,725

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—
Accounts payable:
Other current liabilities	—	—

Total current liabilities	—	—
Long-term debt	—	—
Other long-term liabilities	—	—

Total liabilities	—	—
Commitments and contingencies
Stockholder’s equity	10,786	138,725

Total stockholder’s equity	10,786	138,725

Total liabilities and stockholder’s equity	$10,786	$138,725

SCHEDULE I (continued)

INNOPHOS HOLDINGS, INC.

Condensed Statement of Operations

(Dollars in thousands)

	Year ended December 31, 2005	August 14, 2004 to December 31, 2004
Net sales	$—	$—
Cost of goods sold	—	—

Gross profit

Operating expenses:
Selling, general and administrative	—	—
Research & Development Expenses	—	—

Total operating expenses	—	—

Operating income	—	—
Interest expense, net	(11)	—
Foreign exchange (gains)/losses	—	—
Other expense (income), net	—	—
Equity loss	11,704	775

Income (loss) before income taxes	(11,693)	(775)
Provision (benefit) for income taxes	—	—

Net income (loss)	$(11,693)	$(775)

SCHEDULE I (continued)

INNOPHOS HOLDINGS, INC.

Condensed Statements of Cash Flows

(Dollars in thousands)

	Year ended December 2005	August 14, 2004 to December 2004
Cash Flows from operating activities
Net income (loss)	$(11,693)	$(775)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	—
Amortization of deferred financing charges	—	—
Deferred income taxes/(benefit)	—	—
Deferred profit sharing	—	—
Equity loss	11,704	775
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable	—	—
(Increase)/decrease in inventories	—	—
(Increase)/decrease in other current liabilities	—	—
(Decrease)/increase in accounts payable	—	—
(Decrease)/increase in other current liabilities	—	—
Changes in other long-term assets, liabilities and other comprehensive income (loss), net	—	—

Net cash provided from/(used in) operating activities	11	—

Cash flows from investing activities:
Capital expenditures	—	—
Investment in subsidiaries	115,487	(139,923)

Net cash provided from/(used in) operating activities	115,487	(139,923)

Cash flows from financing activities:
Capital contribution	272	139,923
Distribution to stockholders	(115,587)	—

Net cash provided from/(used for) financing activities	(115,315)	139,923

Net change in cash	183	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$183	$—

Basis of Presentation

Innophos Holdings, Inc. is a holding company that conducts substantially all of its business operations through its subsidiaries.

There are significant restrictions on the Company’s ability to obtain funds from any of its subsidiaries through dividends, loans or advances. Accordingly, the condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, the Company’s investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with Innophos Holdings, Inc. audited consolidated financial statements included elsewhere herein.

Distributions

On February 10, 2005, we completed a distribution of $115.6 million to shareholders of the Class L common stock. As required by the Company’s by-laws, each distribution made to the holders of the Common

Stock is required to be prioritized to Class L shareholders. The shareholders of the Class L common stock are entitled to receive the accumulated unpaid yield and the return of original cost prior to any type of distribution to the Class A common stock to shareholders.

Recapitalization

Innophos Holdings, Inc.’s Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with an initial public offering of Innophos Holdings, Inc.’s common stock. All of the outstanding shares of Class A Common Stock and Class L Common Stock will be converted into a new class of Common Stock upon the initial public offering.

Debt

Innophos Holdings, Inc. has no direct debt obligations, but its subsidiaries have debt. For a discussion of the debt obligations of Innophos Holdings, Inc.’s subsidiaries, see Note 9 in the audited consolidated financial statements included elsewhere in this Registration Statement on Form S-1 and Note 6 in the unaudited condensed consolidated financial statements included elsewhere in this Registration Statement on Form S-1.

Commitments and Contingencies

Innophos Holdings, Inc. has no direct commitments and contingencies, but its subsidiaries have direct commitments and contingencies. For a discussion of the commitments and contingencies of Innophos Holdings, Inc.’s subsidiaries, see Note 16 Commitments and Contingencies in the audited consolidated financial statements included elsewhere in this Registration Statement on Form S-1 and Note 9 Commitments and Contingencies in the unaudited condensed consolidated financial statements included elsewhere in this Registration Statement on Form S-1.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

1.	For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Cranbury, State of New Jersey, on September 8, 2006.

INNOPHOS HOLDINGS, INC.

By:	/s/ Richard Heyse
Richard Heyse Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

* Randolph Gress	Chief Executive Officer and Director (Principal Executive Officer)	September 8, 2006

/S/ RICHARD HEYSE Richard Heyse	Chief Financial Officer (Principal Financial Officer)	September 8, 2006

* Charles Brodheim	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	September 8, 2006

* Edward Conard	Director	September 8, 2006

* Blair Hendrix	Director	September 8, 2006

* Stephen Zide	Director	September 8, 2006

*By:	/S/ RICHARD HEYSE
Richard Heyse as Attorney-in-Fact

S-1

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement.+

2.1

Purchase Agreement dated June 10, 2004, among Rhodia, Inc., Rhodia Canada Inc., Rhodia de Mexico, S.A. de C.V., Rhodia Overseas Limited, Rhodia Consumer Specialties Limited, Rhodia, S.A. and Innophos, Inc. (f/k/a Phosphates Acquisition, Inc.).†

3.1	Second Amended and Restated Certificate of Incorporation of Innophos Holdings, Inc.+

3.2	Amended and Restated By-Laws of Innophos Holdings, Inc.+

4.1	Form of stock certificate.+

4.2	Stockholders Agreement dated as of August 13, 2004 by and between Innophos Holdings, Inc., the entities set forth on Schedule I attached thereto and the other individuals signatory thereto.†

4.3	Registration Rights Agreement dated as of August 13, 2004 by and between Innophos Holdings, Inc., the entities set forth on Schedule I attached thereto and the other individuals signatory thereto.†

5.1	Opinion of Kirkland & Ellis LLP.+

10.1	Purchase Agreement, by and among Innophos, Inc., the Guarantor listed on Schedule I thereto, UBS Securities LLC and Bear, Stearns & Co., Inc., dated August 3, 2004.†

10.2	Indenture by and between Innophos, Inc., and Wachovia Bank, National Association, dated as of August 13, 2004.†

10.3	Guarantee, dated as of August 13, 2004, among Innophos, Inc., Innophos Mexico Holdings, LLC and Wachovia Bank, National Association.†

10.4	Registration Rights Agreement by and among Innophos, Inc., Bear, Stearns & Co. Inc. and UBS Investment Bank, dated as of August 13, 2004.†

10.5	Deferred Compensation Agreement dated as of August 13, 2004, by and between Randolph Gress and Innophos, Inc.*†

10.6	The Advisory Agreement dated as of August 13, 2004 by and between Innophos Holdings, Inc. and Bain Capital, LLC.†

10.7	Credit Agreement, dated as of August 13, 2004, among Innophos, Inc., Bear Stearns Corporate Lending Inc., National City Bank, UBS Securities LLC and UBS Loan Finance LLC.†

10.8	Guarantee and Collateral Agreement, dated as of August 13, 2004, made by Innophos Holdings, Inc., Innophos, Inc. and certain of its subsidiaries in favor of Bear Stearns Corporate Lending, Inc.†

10.9	First Amendment to the Credit Agreement, dated as of February 2, 2005, among Innophos, Inc., the lenders party to the Credit Agreement and Bear Stearns Corporate Lending, Inc.†

10.10	Agreement, dated as of September 10, 1992, by and between Office Cherifien Des Phosphates and Troy Industrias S.A. de C.V.†

10.11

Soda Ash Supply Contract, dated as of February 29, 1996, by and between OCI Chemical Corporation and Innophos, Inc. (successor and assignee of Rhodia Inc., itself a successor and assignee of Rhone-Poulenc, Inc.), as amended.†

10.12	Purchasing Agreement, dated as of May 31, 2005 by and between Innophos, Inc. and Mississippi Lime Company.†

10.13	Amended and Restated Purified Wet Phosphoric Acid Supply Agreement, dated as of March 23, 2000, by and between Rhodia, Inc. and PCS Purified Phosphates.†

10.14	Amended and Restated Acid Purchase Agreement, dated as of March 23, 2000, among Rhodia, Inc., PCS Sales (USA), Inc. and PCS Nitrogen Fertilizer L.P.†

10.15	Base Agreement, dated as of September 1, 2003, by and between Pemex-Gas y Petroquimica Basica and Rhodia Innophos Fosfatados De Mexico S.A. de C.V.†
10.16	Purchase and Sale Agreement of Anhydrous Ammonia, dated as of April 23, 2001, as amended, by and between Petroquimica Cosoleacaque, S.A. de C.V. and Rhodia Innophos Fosfatados De Mexico, S.A. de C.V.†
10.17	Sulfur Supply Contract, dated as of November 1, 2000, by and Between Pemex Gas Y Petroquimica Basica and Rhodia Innophos Fosfatados de Mexico, S.A. de C.V.†
10.18	Supply Agreement, dated as of June 18, 1998, by and among Colgate Palmolive Company, Inmobiliaria Hills, S.A. de C.V., and Rhone-Poulenc de Mexico, S.A. de C.V.†
10.19	Operations Agreement, made as of the 18th day of June, 1998 by and among Mission Hills, S.A. de C.V, Inmobiliaria Hills. S.A. de C.V., and Rhone-Poulenc de Mexico, S.A. de C.V.†
10.20	Agreement between Innophos, Inc. Chicago Heights Plant and Paper, Allied-Industrial, Chemical & Energy Workers International Union, AFL-CIO CLC Local Union No. 6-765, dated as of January 16, 2005.†
10.21	Agreement between Rhodia Inc. and Local Union No. 912 International Union of Operating Engineers, dated as of April 20, 2004.†
10.22

Article of Agreement between Innophos, Inc. Waterway Plant Chicago, Illinois and Health Care, Professional, Technical, Office, Warehouse and Mail Order Employees Union, Local No. 743, dated as of June 17, 2005.†

10.23	Collective Agreement, by and between Rhodia Canada Inc. Port Maitland Plant and the United Steelworkers of America Local 6304, dated as of May 1, 2003.†
10.24

Collective Labor Contract, by and between Innophos Fosfatados de Mexico, S. de R.L. de C.V. and the Sindicato de Trabajadores de la Industria Quimica, Petroquimica, Carboquimica, Similares y Conexos de la Republica Mexicana, dated February, 2005.†

10.25	Employment Agreement by and between Innophos, Inc. and Randolph Gress dated as of August 13, 2004.*†
10.26	Side Letter by and between Innophos, Inc. and Randolph Gress dated as of July 14, 2006.*‡
10.27	Employment Agreement by and between Innophos, Inc. and Richard Heyse.*†
10.28	Innophos Holdings, Inc. 2005 Executive Stock Option Plan.*†
10.29	Innophos, Inc. Executive, Management and Sales Incentive Plan.*†
10.30	Purchase Agreement, by and between Innophos Investments Holdings, Inc. and Bear, Stearns & Co. Inc., dated February 7, 2005.†
10.31	Indenture by and between Innophos Investments Holdings, Inc., and Wachovia Bank, National Association, dated as of February 10, 2005.†
10.32	Registration Rights Agreement by and between Innophos Investments Holdings, Inc. and Bear, Stearns & Co. Inc., dated as of February 10, 2005.†
21.1	Subsidiaries of Registrant.†
23.1	Consents of PricewaterhouseCoopers LLP, dated September 7, 2006.¥
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).+
23.3	Consent of British Sulphur Consultants, dated September 6, 2006.¥
24.1	Power of Attorney.‡

*	Denotes management contract or compensatory plan or arrangement.

¥	Filed herewith.

+	To be filed by amendment.

†	Previously filed as an Exhibit to Innophos Investment Holdings, Inc. Registration Statement No. 333-129954 on Form S-4, as amended, filed on February 14, 2006.

‡	Previously filed as an Exhibit to our Registration Statement No. 333-135851 on Form S-1, as amended, filed on July 19, 2006.